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As filed with the Securities and Exchange Commission on May 6, 2005

Registration No. 333-122672

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

K&F INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3728 (Primary Standard Industrial Classification Code No.)	34-1614845 (I.R.S. Employer Identification No.)

600 Third Avenue New York, NY 10016 (212) 297-0900 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Kenneth M. Schwartz
President and Chief Executive Officer
K&F Industries, Inc.
600 Third Avenue
New York, NY 10016
(212) 297-0900
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:
Bruce D. Meyer, Esq. Timothy J. Hart, Esq. Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071 (213) 229-7000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant and the co-registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and the co-registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

OTHER REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Aircraft Braking Systems Corporation	Delaware	3728	34-1614846
Aircraft Braking Services, Inc.	Delaware	3728	13-3948591
Engineered Fabrics Corporation	Delaware	3728	22-2970968

PROSPECTUS

Offer To Exchange
All Our Outstanding 7 3/4% Senior Subordinated Notes Due 2014
For Our New 7 3/4% Senior Subordinated Notes Due 2014
Which Have Been Registered Under the Securities Act

This exchange offer will expire at 5:00 p.m., New York City time, on June 6, 2005, unless extended.

  •
  We are offering to exchange new registered 7 3/4% Senior Subordinated Notes due 2014, or the "exchange notes," for all of our outstanding unregistered 7 3/4% Senior Subordinated Notes due 2014, or the "original notes."

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  We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

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  You may withdraw tendered original notes at any time prior to the expiration of the exchange offer.

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  The exchange of original notes will not be a taxable exchange for United States federal income tax purposes.

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  The terms of the exchange notes to be issued are identical in all material respects to those of the original notes, except that transfer restrictions, registration rights and liquidated damages provisions relating to the original notes and provisions relating to an increase in the interest rate borne by the original notes under circumstances related to the timing of this exchange offer do not apply. See the "Description of Notes" section for more information about the exchange notes to be issued in this exchange offer.

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  We will not receive any proceeds from the exchange offer.

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  There is no existing market for the exchange notes to be issued and we do not intend to apply for their listing on any securities exchange.

        The exchange notes involve substantial risks similar to those associated with the original notes. See the section entitled "Risk Factors" beginning on page 17 for a discussion of these risks.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated May 6, 2005.

        This document is based on information provided by us and other sources we believe are reliable. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this document. In making an investment decision, you must rely on your own examination of our business and the terms of this offering and the exchange notes, including the merits and risks involved. We are not making an offer to sell the exchange notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer covered by this prospectus. If given or made such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within

i

the meaning of the Securities Act of 1933, as amended, sometimes referred to herein as the Securities Act. A participating broker-dealer may use this prospectus in connection with resales of the exchange notes where the corresponding original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period not to exceed one year after the exchange date, we will make this prospectus available to any broker-dealer for use in connection with any of those resales. See "The Exchange Offer."

        Neither the U.S. Securities and Exchange Commission, the "SEC," nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cautionary Statement Regarding Forward-Looking Statements

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act including without limitation certain of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The words "believes," "anticipates," "plans," "expects," "intends" and "estimates" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. They include statements relating to:

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  future revenues and expenses;

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  the expected growth of our business;

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  spending by the United States government on defense;

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  future levels of business in the commercial and general aviation industries;

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  competition from other suppliers; and

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  the effect of environmental or similar laws and determinations in lawsuits.

        All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

Industry Data

        When we make statements in this prospectus about our position in our industry or any sector of our industry or about our market share, we are making statements of our belief. This belief is based on data from various sources (including industry publications, surveys and forecasts), on estimates and assumptions that we have made based on that data and other sources and our knowledge of the markets for our products. Information concerning international markets does not include the People's Republic of China or markets previously controlled by the former U.S.S.R., about which accurate information is not readily available. While we believe our third party sources are reliable, we have not independently verified market and industry data provided by third parties. Accordingly, we cannot assure you that any of these assumptions are accurate or that our assumptions correctly reflect our position in our industry.

ii

SUMMARY

        The following summary highlights certain significant aspects of our business and this offering, but you should read this entire prospectus, including the financial data and related notes, before making an investment decision. Unless the context otherwise requires, references in this prospectus to "we," "us," "our," "K&F," "K&F Industries," the "issuer" and the "Company" refer to K&F Industries, Inc., together with its subsidiaries References to "K&F Acquisition" refer to K&F Acquisition, Inc. prior to the merger of K&F Acquisition with and into K&F Industries and to K&F Industries upon and following the consummation of such merger, references to "K&F Parent" refer to K&F Parent, Inc., the indirect parent company of K&F Industries, references to "Intermediate Holdco" refer to K&F Intermediate Holdco, Inc., a wholly owned subsidiary of K&F Parent and the parent company of K&F Industries and the term "notes" refers to the original notes and the exchange notes being offered hereby. References to "Predecessor" refer to periods prior to the merger of K&F Acquisition with and into K&F Industries in connection with the transactions described in "—The Transactions."

K&F Industries, Inc.

        We are a leading global designer and manufacturer of aircraft wheels, brakes, brake control systems and flexible bladder fuel tanks for commercial transport, general aviation and military aircraft. Through our wholly-owned subsidiary, Aircraft Braking Systems Corporation, or "Aircraft Braking Systems," we supply approximately 20% of the worldwide market for aircraft wheels, brakes and brake control systems. Through our wholly-owned subsidiary, Engineered Fabrics Corporation, or "Engineered Fabrics," we supply approximately 60% of the flexible bladder fuel tanks for the worldwide commercial transport and general aviation markets and over 50% of these tanks for the U.S. military aircraft market. During the year ended December 31, 2004 we generated revenues of $353.3 million.

Aircraft Braking Systems

        Aircraft Braking Systems' products are used on approximately 27,000 commercial transport, general aviation and military aircraft worldwide. U.S. and foreign governmental authorities, including the Federal Aviation Administration, or the "FAA," impose strict certification requirements for new aircraft programs, including the wheel and brake systems. Once a manufacturer's wheels and brakes have been installed on an aircraft, these governmental authorities generally require certified replacement parts for such systems be provided by an approved manufacturer. In addition, regional and general aviation aircraft manufacturers typically select one manufacturer to supply original wheels and brakes for an entire fleet of aircraft, and such manufacturer typically becomes the sole source supplier for replacement parts. As a result, for the last ten fiscal years, approximately 75% of Aircraft Braking Systems' revenues were derived from programs supplied on a sole source basis.

        Aircraft manufacturers and wheel and brake suppliers, in conjunction with the FAA, require the replacement of aircraft wheels and brakes at regular intervals, which generally averages once or twice a year for high-cycle commercial aircraft, i.e. regional jets. When Aircraft Braking Systems' products have been certified and installed on an aircraft, we typically generate recurring revenues from sales of replacement parts over the life of the aircraft, which for most modern aircraft is 25 years or longer. As a result, for the last ten fiscal years, more than 75% of Aircraft Braking Systems' revenues were derived from the sale of high-margin replacement parts.

        We believe that Aircraft Braking Systems is the largest supplier of wheels and brakes for (1) high-cycle regional jets, which make more frequent landings than long-range commercial aircraft, (2) high-end general aviation aircraft and (3) the U.S. military. Aircraft Braking Systems also manufactures brake control systems for use on a variety of commercial transport, general aviation and military aircraft. Other products manufactured by Aircraft Braking Systems include helicopter rotor brakes and brake temperature monitoring equipment for various types of aircraft.

        In the commercial transport market, Aircraft Braking Systems' products are used on a broad range of large commercial transport (120 seats or more), regional jet (between 30 and 120 seats) and other commuter aircraft. We provide replacement parts for aircraft manufactured by, among others, Boeing, Airbus, Bombardier and Embraer, as well as to commercial airlines and replacement part distributors. Aircraft Braking Systems' general aviation market includes products for business and personal aircraft (19 seats or less), and its customers include airframe manufacturers such as Gulfstream, Raytheon Aircraft, Learjet, Canadair, Cessna, Dassault and Israeli Aircraft Industries, and distributors such as Aviall. In the military market, Aircraft Braking Systems' products are used on a variety of fighters, training aircraft, transports, cargo planes, bombers and helicopters. Substantially all of our military products are sold to the U.S. Department of Defense, foreign governments and airframe manufacturers, including Lockheed Martin, Boeing, Sikorsky, Bell, Saab and AIDC in Taiwan.

        Some of the fleets of aircraft on which Aircraft Braking Systems' products are used include:

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  Commercial Transport—Boeing DC-9, DC-10, MD-80 and MD-90; Airbus A-321; Fokker F-100/70, F-28 and F-50/60; Bombardier CRJ-100/200, CRJ-700 and CRJ-900; Fairchild Dornier DO-228; Saab 340 and Saab 2000; and Embraer 170, 175, 190 and 195.

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  General Aviation—Gulfstream G-I, G-II, G-III, G-IV, G-350 and G-450; Dassault Falcon 900EX EASy and 7X; Learjet 31A and 60; and Bombardier CL600/601/604.

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  Military—Northrop Grumman F-14 fighter; Lockheed Martin F-16 fighter and C-130 transport; and Boeing B-1B bomber.

        During the year ended December 31, 2004, 83% of our total revenues were derived from sales made by Aircraft Braking Systems.

Engineered Fabrics

        We believe Engineered Fabrics is the leading worldwide manufacturer of flexible bladder fuel tanks for aircraft and helicopters, supplying approximately 60% of the flexible bladder fuel tanks for the worldwide commercial transport and general aviation markets and over 50% of these tanks for the U.S. military. With its proprietary technology, Engineered Fabrics is the only FAA-certified supplier of polyurethane manufactured fuel tanks in the United States, which feature "selfsealing" technology that significantly reduces the potential for fires, leaks and spilled fuel following a crash.

        Some of the fleets of aircraft on which Engineered Fabrics' flexible bladder fuel tanks are used include:

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  Fixed-Wing Military Aircraft—F-18 C/D and E/F, F-14, F-15, F-16, C-130, KC-10, and KC-135.

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  Commercial Helicopters—MD-500, MD-600, and Bell 214-ST.

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  Military Helicopters—Sikorsky UH-60 Blackhawk, SH-60 Seahawk, AH-64 Apache, CH-53 Super Stallion, MH-53 Sea Stallion, Boeing CH-47, and Bell/Boeing V-22 Osprey.

        Many of these programs also utilize Engineered Fabrics' iceguards for deicing and anti-icing of the rotor blades and inlets. In addition, Engineered Fabrics manufactures and sells inflatable oil booms, towable storage bladders and various other products made from coated fabrics for military and commercial uses.

        During the year ended December 31, 2004, 17% of our total revenues were derived from sales made by Engineered Fabrics.

Our Strategy

        Expand Our Presence on High-Cycle Regional Jets.    Aircraft Braking Systems has focused on expanding its presence on high-cycle regional jets, which make more frequent landings than long-range commercial aircraft and thus require more frequent replacement of wheels and brakes. As a result, we believe that Aircraft Braking Systems is now the largest supplier of wheels and brakes for regional jets, with a 41% worldwide market share. We believe that regional jets represent a significant and fast growing segment of the commercial aircraft market. Since 2002, passenger traffic on regional jets has averaged over 20% annual growth. We intend to capitalize on the growing number of regional jets in service and the resulting opportunities for original equipment and replacement part sales.

        Focus on High-End General Aviation Aircraft.    We focus on high-end business jet programs within the general aviation sector. We expect increased use of aircraft within this sector due to the growing popularity of "fractional" ownership of aircraft, which today account for approximately 40% of new business jet backlog. Fractional fleet aircraft are used more often than corporate or personal aircraft, resulting in more frequent replacement of wheels and brakes. We expect that business jet utilization will also benefit from the perception of greater safety, as well as more convenient security checks. We believe that Aircraft Braking Systems already provides braking equipment for more than 50% of the business jets in the worldwide general aviation fleet.

        Increase Our Leadership in the Military Aircraft Market.    We believe we are the largest supplier of wheels, brakes and flexible bladder fuel tanks to the U.S. military. The U.S. defense budget for aircraft procurement has grown from $18.0 billion in 2001 to $23.8 billion in 2005. We expect this increased defense spending will benefit the fleet of more than 11,000 military aircraft already in our portfolio through replenishment, upgrades and modernization activities and may lead to additional program opportunities.

Competitive Strengths

        Recurring Revenues and Strong Cash Flows.    More than 75% of Aircraft Braking Systems' revenues for each of the past ten fiscal years were recurring and were derived from the sale of high-margin replacement wheels and brakes to its installed base of aircraft. Furthermore, for the last ten fiscal years, approximately 75% of Aircraft Braking Systems' revenues were from programs supplied on a sole source basis. Because most aircraft have a useful life of more than 25 years, we historically have generated consistent revenues from the sale of replacement parts.

        Significant Barriers to Entry.    The FAA certification process, which can be rigorous and is both costly and time consuming, is a significant barrier to entry in the aircraft wheel and brake industry. In addition, aircraft manufacturers traditionally select suppliers with extensive industry experience, the necessary approved manufacturing resources and the ability to make upfront investments for original equipment and design costs. Once a manufacturer's wheels and brakes have been certified and installed on an aircraft, stringent FAA regulations and similar requirements in foreign countries generally require that replacement parts for such systems be provided by the original manufacturer.

        Diversified Business Platform.    We sell our products to more than 175 airlines, airframe manufacturers, governments and distributors. Our products are installed on approximately 27,000 commercial transport, general aviation and military aircraft. This diversified business platform reduces our dependence on any particular customer or market. For example, while sales to the commercial transport sector were negatively impacted following the events of September 11, 2001, increased demand for our products by the U.S. military due to the conflicts in Afghanistan and Iraq helped us maintain our financial performance during this downturn. During the year ended December 31, 2004, 54%, 28% and 18% of our total revenues were derived from the commercial transport, military and general aviation sectors, respectively.

        Well-Balanced Portfolio of Existing Programs.    Our portfolio of programs is balanced across all stages of development. Our existing programs in the "mature" stage are favorable to us because they generate cash flows from replacement part sales without requiring additional investment and development costs. In addition, we are investing in "development" and "growth" stage programs, like the Embraer 175, 190 and 195, China ARJ21, and Bombardier CRJ-200/440, CRJ-701 and CRJ-900, which we expect will provide recurring revenues and growth in the future.

        History of Successful Product Innovation.    We won the first carbon brake production contract for the F-15 and later built the industry's first electric brake unit in the 1980s. Over the past several years we developed our next-generation NuCarb- carbon brakes, which have been selected for use on the ERJ-170/190 regional jets as well as the Dassault F-7X large business jet. In 2003, we completed the first qualification of a complete electric braking system. We believe that our ability to integrate the design and performance characteristics of wheels, brakes and antiskid systems into a complete braking system provides Aircraft Braking Systems with a competitive advantage.

        Experienced Management Team with a Proven Track Record.    Our highly experienced management team has a proven history of operating performance in the aircraft wheel and brake business. In addition, our management has operated our business under a leveraged capital structure through the various economic cycles of our industry.

The Transactions

The Acquisition

        On November 18, 2004, we were acquired by an affiliate of Aurora Capital Group, for cash of approximately $1.06 billion. A portion of the cash consideration was used to repay substantially all of our then existing indebtedness and our fees and expenses and those of certain of our stockholders in connection with the acquisition, with the balance paid to our prior equityholders. We refer to this transaction as the "Acquisition."

        The Acquisition was financed with $795.0 million of debt financing described below and $309.8 million of preferred and common equity capital from affiliates of Aurora Capital Group, which we refer to as the "equity sponsor," and certain co-investors, which we refer to as the "co-investors." K&F Parent contributed the $309.8 million of equity to Intermediate Holdco which then contributed such proceeds as equity to K&F Acquisition prior to the merger of K&F Acquisition with and into K&F. In addition, K&F Parent issued a note in the amount of approximately $14.7 million payable for the benefit of the selling equityholders for the estimated tax benefits to be received by us due to the payment of fees and premiums in connection with the tender offers for K&F's 9 1/4% Senior Subordinated Notes due 2007 and 9 5/8% Senior Subordinated Notes due 2010. We received the proceeds of a tax refund in the approximate amount of the note, which will mature in May 2005.

        Immediately after the consummation of the Acquisition, K&F Acquisition, a wholly owned indirect subsidiary of K&F Parent, was merged with and into K&F, or the "Merger," with K&F as the surviving corporation. All of the common stock of K&F is now indirectly owned by K&F Parent, all of the capital stock of K&F Parent is owned by the equity sponsor and the co-investors, and K&F Parent is controlled by Aurora Capital Group.

The Related Financing Transactions

        Concurrent with the closing of the Acquisition, we entered into the following financing transactions, or the "Financing Transactions," which we refer to, together with the Acquisition and the Merger, as the "Transactions":

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  the issuance of the original notes to be exchanged for the exchange notes being offered hereby;

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  the closing of K&F's new $530.0 million senior secured credit facility, which we refer to as the "new credit facility," consisting of a six-year $50.0 million revolving credit facility and an eight-year $480.0 million term loan facility. The revolving credit facility was undrawn as of the closing date of the Acquisition except for $2.0 million of letters of credit; and

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  the repurchase pursuant to the tender offers and consent solicitations, or the "tender offers," initiated by us on October 20, 2004 of $138.9 million of our previously outstanding 9 1/4% senior subordinated notes due 2007 and $249.4 million of our previously outstanding 9 5/8% senior subordinated notes due 2010, or, collectively, our "prior senior subordinated notes." As a result of receiving the requisite consents, we entered into a supplemental indenture with the trustee and the guarantors under the applicable indentures to eliminate certain restrictive covenants contained in such indentures. Such supplemental indentures became operative on the payment date for the tendered notes, which occurred concurrently with the Acquisition.

        On December 23, 2004, we redeemed the remaining $6.1 million principal amount of our 9 1/4% senior subordinated notes due 2007 that were not tendered in the tender offer. An aggregate principal amount of $577,000 of our 9 5/8% senior subordinated notes due 2010 remains outstanding and is governed by the related amended indenture.

Sources and Uses

        The following table illustrates the sources and uses of funds relating to the Transactions, as if they had occurred on November 18, 2004.

Sources		Uses
(In millions)		(In millions)
New credit facility(1)		Payment to prior K&F equityholders	$665.0
Revolving credit facility	$—	Repurchase of prior senior subordinated notes in tender offers(4)	388.3
Term loan facility	480.0	Cash used to redeem prior senior subordinated notes not tendered(5)	6.1
Original notes	315.0	Tax benefit note payable to prior K&F equityholders(2)	14.7
Tax benefit note payable to prior K&F equityholders(2)	14.7	Transaction fees and expenses(6)	45.0
Equity from investors(3)	309.8	Working capital	0.4

Total sources	$1,119.5	Total uses	$1,119.5

(1)
The new $530.0 million credit facility consists of a six-year $50.0 million revolving credit facility and an eight-year $480.0 million term loan facility. The revolving credit facility was undrawn as of the closing date of the Acquisition, except for $2.0 million in letters of credit.

(2)
Note payable from K&F Parent for the benefit of the prior K&F equityholders for approximately $14.7 million, representing the estimated tax benefits to be received by K&F due to the payment of fees and premiums in connection with the tender offers for K&F's prior senior subordinated notes. K&F received the proceeds of a tax refund in the approximate amount of the note, which will mature on May 18, 2005.

(3)
K&F Parent issued common and preferred equity to the equity sponsor and the co-investors for aggregate cash consideration of $315.0 million. Of this amount K&F Parent contributed $309.8 million to the capital of Intermediate Holdco and Intermediate Holdco contributed $309.8 million to the capital of K&F.

(4)
Consists of $138.9 million in principal amount of our 9 1/4% senior subordinated notes due 2007 and $249.4 million in principal amount of our 9 5/8% senior subordinated notes due 2010 tendered and accepted for payment in the tender offers.

(5)
On December 23, 2004, we redeemed the $6.1 million principal amount of our 9 1/4% senior subordinated notes due 2007 that were not tendered in the tender offer. An aggregate principal amount of $577,000 of our 9 5/8% senior subordinated notes due 2010 not tendered in the tender offer remains outstanding.

(6)
Consists of fees and expenses related to the Transactions, including legal, accounting and consulting fees, and fees associated with the debt and equity financing portions of the Financing Transactions. See "Certain Relationships and Related Transactions" for information regarding transaction fees and expenses in connection with the Transactions. Excludes the fees and expenses of K&F and certain of its stockholders in connection with the Acquisition and the tender offers. See "The Acquisition."

Corporate Structure

        The following chart illustrates our corporate structure and principal indebtedness as of December 31, 2004(1)

(1)
Excludes the $14.7 million tax benefit note payable for the benefit of K&F's prior equityholders.

(2)
Guarantor of new credit facility.

(3)
Issuer of $92.50 in liquidation value of Senior Redeemable Preferred Stock. See "Description of Capital Stock—Capital Stock of K&F and Intermediate Holdco."

(4)
The new $530.0 million credit facility consists of a six-year $50.0 million revolving credit facility and an eight-year $480.0 million term loan facility. As of December 31, 2004, the revolving credit facility remained undrawn, except for $2.0 million of letters of credit, and $475.0 million was outstanding under the term loan facility.

(5)
Represents $577,000 principal amount outstanding of our 9 5/8% senior subordinated notes due 2010 that were not tendered pursuant to the tender offers.

(6)
Guarantor of notes and new credit facility. We have other subsidiary entities that are not guarantors.

Recent Developments

        On February 11, 2005, K&F Parent issued $55.0 million in aggregate principal amount of Senior PIK Notes due 2015. K&F Parent used the proceeds from the offering of the senior PIK notes, along with cash on hand, to redeem a portion of its senior preferred stock and pay the related fees and expenses of the offering. K&F did not receive any of the proceeds from this offering. The senior PIK notes were offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act, outside the United States under Regulation S and to a limited number of accredited investors in reliance on Regulation D under the Securities Act. The senior PIK notes were not registered under the Securities Act.

Aurora Capital Group

        K&F is an affiliate of Aurora Capital Group, a Los Angeles-based investment firm formed in 1991 that acquires and builds companies in partnership with operating management. Aurora Capital Group is currently managing equity funds totaling approximately $1.5 billion. The limited partners in the funds include a number of leading public and private pension funds, banks, foundations and endowments active in private equity investing.

Additional Information

        K&F is a Delaware corporation formed on March 13, 1989. Its principal executive offices are located at 600 Third Avenue, New York, New York 10016, and its telephone number is (212) 297-0900. K&F maintains a website for Aircraft Braking Systems at www.aircraftbraking.com and a website for Engineered Fabrics at www.kfefc.com. Information contained on those websites does not constitute a part of this prospectus.

The Exchange Offer

The Exchange Offer
This is an offer to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of original notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the original notes when we sold the original notes in a transaction that was exempt from the registration requirements of the Securities Act. The exchange notes are substantially identical to the original notes, except that:
	•	the exchange notes will be freely transferable, other than as described in this prospectus;
	•	the exchange notes will not contain any legend restricting their transfer;
	•	holders of the exchange notes will not be entitled to the rights of the holders of the original notes under the registration rights agreement; and
	•	the exchange notes will not contain any provisions regarding the payment of liquidated damages.
We believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:
	•	acquire the exchange notes in the ordinary course of your business;
	•	are not and do not intend to become engaged in a distribution of the exchange notes;
	•	are not an "affiliate" (within the meaning of the Securities Act) of ours;
	•	are not a broker-dealer that acquired the original notes directly from us; and
	•	are not a broker-dealer that acquired the original notes as a result of market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes that it acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 6, 2005, unless we extend it.
Exchange Date
Original notes will be accepted for exchange at the time when all conditions of the exchange offer are satisfied or waived. The exchange notes will be delivered promptly after we accept the original notes.
Conditions To The Exchange Offer
Our obligation to complete the exchange offer is subject to certain conditions. See "The Exchange Offer—Conditions to the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of certain specified events.
Withdrawal Rights
You may withdraw the tender of your original notes at any time before the expiration of the exchange offer on the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.
Procedures For Tendering Original Notes	See "The Exchange Offer—How to Tender."
U.S. Federal Tax Consequences
The exchange of the original notes for exchange notes by U.S. holders should not be a taxable exchange for U.S. federal income tax purposes and U.S. holders should not recognize any taxable gain or loss as a result of such exchange. See "Certain United States Federal Tax Considerations."
Effect On Holders Of Original Notes
If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See "Description of Notes—Registration Rights; Liquidated Damages."

HOLDERS OF ORIGINAL NOTES WHO DO NOT TENDER THEIR ORIGINAL NOTES WILL CONTINUE TO HOLD THOSE ORIGINAL NOTES. ALL UNTENDERED, AND TENDERED BUT UNACCEPTED, ORIGINAL NOTES WILL CONTINUE TO BE SUBJECT TO THE RESTRICTIONS ON TRANSFER PROVIDED FOR IN THE ORIGINAL NOTES AND THE INDENTURE UNDER WHICH THE ORIGINAL NOTES WERE ISSUED.

To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See "Risk Factors—You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer."
Use Of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer.
Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

The Exchange Notes

        The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The terms of the exchange notes to be issued are substantially identical to the terms of the original notes, except that the exchange notes will be registered under the Securities Act and certain transfer restrictions, registration rights and liquidated damages relating to the original notes will not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. See "Description of Notes."

Issuer	K&F Industries, Inc.
Notes Offered	$315,000,000 in aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2014.
Maturity Date	November 15, 2014.
Interest Payment Dates	May 15 and November 15 of each year, beginning on May 15, 2005.
Ranking	The notes will be our general unsecured senior subordinated obligations. Accordingly, they will rank:
• subordinate in right of payment to all of our existing and future senior indebtedness, including our obligations under our new credit facility;
• effectively subordinated to all future indebtedness and other liabilities of our non-guarantor subsidiaries, if any (other than indebtedness and other liabilities owed to us);
• pari passu in right of payment to our future senior subordinated indebtedness, if any; and
• senior in right of payment to our future subordinated indebtedness, if any.

As of December 31, 2004, (i) we (excluding our subsidiaries) had total senior indebtedness of approximately $475.0 million and no indebtedness contractually subordinated to the notes and (ii) the notes rank effectively junior in right of payment to approximately $1.0 million of liabilities, including trade payables, of our non-guarantor subsidiaries (excluding intercompany liabilities and guarantees).
Subsidiary Guarantees	The notes will be jointly and severally guaranteed on a senior subordinated basis by all of our domestic subsidiaries. Accordingly, the subsidiary guarantees will rank:
• subordinate in right of payment to all of the existing and future senior indebtedness of our guarantor subsidiaries, including the guarantees of our senior indebtedness;
• effectively subordinate to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries, if any (other than indebtedness and other liabilities owed to us);
• pari passu in right of payment to all future senior subordinated indebtedness of our guarantor subsidiaries, if any; and
• senior in right of payment to all future subordinated indebtedness of our guarantor subsidiaries.

As of December 31, 2004, our guarantor subsidiaries had total senior indebtedness of $475.0 million, all of which consists of their guarantees of our obligations under our new credit facility, and no indebtedness contractually subordinated to the notes.
Optional Redemption	On and after November 15, 2009, we may redeem all or part of the notes at the redemption prices set forth under "Description of Notes—Optional Redemption."

At any time prior to November 15, 2007, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption price set forth under "Description of Notes—Optional Redemption."
Mandatory Offer to Repurchase
If we experience specific kinds of changes in control, we must offer to repurchase the notes at the redemption price set forth under "Description of Notes—Repurchase at the Option of Holders—Change of Control."
Covenants
We will issue the notes under the indenture among us, our guarantor subsidiaries and U.S. Bank National Association, as trustee. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:
• make investments;
• incur or guarantee additional indebtedness;

	•	pay dividends or make other distributions on capital stock or redeem or repurchase capital stock;
	•	create liens;
	•	incur dividend or other payment restrictions affecting subsidiaries;
	•	sell assets;
	•	merge or consolidate with other entities;
	•	enter into transactions with affiliates; and
	•	engage in certain business activities.
These covenants are subject to a number of important exceptions and qualifications.
Absence of Established Market for the Notes
The exchange notes will be new securities for which there is currently no market. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained. We have agreed to seek to have the notes made eligible for trading in the PORTAL Market.

For a discussion of certain risks that should be considered in connection with an investment in the notes, see "Risk Factors."

 Summary Historical Consolidated Financial Information

        On November 18, 2004, K&F was acquired by an affiliate of Aurora Capital Group, in exchange for cash consideration of $1.06 billion. The following table sets forth our summary historical consolidated financial and other data for the years ended December 31, 2002 and 2003 and for the periods January 1, 2004 through November 17, 2004 and November 18, 2004 through December 31, 2004. Our historical financial information for these periods is derived from our audited financial statements. The summary historical consolidated financial and other data as of the dates and for the periods prior to the Transactions are labeled as Predecessor.

        The financial information set forth below should be read in conjunction with our historical consolidated financial statements and the related notes, "Unaudited Pro Forma Consolidated Statement of Operations," "Selected Historical Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

	Year Ended December 31,
			January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004(a)
	2002	2003
	(Predecessor)	(Predecessor)	(Predecessor)
	(In thousands)
Statement of Operations Data:
Net sales	$348,649	$342,818	$299,868	$53,448
Cost of sales(b)	204,819	197,812	174,223	33,315

Gross margin	143,830	145,006	125,645	20,133
Independent research and development	14,600	14,936	12,048	1,770
Selling, general and administrative expenses(c)	40,238	30,499	27,650	4,519
Amortization(b)	3,935	4,264	4,196	1,440
Acquisition expenses(d)	—	—	101,533	5,350

Operating income (loss)	85,057	95,307	(19,782)	7,054
Interest expense, net(e)	26,194	44,186	34,287	6,410

Income (loss) before income taxes	58,863	51,121	(54,069)	644
Income tax (provision) benefit	(16,730)	(10,488)	25,082	236

Net income (loss)	$42,133	$40,633	$(28,987)	$880

Other Data (for the period):
Capital expenditures	$4,084	$5,468	$2,902	$1,810
Depreciation and amortization(b)	12,012	12,200	10,467	2,910
EBITDA(f)	97,069	107,507	(9,315)	9,964
	As of December 31,
	2002	2003	2004
	(Predecessor)	(Predecessor)
	(In thousands)
Balance Sheet Data
Working capital	$35,547	$50,077	$34,201
Total assets	422,045	419,585	1,349,905
Long-term debt (includes current maturities(c)(e))	435,000	395,000	790,577

(a)
Our consolidated financial statements for the period subsequent to the Transactions reflect a new basis of accounting incorporating: (i) the fair value adjustments made in recording the Acquisition and Financing Transactions; and (ii) the capitalization of the amount by which the cost of production exceeds the sales price upon shipment of sole source original wheel and brake equipment to commercial and general aviation aircraft manufacturers, or "Program Participation

  Costs," which are amortized using a straight-line method over a period of the lesser of the aircraft's estimated economic useful life or 25 years. During the periods prior to the Acquisition we recognized such amounts as an expense in cost of sales upon shipment.

(b)
Reflected in cost of sales for the period ended November 18, 2004 through December 31, 2004 are the following: (i) a non-cash charge of $6.7 million resulting from inventory purchase price adjustments; (ii) a non-cash charge of $0.3 million for incremental depreciation due to the step-up in fixed assets as a result of purchase price adjustments; and (iii) the capitalization of $2.8 million of Program Participation Costs.

(c)
On December 20, 2002, we completed a recapitalization that included the issuance of $250 million of 9 5/8% Senior Subordinated Notes Due 2010. The net proceeds of the notes were used to pay a $200 million dividend to our stockholders, pay off our former credit facility, pay transaction fees of $8.5 million and pay $9.4 million to holders of our common stock options. As a result of this transaction, our stockholders' deficiency increased by $200 million for the dividend, we recorded a $9.4 million charge to selling, general and administrative expenses for the payment to the holders of common stock options and we capitalized $8.5 million for the transaction fees. See Note 1 to the consolidated financial statements contained herein.

(d)
Our results of operations for the period from November 18, 2004 through December 31, 2004 and from January 1, 2004 through November 17, 2004 include one-time charges of $5.4 million and $101.5 million, respectively. These charges were a result of the Acquisition and related Financing Transactions, and are as follows:

	January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004
	(Predecessor)
	(In thousands)
Compensation costs recognized for the cancellation of stock options	$46,156	$—
Premiums paid to redeem the 9 5/8% senior subordinated notes due 2010 and the 9 1/4% senior subordinated notes due 2007	45,282	—
Write-off of debt issuance costs associated with the redemption of the 9 5/8% senior subordinated notes due 2010 and the 9 1/4% senior subordinated notes due 2007	6,551	—
Investment banker fees	1,525	—
Other fees and expenses	2,019	—
Write-off of interim loan facility commitment fee and other fees and expenses	—	5,350

	$101,533	$5,350

(e)
On October 15, 2003, we redeemed $40.0 million of our 9 1/4% senior subordinated notes due 2007. In 2003, we took a $1.6 million charge to interest expense for the redemption premiums and the write-off of a portion of unamortized financing costs associated with the redemption.

(f)
EBITDA is included in this prospectus because certain covenants in the indenture relating to the exchange notes are tied to ratios based on this measure. "EBITDA" represents net income before interest expense, income tax provision and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America, or "GAAP." and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA is customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness. The indenture requires that our Fixed Charge Coverage Ratio (for which EBITDA is used in the calculation) equal or exceed 2 to 1 in order for us to be able to incur additional debt, subject to certain exceptions. See "Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        The following is a reconciliation of EBITDA to net income:

	Year Ended December 31,
			January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004
	2002	2003
	(Precedessor)	(Precedessor)	(Precedessor)
	(In thousands)
Net income (loss)	$42,133	$40,633	$(28,987)	$880
Interest expense, net	26,194	44,186	34,287	6,410
Income tax provision (benefit)	16,730	10,488	(25,082)	(236)
Depreciation and amortization	12,012	12,200	10,467	2,910

EBITDA(1)	$97,069	$107,507	$(9,315)	$9,964

  (1)
  Includes one time charges related to the Acquisition and related Financing Transactions of $5.4 million and $101.5 million for the period from November 18, 2004 through December 31, 2004 and January 1, 2004 through November 17, 2004, respectively. See Note (e).

Ratio of Earnings to Fixed Charges

        The following table presents our historical ratios of earnings to fixed charges for the years ended December 31, 2000, 2001, 2002, 2003 and for the period from January 1, 2004 through November 17, 2004 and the period from November 18, 2004 through December 31, 2004.

	Year Ended December 31,
									January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004
	2000		2001		2002		2003
	(Predecessor)		(Predecessor)		(Predecessor)		(Predecessor)		(Predecessor)
Ratio of Earnings to Fixed Charges (1)	3.1	x	2.9	x	3.1	x	2.1	x	—	1.1	x

(1)
For this computation, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense). For the period from January 1, 2004 through November 17, 2004, our earnings were inadequate to cover fixed charges in the amount of $17.7 million.

RISK FACTORS

        You should carefully consider the following factors in addition to the other information set forth in this prospectus before you participate in the exchange offer.

Risks Relating to the Exchange Notes and the Exchange Offer.

You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer.

        If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legend on the original notes. In general, you may not reoffer, resell or otherwise transfer the original notes in the United States unless they are:

  •
  registered under the Securities Act;

  •
  offered or sold under an exemption from the Securities Act and applicable state securities laws; or

  •
  offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        Except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the exchange offer or who do not receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the original notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your original notes.

Holders of the original notes who do not tender their original notes will have no further registration rights under the registration rights agreement.

        Holders who do not tender their original notes, except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the exchange offer or who do not receive freely transferable exchange notes in the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive liquidated damages.

The market for the original notes may be significantly more limited after the exchange offer and you may not be able to sell your original notes after the exchange offer.

        If original notes are tendered and accepted for exchange under the exchange offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange could be adversely affected. The extent of the market for the original notes and the availability of price quotations would depend upon a number of factors, including the number of holders of the original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for the original notes that are not exchanged in the exchange offer may be affected adversely as the original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

        We will not accept your original notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange.

There is no established trading market for the exchange notes.

        The exchange notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  •
  the liquidity of any such market that may develop;

  •
  the ability of holders of exchange notes to sell their exchange notes; or

  •
  the price at which the holders of exchange notes would be able to sell their exchange notes.

        If such a market were to exist, the exchange notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We have been advised by the initial purchasers that they presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Exchange Act of 1934, as amended.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

        As of December 31, 2004, we had $790.6 million of consolidated indebtedness, including the notes, excluding unused commitments under our new revolving credit facility.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes, including our repurchase obligations;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, program investment efforts and other general corporate needs;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors with less debt; and

  •
  limit our ability to borrow additional funds.

        The indenture governing the notes and the new credit facility contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and the new credit facility do not fully prohibit us or our subsidiaries from doing so. The revolving credit portion of our new credit facility permits additional borrowings of up to $50.0 million and all of those borrowings and any other indebtedness permitted under the indenture (if not excluded from senior debt) and new credit facility would rank structurally senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face would increase. In addition, the indenture governing the notes does not prevent us from incurring obligations that do not constitute indebtedness.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures, program investment efforts and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Accordingly, we cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our new credit facility to enable us to pay our indebtedness, including the notes, or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facility and the notes, on commercially reasonable terms or at all.

        Without such refinancing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. Our new credit facility and our obligations under the notes will limit our ability to sell assets and will also restrict the use of proceeds from any such sale. Furthermore, our new credit facility is secured by substantially all of our assets. Therefore, we may not be able to sell our assets quickly enough or for sufficient amounts to enable us to meet our debt service obligations.

The agreements governing the notes and our other debt, including our new credit facility, impose significant restrictions on our business.

        The indenture governing the notes contains a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

  •
  incur indebtedness or issue disqualified stock or preferred stock;

  •
  pay dividends or make other distributions on, redeem or repurchase our capital stock;

  •
  make investments or acquisitions;

  •
  create liens;

  •
  sell assets;

  •
  engage in sale and lease back transactions;

  •
  restrict dividends or other payments to us;

  •
  guarantee indebtedness;

  •
  engage in transactions with affiliates; and

  •
  consolidate, merge or transfer all or substantially all of our assets.

        The indenture governing our notes and the new credit facility have similar covenants. Our new credit facility also requires us to meet a number of financial ratio tests and restricts our ability to make capital expenditures or prepay certain other debt. We may not be able to maintain these ratios. These restrictions could limit our ability to plan for or react to market conditions or meet our capital needs. We cannot assure you that we will be granted waivers or amendments to our new credit facility if for any reason we are unable to meet its requirements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

        The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes or our new credit facility. An event of default under either the indenture or our new credit facility would permit some of our lenders to declare all amounts borrowed from them to be due and payable. An event of default under either the indenture or our new credit facility would likely result in a cross default under the other instrument. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing that debt. In addition, if any of our other indebtedness is accelerated, we may be unable to make interest payments on the notes and repay the principal amount of the notes.

Your right to receive payments on the notes is junior to borrowings under our new credit facility and possibly our future borrowings.

        The notes and guarantees rank behind all of our borrowings and the guarantors' obligations under our new credit facility and all of our future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes. As a result, upon any distribution to our creditors or the creditors of our guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our or their property, the holders of our and the guarantors' senior debt will be entitled to be paid in full before any payment may be made on the notes or the guarantees. In addition, all payments on the notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with all other holders of our and the guarantors' unsecured indebtedness in the assets remaining after we and the guarantors have paid all of our secured senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt or the holders of debt that is not subordinated.

        As of December 31, 2004, the notes and the guarantees are subordinated to $475.0 million of senior indebtedness and approximately $48.0 million would have been available for borrowing as additional senior indebtedness under the new credit facility, subject to certain conditions. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

The notes will be effectively subordinated to the debts of our non-guarantor subsidiaries.

        We have limited operations of our own and derive substantially all of our revenue and cash flows from our subsidiaries. While our domestic subsidiaries will guarantee the notes, creditors of our foreign subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, the notes will effectively be subordinated to the prior payment of all of the debts (including trade payables) of our foreign subsidiaries.

        At December 31, 2004, our foreign subsidiaries did not have a material amount of indebtedness but we cannot assure you that such subsidiaries will not incur additional indebtedness or, if such subsidiaries were to have their debt accelerated, that they would be able to repay such indebtedness.

We have limited operations of our own and may not have sufficient cash to make payments on the notes.

        We have limited operations of our own and derive substantially all of our revenue and cash flows from our subsidiaries. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on indebtedness, including the notes. In addition, any payments on dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries' earnings. Our subsidiaries are, or in the future may be, subject to agreements that may restrict payments from those subsidiaries to us. While the indenture provides for limitations on these restrictions, we cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

        Although each of our domestic operating subsidiaries will guarantee payment of the notes, the guarantee of the notes will be subordinated to any senior indebtedness of each subsidiary guarantor to the same extent that the notes are subordinated to our senior indebtedness. Certain of our foreign subsidiaries, which together had revenues in 2004 of approximately $19 million, and any future subsidiaries, if any, are not guarantors and they will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

Your ability to receive payments on the notes is junior to those lenders who have a security interest in our and our domestic subsidiaries' assets.

        Our obligations under the notes and the related guarantees are unsecured, but our obligations under our new credit facility are secured by an interest in substantially all of our and our domestic subsidiaries' assets. If we are declared bankrupt or insolvent, or if we default under our new credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes and the guarantees, even if an event of default exists under the indenture at such time. Furthermore, if the lenders foreclose and sell the equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale if such guarantor is no longer a subsidiary of K&F, provided that such sale is made in compliance with the provisions of the indenture. In any such event, because the notes will not be secured by any of our or our subsidiaries' assets, it is possible that there would be no assets remaining from which claims of the holders of notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully. See "Description of Other Indebtedness—New Credit Facility."

Federal and state fraudulent transfer laws permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

        The issuance of the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statues. While the relevant laws may vary from state to state, under such laws, the guarantees will be a fraudulent conveyance if (1) the guarantor paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) our guarantors received less than reasonably equivalent value or fair consideration in return for issuing a guarantee, and, in the case of (2) only, one of the following is also true:

  •
  any of our guarantors was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

  •
  payment of the consideration left any of our guarantors with an unreasonably small amount of capital to carry on the business; or

  •
  any of our guarantors intended to, or believed that it would, incur debts beyond our or its ability to pay as they mature.

        If a court were to find that the issuance of a guarantee was a fraudulent conveyance, the court could void the payment obligations under such guarantee or further subordinate such guarantee to presently existing and future indebtedness of such guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.

        Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair market value of all its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor's other debt.

        If the notes or guarantees were legally challenged, the court would likely find that because the proceeds of the notes were used in part to finance the payments to the former equityholders of K&F and related fees and expenses of the Transactions, and only in part for the benefit of us or (indirectly) the guarantors, our obligations and the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor's other debt or take other action detrimental to the holders of the notes.

        Each guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

We may not be able to raise the money necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions under our new credit facility or other agreements will not allow such repurchases. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. The repurchase requirements also delay or make it harder for others to effect a change of control. See "Description of Notes—Repurchase at the Option of Holders."

The interests of the controlling stockholders of our parent company may differ from the interests of the holders of the notes.

        Aurora Capital Group and certain of its affiliates control, indirectly through K&F Parent, 100% of our voting capital stock. Such persons, acting through K&F Parent and Intermediate Holdco, are entitled to elect at least a majority of our directors, to appoint new management and to approve, subject to the rights of the holders of our senior preferred stock under the certificate of designations, actions requiring the approval of the holders of our capital stock voting as a single class, including adopting most amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets. The interests of these persons may differ from yours in material respects. For example, they may cause us to pursue a growth strategy which could impact our ability to make payments on the notes. See "Principal Stockholders" and "Certain Relationships and Related Transactions."

        The holders of the senior preferred stock, as a class, are entitled to nominate a board observer to each of the boards of K&F Parent, Intermediate Holdco and K&F and may change the observer right into a full board seat for each of these entities, provided that the individual serving in such capacity is reasonably acceptable to the other members of the relevant board. In addition, upon certain defaults under the terms of the senior preferred stock, the holders thereof will acquire additional board seats and may ultimately acquire control of the board of directors and thus gain control of us. You should consider that the interests of these holders may differ from yours in material respects. See "Description of Capital Stock."

No public market exists for the notes, and the offering and sale of the notes is subject to uncertainties regarding the liquidity of the trading market for such securities.

        The notes are a new issue of securities with no established trading market. We intend to apply for the notes to be designated as eligible for trading in PORTAL. However, we do not intend to list the notes for trading on any national securities exchange or arrange for any quotation system to quote prices for them. The initial purchasers have informed us that they intend to make a market in the exchange notes. However, the initial purchasers are not obligated to do so and may cease marketmaking activities at any time. As a result, we cannot assure you that an active trading market will develop for the exchange notes.

The market price for the exchange notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

Risks Relating to Our Business

Our commercial business is sensitive to our customers' usage of planes and our customers' profitability, which are, in turn, affected by general economic conditions.

        We compete in the aircraft component sector of the aerospace industry. Our business is directly affected by economic factors and other trends that affect our customers, including projected market growth that may not materialize or be sustainable. Specifically, the aircraft component segment is sensitive to changes in the number of miles flown by paying customers of commercial airlines, which are referred to as revenue passenger miles, and, to a lesser extent, to changes in the profitability of the commercial airline industry and the size and age of the worldwide aircraft fleet.

        Revenue passenger miles and airline profitability have historically correlated with the general economic environment, although national and international events can also play a key role. In recent years, the airline industry has been severely affected by the September 11, 2001 terrorist attacks, a soft global economy, the SARS epidemic and the conflicts in Afghanistan and Iraq. As a result of the substantial reduction in airline traffic arising from these events, the airline industry incurred, and some in the industry continue to incur, large losses. Furthermore, certain major carriers have filed for bankruptcy protection while others may do so in the near future. Many major carriers have also parked or retired a portion of their fleets and have reduced workforces and flights. Any future terrorist attacks could cause airlines to cancel or delay the purchase of replacement parts and new aircraft. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The demand for Aircraft Braking Systems' replacement parts varies based on the number of aircraft equipped with Aircraft Braking Systems' products and the number of landings made by those aircraft. A reduction in airline travel will usually result in reduced utilization of commercial aircraft, fewer landings and a corresponding decrease in Aircraft Braking Systems' sales, related income and cash flow.

        During periods of reduced airline profitability, some airlines may delay purchases of replacement parts, preferring instead to deplete existing inventories. If demand for new aircraft and replacement parts decreases, there may be a decrease in demand for certain of our products. Therefore, any future decline in revenue passenger miles, airline profitability or the size of the worldwide aircraft fleet, for any reason, could have a material adverse effect on our business, financial condition and results of operations.

Participation in new aircraft programs negatively affects our cash flow.

        Since original equipment in new commercial aircraft is supplied by us at or substantially below the cost of production, delivery of new aircraft equipped with Aircraft Braking Systems' products decreases our cash flow. Our business plan budgets cash needs based on current delivery schedules of new aircraft and also accommodates certain increases in aircraft deliveries. However, significant, unanticipated increases in commercial aircraft deliveries in a given year could have a material adverse impact on our cash flow in that year. In addition, if we do not have sufficient capital to participate in all of the new programs in which we would like to invest, our business, financial condition and results of operations could be adversely affected.

The U.S. government is a significant customer, the loss of which could adversely affect us.

        Sales to the U.S. government or to prime contractors or subcontractors of the U.S. government were approximately 26%, 26% and 23% of our total sales for the years ended December 31, 2002, 2003 and 2004, respectively. The loss of all or a substantial portion of those types of sales could adversely affect us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business—Government Contracts."

        In addition, we bear the risk that the U.S. government may unilaterally suspend us from new contracts pending the resolution of alleged violations of procurement laws or regulations. Historically, under our management, there have been no alleged violations of procurement laws or regulations and none are alleged at this time. The terms of defense contracts with the U.S. government generally permit the government to terminate contracts partially or completely, with or without cause, at any time. Any unexpected termination of a significant government contract could have an adverse effect on our business, financial condition and results of operations. Our U.S. government sales are also subject to changes in the government's procurement policies and, at times, the need to bid on programs in advance of design completion. A reduction in expenditures by the U.S. government for aircraft using our products, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts or subcontracts awarded to us or substantial cost overruns could have a material adverse effect on our business, financial condition and results of operations.

A decline in the U.S. defense budget or limitations on sales to foreign governments may adversely affect our sales.

        The U.S. defense budget has fluctuated over the years, at times resulting in reduced demand for new aircraft and, to a lesser extent, replacement parts. In addition, foreign military sales are affected by U.S. government regulations, regulations by the purchasing foreign government and political uncertainties in the United States and abroad. The U.S. defense budget may continue to fluctuate, and may decline, and sales of defense related items to foreign governments may decrease. If there is a decline in the U.S. defense budget that reduces demand for our components or additional restrictions are imposed on foreign sales, our business, financial condition and results of operations may be adversely affected.

We could be adversely affected if one of our components causes an aircraft to crash.

        Our operations expose us to potential liabilities for personal injury or death as a result of the failure of an aircraft component that has been designed, manufactured or serviced by us. While we believe that our liability insurance is adequate to protect us from future product liability claims, it may not be enough. Also, we may not be able to maintain insurance coverage in the future at an acceptable cost. Any such liability not covered by insurance or for which third party indemnification is not available could have a material adverse effect on our business, financial condition and results of operations.

        A crash caused by one of our components could also damage our reputation for quality products. Our customers consider safety and reliability as primary concerns in selecting a provider of aircraft wheels, brakes, brake control systems and fuel tanks. If a crash were to be caused by one of our components, or if we were otherwise to fail to maintain a satisfactory record of safety and reliability, our ability to retain and attract customers may be materially adversely affected.

The airline industry is heavily regulated and failure to comply with applicable laws could reduce our sales or require us to incur additional costs to achieve compliance, which could negatively impact our results of operations.

        The FAA prescribes standards and qualification requirements for aircraft components, including virtually all commercial airline and general aviation products, and licenses component repair stations within the United States. Comparable agencies, such as the U.K. Civil Aviation Authority and the Japanese Civil Aviation Board, regulate these matters in other countries. If we fail to qualify or to obtain a required license for one of our products or services or lose a qualification or license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be expensive and time consuming.

        From time to time the FAA or comparable agencies propose new regulations or changes to existing regulations. These new regulations or changes generally cause an increase in costs of compliance. To the extent the FAA, or comparable agencies, implement new regulations or changes in the future, we may incur significant additional costs to achieve compliance.

Any problem or interruption in our supply from key vendors could delay production and adversely affect our sales.

        We rely on independent suppliers for key raw materials, some of which may be available only from limited sources. Our continued supply of materials is subject to a number of risks including:

  •
  the destruction of our suppliers' facilities or their distribution infrastructures;

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  a work stoppage or strike by our suppliers' employees;

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  the failure of our suppliers to provide materials of the requisite quality;

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  the failure of essential equipment at our suppliers' plants;

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  the failure or shortage of supply of raw materials to our suppliers; and

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  contractual amendments and disputes with our suppliers.

        In addition, contracts with certain of our suppliers for raw materials and other goods are short-term contracts. We cannot assure you that these suppliers will continue to provide products to us at attractive prices or at all, or that we will be able to obtain such products in the future from these or other providers on the scale and within the time periods we require. Failure to obtain key products on a timely basis and at an affordable cost, or significant delays or interruptions of supply, could have a material adverse effect on our business, financial condition and results of operations.

We operate in a very competitive business environment.

        The aircraft component sector of the aerospace industry is highly competitive. We face substantial competition from a few suppliers in each of our product areas. Our principal competitors that supply wheels and brakes are Honeywell's Aircraft Landing Systems Division, Goodrich Corporation and Messier-Bugatti. The principal competitors for brake control systems are the Hydro-Aire Division of Crane Co. and Messier Bugatti. The principal competitors for flexible bladder fuel tanks are American Fuel Cell & Coated Fabrics Company and Aerazur, both owned by Zodiac S.A. Many of our competitors have greater resources than us, and therefore may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products than we can. Providers of aircraft components have traditionally competed on the basis of cost, technology, quality and service. We believe that developing and maintaining a competitive advantage will require continued investment in product development, engineering, program investments and sales and marketing. We cannot assure you that we will have enough resources to make the necessary investments to do so and we cannot assure you that we will be able to compete successfully in this market or against such competitors.

The uncertainties relating to our foreign operations could affect our operating results.

        While most of our operations are based in the United States, we sell to foreign governments and airlines all over the world. As a result, approximately 40% of our consolidated sales for the past three fiscal years were from sales outside of the United States and we believe that revenue from sales outside the United States will continue to account for a material portion of our total revenues for the foreseeable future. International operations and any foreign business expansion plans we may undertake are subject to numerous additional risks, including:

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  the difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

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  foreign customers may pay more slowly than customers in the United States;

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  unexpected changes in regulatory requirements;

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  the risk that foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on our business and market opportunities; and

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  the potential difficulty in enforcing intellectual property rights in some foreign countries.

        As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could adversely affect our international operations and, consequently, our operating results.

        To the extent that we operate outside the United States, we are subject to the Foreign Corrupt Practices Act, or "FCPA," which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. In particular, we may be held liable for actions taken by our strategic or local partners even though such partners are foreign companies that are not subject to the FCPA. Any determination that we have violated the FCPA could result in sanctions that could have a material adverse effect on our business, financial condition and results of operations.

        Additionally, to the extent that we export products, technical data and services outside the United States, we are subject to U.S. laws and regulations governing international trade and exports, including but not limited to the International Traffic in Arms Regulations, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury. A determination that we have failed to comply with one or more of these export controls could result in civil and/or criminal sanctions, including the imposition of fines upon us as well as the denial of export privileges and debarment from participation in U.S. government contracts. Any one or more of such sanctions could have a material adverse effect on our business, financial condition and results of operations. In December 2004, we received an inquiry from the U.S. Department of Commerce regarding our compliance with certain of these regulations in relation to a proposed foreign sale, which was never completed. Consequently, we began a comprehensive internal review of our export practices. As a result of that review we identified and voluntarily disclosed to the Office of Defense Trade Controls Compliance certain inadvertent or possible export violations that were unrelated to the proposed foreign sale. Although we do not currently anticipate that the government inquiry or any consequences of the voluntary disclosure will have a material adverse effect on our business, financial condition or results of operations we can give no assurance as to whether we will ultimately be subject to sanctions as a result of either the inquiry or the voluntary disclosure, or the extent or effect thereof, if any santions are imposed.

We are subject to environmental regulations and our operations may expose us to environmental liabilities.

        Our manufacturing operations are subject to various environmental laws and regulations, including those related to soil and groundwater contamination, air emissions and the protection of human health and the environment, administered by federal, state and local agencies. We regularly assess our obligations and compliance with respect to these requirements. Based upon these assessments and other available information, we believe that our manufacturing facilities are in substantial compliance with all applicable existing federal, state and local environmental laws and regulations and we do not expect environmental costs to have a material adverse effect on our business, financial condition or results of operations. The operation of manufacturing plants entails risk in these areas, and there can be no assurance that we will not incur material costs or liabilities in the future that could adversely affect us. For example, such costs or liabilities could arise due to changes in the existing law or its interpretation.

        The Goodyear Tire and Rubber Company, the parent of a former owner and operator of our Akron, Ohio facility, is and has been conducting remediation of groundwater contamination there that is believed to have been released during the operations of a former subsidiary of Goodyear. Although we could be held liable as the current operator of this site, no one has alleged that we caused the groundwater contamination or that we should be held responsible for its cleanup, and Goodyear has paid all costs to date pursuant to contractual indemnities. There nonetheless can be no assurance that we will not incur material costs in connection with contamination resulting from former industrial operations at our Ohio and Georgia facilities. We have purchased an environmental contamination insurance policy intended to cover liability (up to the policy limits) for third party claims seeking damages related to cleanup costs or personal injuries arising from contamination existing at our Ohio and Georgia facilities on or before November 18, 2004. The policy is subject to deductibles and has other limitations. Although we believe that the policy is adequate to cover potential contamination liabilities at these sites, there can be no assurance that we will in fact be able to recover any contamination-related costs under the policy or that the policy will be sufficient to cover any such liabilities that we may incur.

We have been included, and may in the future be included, in claims against prior owners of our facilities.

        Previous owners of the aircraft braking system production assets that we now operate in Akron installed brake pads containing asbestos in certain of their products. As a result, from time to time, we have been named, along with other defendants, in a relatively small number of products liability cases and employee exposure lawsuits alleging that we are responsible, as a corporate successor or otherwise, for the asbestos exposure liabilities of the previous owners. To date, there has been no finding adverse to us in any such litigation, and we believe that we have defenses to the allegations of successor liability and other theories of liability, as well as rights to contribution and indemnity from others.

        Products Liability.    Since 1993, we have been named in products liability lawsuits brought by approximately 170 non-employee plaintiffs alleging personal injury from exposure to asbestos. To date in connection with these lawsuits, we have sought and, other than with respect to one recently filed immaterial case, received defense and indemnity from Goodyear, which produced aircraft braking systems equipped with asbestos-containing brake linings between approximately 1940 and 1985 at the Akron, Ohio facility now operated by Aircraft Braking Systems. Goodyear has been named as a defendant in all of these claims. In addition, most of the products liability claims also name Loral Corporation (now part of Lockheed Martin Corporation), from whom we bought the aircraft braking system production assets in 1989. To date, we have incurred only administrative costs in connection with these claims.

        Employee Exposure.    In 2003, we participated with Lockheed Martin Corporation in the resolution of numerous worker-related claims, including 157 claims made against us, for an aggregate cost to us of $120,000. There are currently no further employee asbestos exposure claims pending against us.

        Accordingly, the costs we have expended to date in connection with asbestos exposure claims have not had a material adverse effect on our business, financial condition or results of operations. However, we cannot predict the extent to which we may be involved in any such claims in the future or whether defense and indemnity for such claims will be available. As noted above, Goodyear has defended and resolved the products claims for us to date, but Goodyear has recently reserved its rights to dispute whether such defense and indemnification are required in all cases. We also obtained limited indemnification regarding these and other issues from our prior stockholders in connection with the Acquisition. There can be no assurance that these defense and indemnity arrangements will be available or sufficient to satisfy any claims or losses we suffer as a result of these or other issues. If the indemnifications are not available or sufficient, and if we are found to be responsible for these exposures, resulting liabilities could have a material adverse impact on our business, financial condition and results of operations.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange of the exchange notes for the original notes pursuant to the exchange offer.

        We received gross proceeds of $315.0 million from the issuance of the original notes. We used the net proceeds from the issuance of the original notes together with the borrowings under the new credit facility and the proceeds from the cash equity investment to pay the consideration for the Acquisition, refinance our prior credit facility with a group of lenders including Lehman Brothers Inc. and Lehman Commercial Paper Inc., the "prior credit facility," fund the purchase of our prior senior subordinated notes pursuant to the tender offers and pay related fees and expenses. See "Summary—Sources and Uses." For a discussion of the terms of the prior senior credit facility or the prior senior subordinated notes see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Historical Financings."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2004 on an actual basis.

        You should read this table in conjunction with our financial statements and the related notes to the financial statements included in this prospectus. This should be read in conjunction with "Unaudited Pro Forma Consolidated Statement of Operations," "Selected Historical Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness."

December 31, 2004
(In thousands)
Cash and cash equivalents	$9,636

Long-term debt
New credit facility	$475,000
9 5/8% senior subordinated notes due 2010	577
Original Notes	315,000

Total long-term debt	790,577
Stockholders' equity	310,739

Total capitalization	$1,101,316

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

        The unaudited pro forma consolidated statement of operations of K&F is presented as if the Transactions had occurred on January 1, 2004. We derived the following unaudited pro forma consolidated statement of operations by applying pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The amounts for the year ended December 31, 2004 represent a combination of the results for the Predecessor period (January 1, 2004 through November 17, 2004) and the period subsequent to the Acquisition (November 18, 2004 through December 31, 2004).

        The actual adjustments described in the accompanying notes may differ from those reflected in this unaudited pro forma consolidated statement of operations.

        The unaudited pro forma consolidated statement of operations should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date indicated and do not purport to indicate the statement of operations as of any future date or for any future period.

        The unaudited pro forma consolidated statement of operations should be read in conjunction with the information contained in "Selected Historical Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

        The Acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, pursuant to which the total purchase price of the Acquisition, including related fees and expenses, was allocated to our net assets based upon our estimates of fair value.

 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2004

	Actual(1)	Pro Forma Adjustments			Pro Forma
	(In thousands)
Statement of Operations Data:
Net sales	$353,316	$			$353,316
Cost of sales	207,538		(23,327	)(a)	184,211

Gross margin	145,778		23,327		169,105
Independent research and development	13,818				13,818
Selling, general and administrative expenses	32,169				32,169
Amortization	5,636		5,474	(b)	11,110
Transaction expenses	106,883		(106,883	)(c)	—

Operating (loss) income	(12,728)		124,736		112,008
Interest expense, net	40,697		14,249	(d)	54,946

(Loss) income before income taxes	(53,425)		110,487		57,062
Income tax benefit (provision)	25,318		(44,195	)(e)	(18,877)

Net (loss) income	$(28,107)		$66,292		$38,185

(1)
The amounts for the year ended December 31, 2004 represent a combination of the results for the Predecessor period (January 1, 2004 through November 17, 2004) and the period subsequent to the Acquisition (November 18, 2004 through December 31, 2004).

See notes to the Unaudited Pro Forma Consolidated Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(a)
Reflects for the period January 1, 2004 through November 17, 2004, the capitalization of $21.9 million of Program Participation Costs, the incremental depreciation of property, plant and equipment resulting from the adjustment to fair value of $2.8 million and the amortization of Program Participation Costs of $2.5 million, net of the elimination of a $6.7 million non-recurring inventory purchase accounting adjustment.

(b)
This adjustment represents the change in amortization expense resulting from the amortization of the intangibles recorded in connection with the Acquisition using the straight-line method based on the following:

Amortization Intangibles	Estimated Fair Value	Estimated Average Useful Life
	(In thousands)
Customer relationships	$116,797	25 years
Engineering drawings	20,881	18 years
Contract backlog	12,203	3 years
Technology licenses	7,003	10 years
In-house libraries	8,297	18 years
Patents	4,017	11 years
(c)
Reflects non-recurring Transaction expenses.

(d)
The adjustment to interest expense reflects the following:

January 1, 2004 through November 17, 2004
(In thousands)
Elimination of historical interest expense, net, on prior indebtedness repaid in connection with the Transactions	$(34,287)
Interest expense on new term loan facility at 5.52%	23,331
Interest expense on notes at 7 3/4%	21,497
Interest expense on 9 5/8% senior subordinated notes	49
Amortization of debt issuance costs on new debt, as follows:
($1.1 million straight-line over a six-year amortization period)	166
($10.9 million straight-line over an eight-year amortization period)	1,197
($17.3 million effective interest method over a ten-year amortization period)	2,296

Total adjustment	$14,249

  A 0.250% increase or decrease in the weighted average interest rate applicable to our indebtedness outstanding under the new credit facility would change the pro forma interest expense and net income by $1.2 million and $0.7 million for the year ended December 31, 2004.

(e)
This adjustment represents the tax effect of pro forma adjustments to income before income taxes based on an effective tax rate of 40.0%.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        On November 18, 2004, we privately placed the original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to the registration rights agreement with the initial purchasers of the original notes, we agreed to:

  •
  prepare and file, within 90 days of the date on which we issued the original notes, an exchange offer registration statement with the SEC with respect to a registered offer to exchange the original notes for exchange notes that are substantially identical in all material respects to the original notes except that they will not contain terms with respect to transfer restrictions or registration rights and will be registered under the Securities Act;

  •
  use our commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act within 180 days after the date on which we issued the original notes; and

  •
  promptly after the exchange offer registration statement is declared effective, offer the exchange notes in exchange for surrender of the original notes and use our commercially reasonable efforts to consummate the exchange offer within 30 business days after the effective date of the exchange offer registration statement.

        We will be entitled to consummate the exchange offer on the expiration date provided that we have accepted all original notes previously validly tendered in accordance with the terms set forth in this prospectus and the letter of transmittal. In addition, under certain circumstances described below, we may be required to file a shelf registration statement to cover resales of the notes. If we do not comply with certain of our obligations under the registration rights agreement, we must pay liquidated damages to holders of the original notes in addition to the interest that is otherwise due on the notes. The purpose of the exchange offer is to fulfill our obligations with respect to the registration rights agreement. If you are a broker-dealer that receives exchange notes for your own account in exchange for original notes, where you acquired such original notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Terms of the Exchange

        Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompanies this prospectus, with respect to the original notes, we are offering to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of original notes. The terms of the exchange notes are substantially identical to the terms of the original notes for which they may be exchanged in the exchange offer, except that the exchange notes will generally be freely transferable. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. Any original notes that remain outstanding after the consummation of the exchange offer, together with all exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. See "Description of Notes."

        The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

        Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, if you are an "affiliate" (within the meaning of the Securities Act) of ours, or you intend to participate in the exchange offer for the purpose of distributing the exchange notes, or you are a broker-dealer (within the meaning of the Securities Act) that acquired original notes in a transaction as part of your market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes, you:

  •
  will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters;

  •
  will not be able to tender your original notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of your original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        To participate in the exchange offer you will be required to represent to us at the time of the consummation of the exchange offer, among other things, that (1) you are not an affiliate of ours; (2) you are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes to be issued in the exchange offer; and (3) you are acquiring the exchange notes in the ordinary course of your business. In addition, in connection with any resales of exchange notes, any broker-dealer who acquired exchange notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that such a broker-dealer may fulfill its prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the initial sale of the original notes) with this prospectus. Under the registration rights agreement, we are required to allow a broker-dealer and other persons with similar prospectus delivery requirements, if any, to use this prospectus in connection with the resale of such exchange notes for a period of time not less than one-year following the consummation of the exchange offer. If you are a broker-dealer that receives exchange notes for your own account in exchange for original notes, where you acquired such original notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." You will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to your exchange of original notes for exchange notes in the exchange offer.

Shelf Registration Statement

        If any holder of original notes notifies us within 20 business days following the consummation of the exchange offer:

  •
  that such holder is prohibited by law or SEC policy from participating in the exchange offer; or

  •
  that such holder may not resell the exchange notes acquired in the exchange offer without delivering a prospectus and the prospectus contained in the registration statement is not appropriate or available for resales by the holder;

  •
  that such holder is a broker-dealer and holds original notes acquired directly from us or our affiliates,

or if we receive a written request from certain holders specified in the registration rights agreement, we will file, on or prior to 30 days after the earlier of the date we receive proper notice from any such holder or the date we determine that an exchange offer registration cannot be filed, a shelf registration statement, pursuant to Rule 415 of the Securities Act, relating to original or exchange notes. The shelf registration statement may be an amendment to the exchange offer registration statement. We will use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC as promptly as possible, but not later than 90 days after we become obligated to file the shelf registration statement. We will use our commercially reasonable efforts to keep the shelf registration statement effective, supplemented and amended, as required, for at least two years following the date the shelf registration statement first becomes effective, or a shorter period ending when all the original notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or are no longer restricted securities (as defined in Rule 144A under the Securities Act).

        You will not be entitled, except if you were an initial purchaser of the original notes, to have your original notes registered under the shelf registration statement, unless you agree in writing to be bound by the applicable provisions of the registration rights agreement. In order to sell your original notes under the shelf registration statement, you generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. Consequently, you will be subject to the civil liability provisions under the Securities Act in connection with those sales and indemnification obligations under the registration rights agreements.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer expires on the expiration date. The expiration date is 5:00 p.m., New York City time, on June 6, 2005, unless we in our sole discretion extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank National Association, as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer. The exchange date will occur promptly after the expiration date. We expressly reserve the right to (i) terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under "—Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us or (ii) amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes. If any such termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the original notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes on the exchange date.

        If we waive any material condition to the exchange offer, or amend the exchange offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such period of five business days. This prospectus and the related letter of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

How To Tender

        The tender to us of original notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

  General Procedures

        A holder of an original note may tender the same by (i) properly completing and signing the letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to as a Book-Entry Confirmation, pursuant to the procedure described below), to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date or (ii) complying with the guaranteed delivery procedures described below.

        If tendered original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefor are to be issued (and any untendered original notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to as an Eligible Institution, that is a member of a recognized signature guarantee medallion program, which we refer to as an Eligible Program, within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact such holder promptly and instruct such holder to tender original notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such original notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such original notes, either make appropriate arrangements to register ownership of the original notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

  Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the original notes at The Depository Trust Company, which we refer to as the Book-Entry Transfer Facility, for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of original notes by causing the Book-Entry Transfer Facility to transfer such original notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address specified on the back cover page of this prospectus on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

THE METHOD OF DELIVERY OF ORIGINAL NOTES AND ALL OTHER DOCUMENTS IS AT YOUR ELECTION AND RISK. IF SENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, RETURN RECEIPT REQUESTED, OBTAIN PROPER INSURANCE, AND COMPLETE THE MAILING SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

        Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the exchange agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the exchange offer if the holder does not provide its taxpayer identification number (social security number or employer identification number) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to us and the exchange agent.

  Guaranteed Delivery Procedures

        If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or original notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed on the back cover hereof on or prior to the expiration date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the original notes are registered, the principal amount of the original notes and, if possible, the certificate numbers of the original notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the original notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless original notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

        A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the original notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered original notes (or a timely Book-Entry Confirmation).

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

        None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letter of Transmittal

        The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer. The party tendering original notes for exchange, to whom we refer to as the Transferor, exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor's agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes issuable upon the exchange of such tendered original notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The Transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor. See "—Terms of the Exchange."

Withdrawal Rights

        Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the back cover of this prospectus. Any such notice of withdrawal must specify the person named in the letter of transmittal as having tendered original notes to be withdrawn, the certificate numbers of original notes to be withdrawn, the principal amount of original notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such original notes exchanged, and the name of the registered holder of such original notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

        Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered original notes when, as and if we have given written notice thereof to the exchange agent.

        The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of original notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding original notes and we may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

  •
  any federal law, statute, rule, regulation or interpretation of the staff of SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

  •
  any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might result in the holders of the exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretations of the SEC as described in this Prospectus;

  •
  an action or proceeding has been instituted or threatened in any court or by any government or governmental agency, foreign or domestic, that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

  •
  there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

  •
  any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained;

  •
  there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

  •
  a material adverse change shall have occurred in our business, condition, operations or prospects.

        The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

        Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

        U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the back cover page of this prospectus. Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

        We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

        The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

Appraisal Rights

        You will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences

        The exchange of original notes for exchange notes by holders should not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Certain United States Federal Tax Considerations."

Other

        Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

        As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of this exchange offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreement. Holders of the original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights, and limitations applicable thereto, under the indenture, except for any such rights under the registration rights agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of Notes." All untendered original notes will continue to be subject to the restriction on transfer set forth in the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See "Risk Factors—Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes."

        We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes which are not tendered in the exchange offer.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

  •
  certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered; or

  •
  tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of original notes pursuant to the exchange offer.

        We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will not recognize gain or loss upon the exchange for accounting purposes.

Consequences of Failure to Exchange

        Holders of original notes who do not exchange their original notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the original notes as described in the legend on the original notes. Original notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the original notes under the Securities Act.

        Participation in the exchange offer is voluntary, and holders of original notes should carefully consider whether to participate. Holders of original notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

        As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of original notes who do not tender their original notes in the exchange offer will continue to hold the original notes and will be entitled to all the rights and limitations applicable to the original notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered original notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered original notes could be adversely affected.

        We may in the future seek to acquire, subject to the terms of the indenture, untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes which are not tendered in the exchange offer.

Resale of Exchange Notes

        We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by a holder, other than any holder who is a broker-dealer or an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

  •
  the exchange notes are acquired in the ordinary course of the holder's business; and

  •
  the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

        However, any holder who is:

  •
  an "affiliate" of ours;

  •
  who has an arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer; or

  •
  any broker-dealer who purchased original notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

may not rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds original notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for original notes, where the broker-dealer acquired the original notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes. For more detailed information, see "Plan of Distribution."

        In addition, to comply with the securities laws of various jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions as any holder of the exchange notes reasonably requests. The registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any exchange notes.

Additional Interest

        If a Registration Default (as defined below) occurs, then we will be required to pay additional interest to each holder of Registrable Notes affected thereby. During the time when a Registration Default has occurred and is continuing, we will pay additional interest on the Registrable Notes affected thereby at a rate of $0.05 per week per $1,000 in principal amount of notes outstanding for the first 90-day period immediately following a Registration Default. The amount of additional interest shall increase by an additional $0.05 per week per $1,000 in principal amount of notes for each subsequent 90-day period up to a maximum amount of additional interest of $0.50 per week, provided that we shall in no event be required to pay such additional interest for more than one Registration Default at any given time; provided, however, that, if one or more Registration Defaults shall occur again, the interest rate shall be increased again pursuant to the foregoing provisions. This additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the Registrable Notes in the same manner as interest payments on the notes, with payments being made on the interest payment dates for the notes. Following the cure of all Registration Defaults, no more additional interest will accrue unless a subsequent Registration Default occurs. Additional interest will not be payable on any notes other than Registrable Notes.

        You will not be entitled to receive any additional interest on any Registrable Notes if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender, Registrable Notes for exchange notes in the exchange offer.

        A "Registration Default" will occur if:

  •
  we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for that filing;

  •
  any such registration statement is not declared effective by the SEC on or prior to the date specified for its effectiveness;

  •
  we fail to complete the exchange offer on or prior to the date specified for completion; or

  •
  the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the notes during the periods specified in the registration rights agreement, except during limited periods as a result of the exercise by us of our right to suspend use of the shelf registration statement and the related prospectus as described under "—Shelf Registration" above.

        "Registrable Notes" means the original notes and the related subsidiary guarantees, until the earliest to occur of (i) the date on which such original note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer and is entitled to be resold to the public by such person without complying with the prospectus delivery requirements of the Securities Act, (ii) the date on which such original note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, or (ii) the date on which such original note is eligible to be distributed to the public pursuant to Rule 144 under the Securities Act, and (b) each exchange note and the related subsidiary guarantees acquired by a broker-dealer in the exchange offer of an original note for such exchange note, until the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        On November 18, 2004, we were acquired by an affiliate of Aurora Capital Group, in exchange for cash consideration of $1.06 billion. The following table sets forth historical consolidated financial and other data of K&F for the years ended December 31, 2000, 2001, 2002 and 2003 and for the periods January 1, 2004 through November 17, 2004 and November 18, 2004 through December 31, 2004. Our historical financial information for these periods is derived from our audited financial statements. The selected historical financial and other data as of the dates and for the periods prior to the Transactions are labeled as Predecessor.

        The financial information set forth below should be read in conjunction with our historical consolidated financial statements and the related notes, "Summary Historical Consolidated Financial Information," "Unaudited Pro Forma Consolidated Statement of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

	Year Ended December 31,
					January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004(a)
	2000	2001	2002	2003
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
	(In thousands)
Statement of Operations Data:
Net sales	$375,890	$355,334	$348,649	$342,818	$299,868	$53,448
Cost of sales(b)	199,459	204,036	204,819	197,812	174,223	33,315

Gross margin	176,431	151,298	143,830	145,006	125,645	20,133
Independent research and development	15,763	16,188	14,600	14,936	12,048	1,770
Selling, general and administrative expenses(c)	37,666	30,273	40,238	30,499	27,650	4,519
Amortization(b)(d)	8,118	8,837	3,935	4,264	4,196	1,440
Acquisition expenses(e)	—	—	—	—	101,533	5,350

Operating income (loss)	114,884	96,000	85,057	95,307	(19,782)	7,054
Interest expense, net(f)	35,993	32,569	26,194	44,186	34,287	6,410

Income (loss) before income taxes	78,891	63,431	58,863	51,121	(54,069)	644
Income tax (provision) benefit	(14,906)	(27,447)	(16,730)	(10,488)	25,082	236

Net income (loss)(d)	$63,985	$35,984	$42,133	$40,633	$(28,987)	$880

Other Data (for the period):
Capital expenditures	$9,845	$5,057	$4,084	$5,468	$2,902	$1,810
Depreciation and amortization(b)(d)	16,128	16,889	12,012	12,200	10,467	2,910
Cash flows from (used for):
Operating activities	104,908	65,753	80,816	47,197	55,623	(3,650)
Investing activities	(15,515)	(5,594)	(4,084)	(5,468)	(2,902)	(695,902)
Financing activities	(86,500)	(61,500)	(59,133)	(40,000)	—	632,003
EBITDA(g)	131,012	112,889	97,069	107,507	(9,315)	9,964
Ratio of earnings to fixed charges(h)	3.1x	2.9x	3.1x	2.1x	—	1.1x
	As of December 31,
	2000	2001	2002	2003	2004
	(Precedessor)	(Precedessor)	(Precedessor)	(Precedessor)
	(In thousands)
Balance Sheet Data:
Working capital	$45,695	$39,223	$35,547	$50,077	$34,201
Total assets	430,085	404,008	422,045	419,585	1,349,905
Long-term debt (includes current maturities(c)(f)	347,125	285,625	435,000	395,000	790,577

(a)
Our consolidated financial statements for the period subsequent to the Transactions reflect a new basis of accounting incorporating: (i) the fair value adjustments made in recording the Acquisition and Financing Transactions; and (ii) the capitalization of the amount by which the cost of production exceeds the sales price upon shipment of sole source original wheel and brake equipment to commercial and general aviation aircraft manufacturers, or "Program Participation Costs," which are amortized using a straight-line method over a period of the lesser of the aircraft's economic useful life or 25 years. During the periods prior to the Acquisition we recognized such amounts as an expense in cost of sales upon shipment.

(b)
Reflected in cost of sales for the period ended November 18, 2004 through December 31, 2004 are the following: (i) a non-cash charge of $6.7 million resulting from inventory purchase price adjustments; (ii) a non-cash charge of $0.3 million for incremental depreciation due to the step-up in fixed assets as a result of purchase price adjustments; and (iii) the capitalization of $2.8 million of Program Participation Costs.

(c)
On December 20, 2002, we completed a recapitalization that included the issuance of $250 million of 9 5/8% Senior Subordinated Notes Due 2010. The net proceeds of the notes were used to pay a $200 million dividend to our stockholders, pay off our former credit facility, pay transaction fees of $8.5 million and pay $9.4 million to holders of our common stock options. As a result of this transaction, our stockholders' deficiency increased by $200 million for the dividend, we recorded a $9.4 million charge to selling, general and administrative expenses for the payment to the holders of common stock options and we capitalized $8.5 million for the transaction fees. See Note 1 to the consolidated financial statements contained in this Annual Report on Form 10-K.

(d)
On January 1, 2002, we adopted SFAS No. 142. Assuming the adoption of SFAS No. 142 at the beginning of the periods presented, amortization would have decreased by $6.1 million for each of the two years in the period ended December 31, 2001. Net income would have increased to $39.4 million, and $68.9 million for the years ended December 31, 2001 and 2000, respectively.

(e)
Our results of operations for the period from November 18, 2004 through December 31, 2004 and from January 1, 2004 through November 17, 2004 include one-time charges of $5.4 million and $101.5 million, respectively. These charges were a result of the Acquisition and related Financing Transactions, and are as follows:

	January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004
	(Predecessor)
	(In thousands)
Compensation costs recognized for the cancellation of stock options	$46,156	$—
Premiums paid to redeem the 9 5/8% senior subordinated notes due 2010 and the 9 1/4% senior subordinated notes due 2007	45,282	—
Write-off of debt issuance costs associated with the redemption of the 9 5/8% senior subordinated notes due 2010 and the 9 1/4% senior subordinated notes due 2007	6,551	—
Investment banker fees	1,525	—
Other fees and expenses	2,019	—
Write-off of interim loan facility commitment fee and other fees and expenses	—	5,350

	$101,533	$5,350

(f)
On October 15, 2003, we redeemed $40.0 million of our 9 1/4% senior subordinated notes due 2007. In 2003, we took a $1.6 million charge to interest expense for the redemption premiums and the write-off of a portion of unamortized financing costs associated with the redemption.

(g)
EBITDA is included in this prospectus because certain covenants in the indenture relating to the exchange notes are tied to ratios based on this measure. "EBITDA" represents net income before interest expense, income tax (provision) benefit and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA is customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness. The indenture requires that our Fixed Charge Coverage Ratio (for which EBITDA is used in the calculation) equal or exceed 2 to 1 in order for us to be able to incur additional debt, subject to certain exceptions. See "Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        The following is a reconciliation of EBITDA to net income (loss):

	Year Ended December 31,
					January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004
	2000	2001	2002	2003
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
	(In thousands)
Net income (loss)	$63,985	$35,984	$42,133	$40,633	$(28,987)	$880
Interest expense, net	35,993	32,569	26,194	44,186	34,287	6,410
Income tax provision (benefit)	14,906	27,447	16,730	10,488	(25,082)	(236)
Depreciation and amortization	16,128	16,889	12,012	12,200	10,467	2,910

EBITDA(1)	$131,012	$112,889	$97,069	$107,507	$(9,315)	$9,964

  (1)
  Includes one time charges related to the Acquisition and related Financing Transactions of $5.4 million and $101.5 million for the period from November 18, 2004 through December 31, 2004 and January 1, 2004 through November 17, 2004, respectively. See Note (e).

(h)
For this computation, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense). For the period from January 1, 2004 through November 17, 2004, our earnings were inadequate to cover fixed charges in the amount of $17.7 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the impact that the Transactions will have on us, including increased levels of indebtedness and the impact of purchase accounting. You should read the following discussion of our financial condition and results of operations in conjunction with "Selected Historical Consolidated Financial Information," "Unaudited Pro Forma Consolidated Statement of Operations" and the consolidated financial statements, including the related notes, included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations and the markets for our products. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under "Cautionary Statement Regarding Forward-Looking Statements," "Risk Factors," and elsewhere in this prospectus.

  General

        We are a leading global designer and manufacturer of aircraft wheels, brakes, brake control systems and flexible bladder fuel tanks for commercial transport, general aviation and military aircraft. Through our wholly-owned subsidiary, Aircraft Braking Systems Corporation, or "Aircraft Braking Systems," we supply approximately 20% of the worldwide market for aircraft wheels, brakes and brake control systems. Through our wholly-owned subsidiary, Engineered Fabrics Corporation, or "Engineered Fabrics," we supply approximately 60% of the flexible bladder fuel tanks for the worldwide commercial transport and general aviation markets and over 50% of these tanks for the U.S. military aircraft market.

        Aircraft Braking Systems' products are used on approximately 27,000 commercial transport, general aviation and military aircraft worldwide. U.S. and foreign governmental authorities, including the FAA, impose strict certification requirements for new aircraft programs, including the wheel and brake systems. Once a manufacturer's wheels and brakes have been installed on an aircraft, these governmental authorities generally require certified replacement parts for such systems be provided by an approved manufacturer. In addition, regional and general aviation aircraft manufacturers typically select one manufacturer to supply original wheels and brakes for an entire fleet of aircraft, and such manufacturer typically becomes the sole source supplier for replacement parts. As a result, for the last ten fiscal years, approximately 75% of Aircraft Braking Systems' revenues were derived from programs supplied on a sole source basis.

        In accordance with industry practice in the commercial aviation industry, aircraft wheel and brake suppliers customarily sell original wheel and brake assemblies at or below cost in order to win selection of their products by manufacturers and airlines. These investments are typically recouped through the sale of replacement parts within the first half of the life of an aircraft. The average life for most modern aircraft is over 25 years. Price concessions on original wheel and brake equipment are not customary in the military market. Although manufacturers of military aircraft generally select only one supplier of wheels and brakes for each model, the government has approved at times the purchase of specific component replacement parts from suppliers other than the original supplier of the wheel and brake system.

        We believe Engineered Fabrics is the leading worldwide manufacturer of flexible bladder fuel tanks for aircraft and helicopters. With its proprietary technology, Engineered Fabrics is the only FAA-certified supplier of polyurethane manufactured fuel tanks in the United States, which feature "selfsealing" technology that significantly reduces the potential for fires, leaks and spilled fuel following a crash.

  Certain Market Trends

        We service a diversified portfolio of customers across the commercial transport, general aviation and military sectors, such that declines in any one market have often been offset by increased revenues in another. For example, the commercial transport and general aviation markets that we serve were adversely affected by the events of September 11, 2001, but the downturn in those markets was partially offset by an increase in military aircraft spending.

        We believe that conditions in the commercial transport and general aviation markets have improved and the regional jet market, in particular, will provide new opportunities for original equipment and replacement part sales. Since the beginning of 2004, our sales and bookings in both commercial transport and general aviation sectors have shown recovery from this downturn. During the same period, our military business has leveled off, but we expect military aircraft spending to continue at current levels.

  Platform Investments

        During the years ended December 31, 2002, 2003 and 2004, we spent an aggregate of approximately $51.3 million, $53.3 million and $59.9 million, respectively, for research, development, design, capital expenditures and Program Participation Costs (including development participation payments). These types of costs are somewhat discretionary in any given year and our levels of spending may increase or decrease as the business base dictates. In 2003, we achieved many design and development milestones as we moved closer to aircraft certification and initial rates of production on a number of our recent sole source wins: Embraer 170/175, 190/195, Dassault Falcon 7X, Falcon 900EX EASy, Raytheon Hawker Horizon, Sino-Swearingen SJ-30 and the T-50 Military Trainer. We were selected as the sole supplier of wheels and steel brakes for the Bombardier CRJ-100, CRJ-200 and CRJ-440 aircraft, the Fairchild Dornier DO-328 turboprop and the Alenia C27J; total braking systems including wheels, steel brakes and brake control systems for the Bombardier CRJ-700 and 900 and the SJ-30 aircraft; total braking systems, including wheels, carbon brakes and brake control systems for the Dassault F-7X, Dassault 900EX EASy, Raytheon's Hawker Horizon, and the T-50 Military Trainer; wheels and carbon brakes for the Embraer 170, 175, 190 and 195 aircraft; and one of three suppliers of wheels and carbon brakes on the Airbus A-320 and A-321 aircraft. Aircraft produced under most of these programs are in development or the early stages of their life cycles and represent significant future revenue opportunities for us. With these program wins, we expect a number of favorable things to occur in our business including:

  •
  sales of replacement parts increase in the aftermarket;

  •
  the number of airplanes using Aircraft Braking Systems' wheels and brakes increases, net of retired aircraft; and

  •
  the average age of the total fleet using Aircraft Braking Systems' products will be reduced.

The Acquisition

        On November 18, 2004, we were acquired by an affiliate of Aurora Capital Group for cash of approximately $1.06 billion. A portion of the cash consideration was used to repay substantially all of our then existing indebtedness and our fees and expenses as well as those of certain of our stockholders in connection with the Acquisition, with the balance paid to our prior equityholders.

        The Acquisition was financed with $795.0 million of debt financing described below and $309.8 million of preferred and common equity capital from affiliates of Aurora Capital Group and certain co-investors. K&F Parent contributed the $309.8 million of equity to Intermediate Holdco which then contributed such proceeds as equity to K&F Acquisition prior to the merger of K&F Acquisition with and into K&F. In addition, K&F Parent issued a note in the amount of approximately

$14.7 million payable for the benefit of the selling equityholders for the estimated tax benefits to be received by us due to the payment of fees and premiums in connection with the tender offers for K&F's prior senior subordinated notes. We received the proceeds of a tax refund in the approximate amount of the note, which will mature in May 2005.

        Immediately after the consummation of the Acquisition, K&F Acquisition, a wholly owned indirect subsidiary of K&F Parent, was merged with and into K&F with K&F as the surviving corporation. All of the common stock of K&F is now indirectly owned by K&F Parent, all of the capital stock of K&F Parent is owned by the equity sponsor and the co-investors, and K&F Parent is controlled by Aurora Capital Group.

Critical Accounting Policies and Estimates

        This section is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, income taxes, warranty obligations, workers compensation liabilities, pension and other postretirement benefits, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the consolidated financial statements.

        Revenue Recognition.    Revenue from the sale of products is generally recognized upon shipment to customers, provided that there are no uncertainties regarding customer acceptance, there is persuasive evidence of an arrangement, the sales price is fixed and determinable, and collection of the related receivable is probable.

        Inventory.    Inventory is stated at average cost, not in excess of net realizable value. In accordance with industry practice, inventoried costs may contain amounts related to contracts with long production cycles, a portion of which will not be realized within one year. Reserves for slow moving and obsolete inventories are provided based on current assessments about future product demand and production requirements for the next twelve months. These factors are impacted by market conditions, technology changes, and changes in strategic direction, and require estimates and management judgment that may include elements that are uncertain. We evaluate the adequacy of these reserves quarterly.

        Our inventory reserve balances of $9.6 million, $9.1 million and $5.6 million as of December 31, 2002, 2003 and 2004, respectively, represent 15.6%, 15.4% and 8.4% of our gross inventory balances for each period. Although we strive to achieve a balance between market demands and risk of inventory excess or obsolescence, it is possible that, should conditions change, additional reserves may be needed. Any changes in reserves will impact operating income during a given period. This policy is consistently applied to all of our operating segments and we do not anticipate any changes to our policy in the near term.

        Evaluation of Long-Lived Assets.    Long-lived assets are assessed for recoverability on an ongoing basis in accordance with SFAS No. 144. In evaluating the value and future benefits of long-lived assets, their carrying value is compared to management's estimate of the anticipated undiscounted future net cash flows of the related long-lived asset. Any necessary impairment charges are recorded when we do not believe the carrying value of the long-lived asset will be recoverable. The carrying amount of long-lived assets was adjusted in 2004 to reflect the fair value accounting adjustments made in connection with the Acquisition. There were no adjustments to the carrying amount of long-lived assets during the years ended December 31, 2002 and 2003 resulting from our evaluations.

        Program Participation Costs.    Program Participation Costs consist of incentives given to original equipment aircraft manufacturers in connection with their sole source selection of our products for installation on aircraft. These incentives include cash payments, discounts and free product. The costs of these incentives is recognized in the period incurred unless the incentive is subject to recovery through a long-term product maintenance requirement mandated by the FAA, or its equivalent, for certified replacement equipment and service. Capitalized amounts are being amortized on a straight-line basis over the shorter of the economic service life of the aircraft or 25 years, as a charge to costs of sales. These types of costs are somewhat discretionary in any given year and our levels of spending may increase or decrease as the business base dictates.

        Warranty.    Estimated costs of warranty are accrued when individual claims arise with respect to a product or performance. When we become aware of those types of defects, the estimated costs of all potential warranty claims arising from those types of defects are accrued. As of December 31, 2002, 2003 and 2004, our warranty liability was $15.2 million, $13.9 million and $12.9 million, respectively.

        Pension and Other Postretirement Benefits.    We have significant pension and postretirement benefit costs and liabilities. The determination of our obligation and expense for pension and other postretirement benefits is dependent on our selection of certain assumptions used by actuaries in calculating those amounts. Assumptions are made about interest rates, expected investment return on plan assets, rate of increase in health care costs, total and involuntary turnover rates, and rates of future compensation increases. In addition, our actuarial consultants use subjective factors such as withdrawal rates and mortality rates to develop our valuations. We generally review and update these assumptions at the beginning of each fiscal year. We are required to consider current market conditions, including changes in interest rates, in making these assumptions. The actuarial assumptions that we may use may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension and postretirement benefits expense we have recorded or may record. See Note 11 to the consolidated financial statements contained in this prospectus for a disclosure of our assumptions.

        The discount rate enables us to state expected future cash flows at a present value on the measurement date. The rate represents the market rate of high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations and increases pension expense. A 50 basis point decrease in the discount rate would increase our current year pension expense by approximately $0.7 million. We used a 6 1/4% discount rate to determine the 2004 expense and will use a 6.0% discount rate for 2005 to reflect market conditions.

        To determine the expected long-term rate of return on pension plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. A 50 basis point decrease in the expected annual return on assets would increase our current year pension expense by approximately $0.5 million. We assumed that the long-term returns on our pension plan assets was 9.0% in 2004 and will remain at 9.0% for 2005 to reflect projected returns in the fixed income and equity markets.

        The annual postretirement expense was calculated using a number of actuarial assumptions, including a health care cost trend rate and a discount rate. Our discount rate assumption for postretirement benefits is consistent with that used in the calculation of pension benefits. The healthcare cost trend rate range used to calculate the 2004 postretirement expense was 11% in 2004, trending down to 5.0% for 2010. A 1% increase in the assumed health care cost trend rate would increase 2004 postretirement benefit costs and the benefit obligation by approximately $0.8 million and $10.2 million, respectively.

Results of Operations

        On November 18, 2004, K&F was acquired by an affiliate of Aurora Capital Group. The amounts below for the year ended December 31, 2004 represent a combination of the results of operations for the Predecessor period (January 1, 2004 through November 17, 2004) with the results after the Acquisition (November 18, 2004 through December 31, 2004). The consolidated financial statements for the period subsequent to the Transactions reflect a new basis of accounting incorporating: (i) the fair value adjustments made in recording the Acquisition and Financing Transactions; and (ii) the capitalization of Program Participation Costs, which are amortized using a straight-line method over a period of the lesser of the aircraft's economic useful life or 25 years. During the periods prior to the Acquisition we recognized such amounts as an expense in cost of sales upon shipment.

        The following table sets forth, for the periods indicated, certain operating data of K&F:

	December 31,
			January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004	Year Ended December 31, 2004(a)
	2002	2003
	(Predecessor)		(Predecessor)		(Combined)
	(In thousands)
Net Sales	$348,649	$342,818	$299,868	$53,448	$353,316
Cost of sales(b)	204,819	197,812	174,223	33,315	207,538

Gross margin	143,830	145,006	125,645	20,133	145,778
Independent research and development	14,600	14,936	12,048	1,770	13,818
Selling, general and administrative expenses	40,238	30,499	27,650	4,519	32,169
Amortization	3,935	4,264	4,196	1,440	5,636
Acquisition expenses(c)	—	—	101,533	5,350	106,883

Operating income (loss)	85,057	95,307	(19,782)	7,054	(12,728)
Interest expense, net	26,194	44,186	34,287	6,410	40,697

Income (loss) before income taxes	58,863	51,121	(54,069)	644	(53,425)
Income tax benefit (provision)	(16,730)	(10,488)	25,082	236	25,318

Net income (loss)	$42,133	$40,633	$(28,987)	$880	$(28,107)

(a)
The amounts for the year ended December 31, 2004 represent a combination of the results for the Predecessor period (January 1, 2004 through November 17, 2004) and the period subsequent to the Acquisition (November 18, 2004 through December 31, 2004).

(b)
Included in cost of sales for the period ended November 18, 2004 through December 31, 2004 and for the year ended December 31, 2004 were the following: (i) a non-cash charge of $6.7 million resulting from inventory purchase price adjustments; (ii) a non-cash charge of $0.3 million for incremental depreciation due to the step-up in fixed assets as a result of purchase price adjustments; and (iii) the capitalization of $2.8 million of Program Participation Costs.

(c)
Our results of operations for the period from November 18, 2004 through December 31, 2004 and from January 1, 2004 through November 17, 2004 include one-time charges of $5.4 million and

  $101.5 million, respectively. These charges were a result of the Acquisition and related Financing Transactions, and are as follows:

	January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004
	(Predecessor)
	(In thousands)
Compensation costs recognized for the cancellation of stock options	$46,156	$—
Premiums paid to redeem the 9 5/8% senior subordinated notes due 2010 and the 9 1/4% senior subordinated notes due 2007	45,282	—
Write-off of debt issuance costs associated with the redemption of the 9 5/8% senior subordinated notes due 2010 and the 9 1/4% senior subordinated notes due 2007	6,551	—
Investment banker fees	1,525	—
Other fees and expenses	2,019	—
Write-off of interim loan facility commitment fee and other fees and expenses	—	5,350

	$101,533	$5,350

Comparison of Results of Operations for the Years Ended December 31, 2004 and December 31, 2003

        Our sales for the year ended December 31, 2004 totaled $353.3 million, reflecting an increase of $10.5 million, compared with $342.8 million for the same period in the prior year. This increase was due to higher sales at Aircraft Braking Systems of $6.3 million and higher sales at Engineered Fabrics of $4.2 million.

        Commercial sales at Aircraft Braking Systems increased $14.4 million, primarily on the Bombardier CRJ-700, the Embraer 170 and a number of Boeing programs, including the MD-90, MD-80, DC-10 and DC-9, partially offset by lower sales on the Boeing 707 program. General Aviation sales increased $7.3 million, primarily on Gulfstream, Lear and Israeli Aircraft Industries aircraft. Military sales decreased $15.4 million, primarily on the Lockheed Martin C-130 and F-16, the Boeing B-1B and the Northrop Grumman F-14 programs.

        Sales at Engineered Fabrics increased primarily due to higher military sales of fuel tanks for the Boeing F-15, the Northrop Grumman T-38 and the Sikorsky Blackhawk programs and higher sales of iceguards on the Bell/Boeing V-22 program, partially offset by lower sales of oil containment booms.

        Our gross margin for the year ended December 31, 2004 was 41.3%, compared with 42.3% for the same period in the prior year. Aircraft Braking Systems' gross income was $133.6 million, or 45.4% of sales for the year ended December 31, 2004, compared with $132.8 million, or 46.2% of sales for the same period in the prior year. Engineered Fabrics' gross income was $12.2 million, or 20.6% of sales for the year ended December 31, 2004, compared with $12.2 million, or 22.1% of sales for the same period in the prior year.

        Aircraft Braking Systems' gross margin decreased primarily due to a non-cash charge of $6.3 million, resulting from inventory purchase price accounting adjustments and higher expensed program participation costs, partially offset by a favorable mix of products sold, lower operating costs and the favorable overhead absorption effect relating to the higher sales. Engineered Fabrics' gross margin decreased primarily due to an unfavorable mix of products sold and a non-cash charge of

$0.4 million, resulting from inventory purchase price accounting adjustments, partially offset by the overhead absorption effect relating to the higher sales.

        Independent research and development costs were $13.8 million for the year ended December 31, 2004, compared with $14.9 million for the same period in the prior year. This decrease was primarily due to lower costs associated with the Embraer 170 and various other programs, partially offset by higher costs on the China ARJ21 and Dassault Falcon 7X programs.

        Selling, general and administrative expenses were $32.2 million for the year ended December 31, 2004 compared with $30.5 million for the same period in the prior year. This increase was primarily due to higher performance-related incentive compensation.

        Amortization expense was $5.6 million for the year ended December 31, 2004, compared with $4.3 million for the same period in the prior year. This increase was due to fair value accounting for intangible assets related to the Acquisition, which will increase annual amortization expense by approximately $10.0 million.

        Acquisition expenses were $106.9 million during the year ended December 31, 2004. These charges were a result of the Acquisition and Financing Transactions and include the following:

Year Ended December 31, 2004
(In thousands)
Compensation costs recognized for the cancellation of stock options	$46,156
Premiums paid to redeem the 9 5/8% senior subordinated notes due 2010 and the 9 1/4% senior subordinated notes due 2007	45,282
Write-off of debt issuance costs associated with the redemption of the 9 5/8% senior subordinated notes due 2010 and the 9 1/4% senior subordinated notes due 2007	6,551
Investment banker fees	1,525
Other fees and expenses	2,019
Write-off of interim loan facility commitment fee and other fees and expenses	5,350

$106,883

        Our net interest expense was $40.7 million for the year ended December 31, 2004 compared with $44.2 million for the same period in the prior year. This decrease was primarily due to a lower average debt balance prior to the Acquisition. This decrease was partially offset by higher interest expense associated with the increased debt levels in connection with the Financing Transactions.

        Our effective tax rate of (47.4)% differs from the statutory rate of 35% primarily due to tax benefits derived from the net loss generated as a result of the Acquisition and related transaction expenses, in addition to the reversal of prior years tax reserves no longer needed and tax benefits derived from export sales. Our effective tax rate of 20.5% for the year ended December 31, 2003 differs from the statutory rate of 35% due to reversal of prior years tax reserve no longer needed, utilization of state net operating losses, tax benefits derived from export sales, available tax credits and a favorable foreign tax rate.

  Comparison of Results of Operations for the Years Ended December 31, 2003 and December 31, 2002

        Our sales for the year ended December 31, 2003 totaled $342.8 million, reflecting a decrease of $5.8 million, or 1.7%, compared with $348.6 million for the same period in the prior year. This decrease was due to lower sales at Aircraft Braking Systems of $13.9 million, partially offset by higher sales at Engineered Fabrics of $8.1 million

        Commercial sales at Aircraft Braking Systems decreased $6.0 million, primarily due to lower sales of wheels and brakes on the Boeing DC-9 and DC-10 and the Airbus A-321 programs, partially offset by higher sales on the Canadair CRJ-100/200, CRJ-700 and CRJ-900 programs. General aviation sales decreased $5.3 million, primarily on Israeli Aircraft Industries and Raytheon aircraft. Military sales decreased $2.6 million primarily on the Boeing B-1B, the Northrop Grumman F-14 and the Fairchild Republic A-10 programs, partially offset by higher sales on the Lockheed Martin C-130 program.

        Sales at Engineered Fabrics increased primarily due to higher sales of oil containment booms, fuel tanks for the Northrop Grumman F-18, the Sikorsky Blackhawk, SH3A and SH3D programs, and iceguards on the Sikorsky UH-60 program.

        Our gross margin for the year ended December 31, 2003 was 42.3%, compared with 41.3% for the same period in the prior year. Aircraft Braking Systems' gross income was $132.8 million, or 46.2% of sales for the year ended December 31, 2003, compared with $135.2 million, or 44.9% of sales for the same period in the prior year. Engineered Fabrics' gross income was $12.2 million, or 22.1% of sales for the year ended December 31, 2003, compared with $8.6 million, or 18.3% for the same period in the prior year.

        Aircraft Braking Systems' gross margin increased primarily due to a favorable mix of products sold and lower warranty costs, partially offset by higher program investments and the unfavorable overhead absorption effect relating to lower sales. Engineered Fabrics' gross margin increased primarily due to a favorable overhead absorption effect relating to the higher sales.

        Independent research and development costs were $14.9 million for the year ended December 31, 2003, compared with $14.6 million for the same period in the prior year. This increase was primarily due to higher costs associated with the Dassault Falcon 7X program, partially offset by lower costs on the Gulfstream G450 program.

        Selling, general and administrative expenses were $30.5 million for the year ended December 31, 2003, compared with $40.2 million for the same period in the prior year. This decrease was primarily due to a $9.4 million charge incurred in 2002, relating to payments made to holders of our common stock options in connection with the recapitalization described below under "Liquidity and Capital Resources."

        Our net interest expense was $44.2 million for the year ended December 31, 2003, compared with $26.2 million for the same period in the prior year. This increase was primarily due to higher interest relating to our issuance of $250.0 million of 9 5/8% senior subordinated notes in December 2002 in connection with the recapitalization described below under "Liquidity and Capital Resources" and a $1.6 million charge taken in 2003, for redemption premiums and the write-off of a portion of unamortized financing costs, associated with the early redemption of $40.0 million of our 9 1/4% senior subordinated notes due 2007 on October 15, 2003.

        Our effective tax rate of 20.5% for the year ended December 31, 2003 differs from the statutory rate of 35% due to reversal of prior years tax reserve no longer needed, utilization of state net operating losses, tax benefits derived from foreign sales, available tax credits and a favorable foreign tax rate. The effective tax rate of 28.4% for the year ended December 31, 2002 differs from the statutory rate of 35% due to utilization of state net operating losses, tax benefits derived from foreign sales and available tax credits.

Liquidity and Capital Resources

Cash Flow

        The following table sets forth, for the periods indicated, certain information regarding K&F's cash flows:

	Year Ended December 31,
			January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004	Year Ended December 31, 2004(a)
	2002	2003
	(Predecessor)		(Predecessor)		(Combined)
	(In thousands)
Cash Flows Provided By (Used In):
Operating activities	$80,816	$47,197	$55,623	$(3,650)	$51,973
Investing activities	(4,084)	(5,468)	(2,902)	(695,902)	(698,804)
Financing activities	(59,133)	(40,000)	—	632,003	632,003

(a)
The amounts for the year ended December 31, 2004 represent a combination of the results for the Predecessor period (January 1, 2004 through November 17, 2004) and the period subsequent to the Acquisition (November 18, 2004 through December 31, 2004).

        During the year ended December 31, 2004, net cash provided by operating activities amounted to $52.0 million, compared with $47.2 million for the same period in the prior year, an increase of $4.8 million. Our cash flows from operating activities increased from the prior year primarily due to lower interest payments of $6.9 million and payments made in 2003 to the holders of our common stock options in connection with the 2002 recapitalization, partially offset by $5.4 million of costs relating to an interim loan commitment fee paid in connection with the Transactions which was written-off. During the year ended December 31, 2003, net cash provided by operating activities amounted to $47.2 million, compared with $80.8 million for the same period in the prior year, a decrease of $33.6 million. Our cash flow from operating activities decreased from the prior year due to higher interest payments of $22.3 million, relating to the issuance of $250.0 million of our 9 5/8% notes in December 2002, payments made in 2003 to the holders of our common stock options in connection with the 2002 recapitalization, decreased reductions in inventory and an increase in accounts receivable due to the timing of sales in the later part of the fourth quarter of 2003. This was partially offset by a decrease in the amount required to fund the pension plan in 2003 versus 2002.

        During the year ended December 31, 2004, net cash used in investing activities amounted to $698.8 million due to $694.1 million relating to the Acquisition and $4.7 million for capital expenditures. During the year ended December 31, 2003, net cash used in investing activities amounted to $5.5 million for capital expenditures. During the year ended December 31, 2002, net cash used in investing activities amounted to $4.1 million for capital expenditures. Capital spending for the year ending December 31, 2005 is expected to be approximately $16.0 million. This increase is primarily related to the expansion of our carbon manufacturing facility.

        During the year ended December 31, 2004, net cash provided by financing activities amounted to $632.0 million due to the Acquisition and Financing Transactions. During the year ended December 31, 2003, net cash used in financing activities amounted to $40.0 million due to the prepayment of $40.0 million of our 9 1/4% notes. During the year ended December 31, 2002, net cash used in financing activities amounted to $59.1 million due to the payment of a $200.0 million dividend to the holders of our common stock, the repayment of indebtedness of $100.6 million and transaction fees of $8.5 million in connection with our issuance of our 9 5/8% notes, partially offset by proceeds of $250.0 million from our sale of the 9 5/8% notes.

The Financing Transactions

        Concurrent with the closing of the Acquisition, we entered into the Financing Transactions and the Transactions. See "Summary—the Transactions."

        The term loan is repayable in quarterly installments of $1.2 million for the first seven years, and thereafter in quarterly installments of $111.6 million during the eighth year. The revolving credit facility is available, subject to certain conditions, for our and our subsidiaries general corporate purposes and for certain other permitted transactions. A portion of the revolving credit facility is available for letters of credit. The obligations under the new credit facility are secured by a lien on substantially all of our and our subsidiaries' assets and are guaranteed by our direct and indirect domestic subsidiaries.

        Borrowings under the new credit facility bear interest, at our option, at a rate equal to an applicable margin plus (a) the base rate, which will be the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (2) the federal funds effective rate from time to time plus 0.5% or (b) the eurodollar rate, which will be the rate at which eurodollar deposits for one, two, three or six or (if available to all lenders under the relevant facility, as determined by such lenders in their sole discretion) nine or twelve months are offered in the interbank eurodollar market. The applicable margin for the revolving credit facility is currently 1.50% with respect to the base rate loans and 2.50% with respect to eurodollar loans. The applicable margin for the term loan facility is currently 1.50% with respect to base rate loans and 2.50% with respect to eurodollar loans. Upon the occurrence of any payment default, all outstanding amounts under our new credit facility will bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2% per annum. We are also obligated to pay a commission on all outstanding letters of credit in the amount of an applicable margin then in effect with respect to eurodollar loans under the revolving credit facility as well as fronting fees on the aggregate drawable amount of all outstanding letters of credit. The weighted average interest rate on outstanding indebtedness under the new credit facility was 4.9% at December 31, 2004.

        The new credit facility contains customary representations and warranties, covenants and conditions to borrowing.

        The new credit facility contains a number of negative covenants that limit us and our subsidiaries from, among other things, incurring other indebtedness, entering into merger or consolidation transactions, disposing of all or substantially all of their assets, making certain restricted payments, making capital expenditures, creating any liens on ours or our subsidiaries' assets, creating guarantee obligations and material lease obligations and entering into sale and leaseback transactions and transactions with affiliates.

        The new credit facility also requires the maintenance of certain quarterly financial and operating ratios, including a consolidated cash interest coverage ratio and consolidated leverage ratio. Our new credit facility also limits the amount of capital expenditures and development participation costs we may make. The indenture governing the notes offered hereby also contains certain restrictive covenants regarding our ability to make distributions and incur additional indebtedness that are tied to ratios based on EBITDA and Adjusted EBITDA. In particular, the indenture requires that our Fixed Charge Coverage Ratio equal or exceed 2 to 1 in order for us to be able to incur additional debt, subject to certain exceptions. K&F was in compliance with all covenants at December 31, 2004.

        "EBITDA" represents net income before interest expense, income tax (provision) benefit and depreciation and amortization. "Adjusted EBITDA" is EBITDA as further adjusted to exclude non-recurring Transaction expenses, non-recurring inventory purchase accounting adjustments, non-recurring salary and benefit expense, headcount reduction, non-recurring non-cash charge (income), and payment to optionholders (as set forth in the reconciliation presented below). EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness. EBITDA and Adjusted EBITDA are used in the calculation of Fixed Charge Coverage Ratio. See "Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        The following is a presentation of EBITDA and Adjusted EBITDA and a reconciliation of EBITDA and Adjusted EBITDA to net income (loss):

	Year Ended December 31,
					January 1, 2004 Through November 17, 2004	November 18, 2004 Through December 31, 2004
	2000	2001	2002	2003
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
	(In thousands)
Net income (loss)	$63,985	$35,984	$42,133	$40,633	$(28,987)	$880
Interest expense, net	35,993	32,569	26,194	44,186	34,287	6,410
Income tax provision (benefit)	14,906	27,447	16,730	10,488	(25,082)	(236)
Depreciation and amortization	16,128	16,889	12,012	12,200	10,467	2,910

EBITDA	131,012	112,889	97,069	107,507	(9,315)	9,964
Non-recurring Transaction expenses	—	—	—	—	101,533	5,350
Non-recurring inventory purchase accounting adjustments	—	—	—	—	—	6,748
Non-recurring salary and benefit expense(1)	9,995	8,115	7,500	6,197	8,180	836
Headcount reduction(2)	1,465	1,465	1,465	1,099	—	—
Non-recurring non-cash charge (income)(3)	—	—	—	2,350	(2,350)	—
Payment to optionholders(4)	—	—	9,405	—	—	—

Adjusted EBITDA	$142,472	$122,469	$115,439	$117,153	$98,048	$22,898

(1)
Non-recurring salary and benefit expense of Mr. B. Schwartz, whose prior employment and other related agreements were terminated upon consummation of the Acquisition. Gives effect to compensation ($100,000) due to Mr. B. Schwartz under a one-year employment agreement that was entered into at the closing of the Acquisition.

(2)
Represents the pro forma effect on prior periods of a headcount reduction in September 2003.

(3)
Amounts represent estimated non-recurring, non-cash contract charges.

(4)
Represents a non-recurring payment to holders of our common stock options in connection with a recapitalization undertaken in 2002.

        The new credit facility also contains customary events of default, including default upon the nonpayment of principal, interest, fees or other amounts or the occurrence of a change of control.

        The new credit facility provides for revolving loans not to exceed $50.0 million, with up to $10 million available for letters of credit. The revolving loan commitment terminates on November 18, 2010. At December 31, 2004, we had $48.0 million available to borrow under the revolving credit facility and $2.0 million of letters of credit outstanding.

        Our ability to comply with the indenture governing the notes offered hereby and our new credit facility may be affected by events beyond our control, including prevailing economic, financial and industry conditions and are subject to the other risks described under "Risk Factors." The breach of any of these covenants or restrictions could result in a default under either the indenture governing the notes or our new credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable. If we were unable to repay debt, lenders having secured obligations like the lenders under our new credit facility could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes and repay the principal amount of the notes.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control as well as the factors described in "Risk Factors."

        Our management believes that our cash on hand, together with cash from operations and, if required, borrowings under the revolving credit facility of our new credit facility, will be sufficient for our cash requirements for the next 12 months.

Contractual Obligations

        The following represents our contractual commitments consisting of our scheduled debt maturities, scheduled interest payments, letters of credit, purchase commitments, non-cancelable operating lease commitments and employment contracts, subsequent to December 31, 2004:

Year Ending December 31,	Scheduled Debt Maturities	Scheduled Interest Payments*	Letters of Credit	Purchase Commitments**	Operating Lease Commitments	Employment Contracts	Total
	(In millions)
2005	$—	$49.0	$—	$36.0	$4.0	$2.3	$91.3
2006	4.6	48.9	—	0.2	3.0	2.3	59.0
2007	4.8	48.6	—	—	2.7	2.2	58.3
2008	4.8	48.4	—	—	1.5	0.5	55.2
2009	4.8	48.1	—	—	0.4	—	53.3
Thereafter	771.0	227.0	2.0	—	4.1	—	1,004.1

*
Assumes that the variable interest rate on our borrowings under our new credit facility remains constant at 5.12%.

**
Represents the value of purchase orders placed with vendors for materials and equipment.

        Our funding policy is to contribute cash to our pension plans to the extent required under the Employee Retirement Income Security Act of 1974. Based on this minimum requirement, we made no contributions to the pension plans in 2004 and do not expect to make any in 2005. Our minimum pension liability was $48.2 million and $26.9 million at December 31, 2004 and 2003, respectively. We made approximately $4.2 million in contributions to our postretirement health care and life insurance benefit plans in 2004 and expect to contribute approximately the same amount in 2005.

        In 2004, we paid $6.4 million in federal and state income taxes. In 2005, we expect a refund for federal and state income taxes relating to the tax benefit created from of the payment of fees and premiums in 2004, in connection with the tender offers for our prior senior subordinated notes and the transaction expenses.

Historical Financings

  Prior Senior Subordinated Notes

        Prior to the consummation of the Transactions, we had outstanding two series of senior subordinated notes: (1) $250.0 million of 9 5/8% senior subordinated notes due 2010 and (2) $145.0 million of 9 1/4% senior subordinated notes due 2007.

        The prior senior subordinated notes are general unsecured obligations of K&F and are subordinated in right of payment to our prior credit facility and other senior indebtedness. The prior senior subordinated notes are not guaranteed by any of K&F's subsidiaries and are effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

        The indentures governing the prior senior subordinated notes contain certain events of default and agreements which are customary with respect to non-investment grade debt securities, including limitations on mergers, consolidations, and sale of substantially all assets by us, incurrence of indebtedness, restricted payments, liens and sale and leaseback transactions by us or our subsidiaries. The material terms of the two series of the prior senior subordinated notes are similar. We have also filed copies of the indentures under which the prior senior subordinated notes were issued with the SEC.

        In connection with the Transactions, on October 20, 2004, we commenced cash tender offers for all of the prior senior subordinated notes. Upon the closing of the tender offers concurrently with the closing of the Acquisition, consents were received and notes were tendered with respect to approximately 95.8% of the total principal amount outstanding of the 9 1/4% senior subordinated notes due 2007 and approximately 99.8% of the total principal amount outstanding of the 9 5/8% senior subordinated notes due 2010. As a result of receiving the requisite consents, we entered into a supplemental indenture with the trustee and the guarantors under the applicable indentures to eliminate certain restrictive covenants contained in such indentures. Such supplemental indentures became operative on the payment date for the tendered notes, which occurred concurrently with the Acquisition. Pursuant to the terms of the applicable indenture, we redeemed the $6.1 million principal amount outstanding of our 9 1/4% senior subordinated notes due 2007 on December 23, 2004. The $577,000 principal amount outstanding of our 9 5/8% senior subordinated notes due 2010 remain outstanding and is governed by the applicable amended indenture.

  Prior Credit Facility

        In 2002, Aircraft Braking Systems and Engineered Fabrics, as borrowers, and K&F, as guarantor, entered into a credit facility with a group of lenders including Lehman Brothers Inc. and Lehman Commercial Paper Inc. The prior credit facility consisted of a revolving credit facility in an aggregate principal amount of $30.0 million. The prior credit facility commitment provided for termination on June 30, 2007 and all outstanding borrowings were due on such date. In connection with the Transactions, we repaid all borrowings under the prior credit facility, refinanced the existing letters of credit and terminated this facility.

Accounting Changes and Pronouncements

        In December 2004 the Financial Accounting Standards Board issued SFAS No. 123-R. SFAS No. 123-R is a revision of SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123-R eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS No. 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS No. 123-R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123-R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share- based payment transactions with employees.

        We plan to adopt SFAS No. 123-R using a modified prospective application. Under this application, companies are required to record compensation expense for all awards granted after the required effective date and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. The provisions of SFAS No. 123-R are effective for us beginning on January 1, 2006, but early adoption is encouraged. We do not have a stock option plan at December 31, 2004.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the "Act," was enacted. The Act introduced a plan sponsor subsidy based on a percentage of a beneficiary's annual prescription drug benefits, within defined limits, and the opportunity for a retiree to obtain prescription drug benefits under Medicare.

        In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act," which supersedes Staff Position No. 106-1 of the same title. The Staff Position clarifies the accounting for the benefits attributable to new government subsidies for companies that provide prescription drug benefits to retirees.

        As of December 31, 2003, we had elected to defer any accounting for the effects of the Act pursuant to Staff Position No. 106-1. We adopted Staff Position No. 106-2 as of July 1, 2004, the beginning of our third quarter, retroactive to January 1, 2004. We and our actuarial advisors determined that benefits provided by the plan were at least actuarially equivalent to Medicare Part D. We remeasured the effects of the Act on the recorded Accumulated Plan Benefit Obligation ("APBO") as of January 1, 2004. The effect of the federal subsidy to which we are entitled has been estimated to decrease the APBO by $10.5 million.

        The decrease in the APBO was treated as a gain, which was amortized from January 1, 2004. The table below details the reduction in net periodic postretirement cost by component, which is included in the results of operations for the year ended December 31, 2004, as a result of the Act and the adoption of Staff Position No. 106-2.

Year Ended December 31, 2004
(In thousands)
Service cost	$205
Interest cost	660
Recognized actuarial gain	715

Net periodic postretirement benefit	$1,580

Inflation

        A majority of our sales are conducted through annually established price lists and long-term contracts. The effect of inflation on our sales and earnings is minimal because the selling prices of those price lists and contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. In addition, some contracts provide for price adjustments through escalation clauses.

Quantitative and Qualitative Disclosures about Market Risk

        We had $315.6 million of total fixed rate debt and $475.0 million of variable rate debt outstanding at December 31, 2004. Borrowings under the new credit facility bear interest that varies with the federal funds rate. Interest rate changes generally do not affect the market value of such debt, but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. Assuming other variables remain constant, including levels of indebtedness, a 10% increase in interest rates on our variable debt would have an estimated impact on pre-tax earnings and cash flows for the next twelve months of approximately $2.2 million.

        As a requirement of our new credit facility, we have entered into the following interest rate hedges:

  •
  a 3 month LIBOR interest rate cap at 4.5% from December 2004 to December 2005 on $240 million of our term loans;

  •
  a 3 month LIBOR interest rate cap at 6% from December 2005 to December 2007 for an increasing notional amount starting at $144.6 million, increasing to $161.2 million; and

  •
  a swap arrangement for a portion of our term loans from a variable 3 month LIBOR interest rate to a fixed rate of 4.0375%, beginning January 24, 2006. The notional amount of the swaps is initially $95.4 million and declines to $78.8 million on January 24, 2008 at the termination of the swap arrangement.

        We have no other derivative financial instruments.

        As a requirement of a previous credit facility, we entered into an interest rate swap agreement to reduce the impact of potential increases in interest rates. The interest rate swap agreement expired on December 17, 2003. The payments made under the swap agreement were $4.0 million and $3.8 million in 2003 and 2002, respectively.

BUSINESS

        We are a leading global designer and manufacturer of aircraft wheels, brakes, brake control systems and flexible bladder fuel tanks for commercial transport, general aviation and military aircraft. Through our wholly-owned subsidiary, Aircraft Braking Systems, we supply approximately 20% of the worldwide market for aircraft wheels, brakes and brake control systems. Through our wholly-owned subsidiary, Engineered Fabrics, we supply approximately 60% of the flexible bladder fuel tanks for the worldwide commercial transport and general aviation markets and over 50% of these tanks for the U.S. military aircraft market. During the year ended December 31, 2004, we generated revenues of $353.3 million.

Aircraft Braking Systems

        Aircraft Braking Systems' products are used on approximately 27,000 commercial transport, general aviation and military aircraft worldwide. U.S. and foreign governmental authorities, including the FAA, impose strict certification requirements for new aircraft programs, including the wheel and brake systems. Once a manufacturer's wheels and brakes have been installed on an aircraft, these governmental authorities generally require certified replacement parts for such systems be provided by an approved manufacturer. In addition, regional and general aviation aircraft manufacturers typically select one manufacturer to supply original wheels and brakes for an entire fleet of aircraft, and such manufacturer typically becomes the sole source supplier for replacement parts. As a result, for the last ten fiscal years, approximately 75% of Aircraft Braking Systems' revenues were derived from programs supplied on a sole source basis.

        Aircraft manufacturers and wheel and brake suppliers, in conjunction with the FAA, require the replacement of aircraft wheels and brakes at regular intervals, which generally averages once or twice a year for high-cycle commercial aircraft, i.e. regional jets. When Aircraft Braking Systems' products have been certified and installed on an aircraft, we typically generate recurring revenues from sales of replacement parts over the life of the aircraft, which for most modern aircraft is 25 years or longer. As a result, for the last ten fiscal years, more than 75% of Aircraft Braking Systems' revenues were derived from the sale of high-margin replacement parts.

        We believe that Aircraft Braking Systems is the largest supplier of wheels and brakes for (1) high-cycle regional jets, which make more frequent landings than long-range commercial aircraft, (2) high-end general aviation aircraft and (3) the U.S. military. Aircraft Braking Systems also manufactures brake control systems for use on a variety of commercial transport, general aviation and military aircraft. Other products manufactured by Aircraft Braking Systems include helicopter rotor brakes and brake temperature monitoring equipment for various types of aircraft.

        In the commercial transport market, Aircraft Braking Systems' products are used on a broad range of large commercial transport (120 seats or more), regional jet (between 30 and 120 seats) and other commuter aircraft. We provide replacement parts for aircraft manufactured by, among others, Boeing, Airbus, Bombardier and Embraer, as well as to commercial airlines and replacement part distributors. Aircraft Braking Systems' general aviation market includes products for business and personal aircraft (19 seats or less), and its customers include airframe manufacturers such as Gulfstream, Raytheon Aircraft, Learjet, Canadair, Cessna, Dassault and Israeli Aircraft Industries, and distributors, such as Aviall. In the military market, Aircraft Braking Systems' products are used on a variety of fighters, training aircraft, transports, cargo planes, bombers and helicopters. Substantially all of our military products are sold to the U.S. Department of Defense, foreign governments and airframe manufacturers, including Lockheed Martin, Boeing, Sikorsky, Bell, Saab and AIDC in Taiwan.

        During the year ended December 31, 2004, 83% of our total revenues were derived from sales made by Aircraft Braking Systems.

Engineered Fabrics

        We believe Engineered Fabrics is the leading worldwide manufacturer of flexible bladder fuel tanks for aircraft and helicopters, supplying approximately 60% of the flexible bladder fuel tanks for the worldwide commercial transport and general aviation markets and over 50% of these tanks for the U.S. military. With its proprietary technology, Engineered Fabrics is the only FAA-certified supplier of polyurethane manufactured fuel tanks in the United States, which feature "selfsealing" technology that significantly reduces the potential for fires, leaks and spilled fuel following a crash.

        During the year eaded December 31, 2004, 17% of our total revenues were derived from sales made by Engineered Fabrics.

Our Strategy

        Expand Our Presence on High-Cycle Regional Jets.    Aircraft Braking Systems has focused on expanding its presence on high-cycle regional jets, which make more frequent landings than long-range commercial aircraft and thus require more frequent replacement of wheels and brakes. As a result, we believe that Aircraft Braking Systems is now the largest supplier of wheels and brakes for regional jets, with a 41% worldwide market share. We believe that regional jets represent a significant and fast growing segment of the commercial aircraft market. Since 2002, passenger traffic on regional jets has averaged over 20% annual growth. We intend to capitalize on the growing number of regional jets in service and the resulting opportunities for original equipment and replacement part sales.

        Focus on High-End General Aviation Aircraft.    We focus on high-end business jet platforms within the general aviation sector. We expect increased use of aircraft within this sector due to the growing popularity of "fractional" ownership of aircraft, which today account for approximately 40% of new business jet backlog. Fractional fleet aircraft are used more often than corporate or personal aircraft, resulting in more frequent replacement of wheels and brakes. We expect that business jet utilization will also benefit from the perception of greater safety, as well as more convenient security checks. We believe that Aircraft Braking Systems already provides braking equipment for more than 50% of the business jets in the worldwide general aviation fleet.

        Increase Our Leadership in the Military Aircraft Market.    We believe we are the largest supplier of wheels, brakes and flexible bladder fuel tanks to the U.S. military. The U.S. defense budget for aircraft procurement has grown from $18.0 billion in 2001 to $23.8 billion in 2005. We expect this increased defense spending will benefit the fleet of more than 11,000 military aircraft already in our portfolio through replenishment, upgrades and modernization activities and may lead to additional program opportunities.

Competitive Strengths

        Recurring Revenues and Strong Cash Flows.    More than 75% of Aircraft Braking Systems' revenues for each of the past ten fiscal years were recurring and were derived from the sale of high-margin replacement wheels and brakes to its installed base of aircraft. Furthermore, for the last ten fiscal years, approximately 75% of Aircraft Braking Systems' revenues were from platforms supplied on a sole source basis. Because most aircraft have a useful life of more than 25 years, we historically have generated consistent revenues from the sale of replacement parts.

        Significant Barriers to Entry.    The FAA certification process, which can be rigorous and is both costly and time consuming, is a significant barrier to entry in the aircraft wheel and brake industry. In addition, aircraft manufacturers traditionally select suppliers with extensive industry experience, the necessary approved manufacturing resources and the ability to make upfront investments for original equipment and design costs. Once a manufacturer's wheels and brakes have been certified and installed on an aircraft, stringent FAA regulations and similar requirements in foreign countries generally require that replacement parts for such systems be provided by the original manufacturer.

        Diversified Business Platform.    We sell our products to more than 175 airlines, airframe manufacturers, governments and distributors. Our products are installed on approximately 27,000 commercial transport, general aviation and military aircraft. This diversified business platform reduces our dependence on any particular customer or market. For example, while sales to the commercial transport sector were negatively impacted following the events of September 11, 2001, increased demand for our products by the U.S. military due to the conflicts in Afghanistan and Iraq helped us maintain our financial performance during this downturn. During the year ended December 31, 2004, 54%, 28% and 18% of our total revenues were derived from the commercial transport, military and general aviation sectors, respectively.

        Well-Balanced Portfolio of Existing Programs.    Our portfolio of programs is balanced across all stages of development. Our existing programs in the "mature" stage are favorable to us because they generate cash inflows from replacement part sales without requiring additional investment and development costs. In addition we are investing in "development" and "growth" stage programs, like the Embraer 175, 190 and 195, China ARJ21, and Bombardier CRJ-200/440, CRJ-701 and CRJ-900, which we expect will provide recurring revenues and growth in the future.

        History of Successful Product Innovation.    We won the first carbon brake production contract for the F-15 and later built the industry's first electric brake unit in the 1980s. Over the past several years we developed our next-generation NuCarb—carbon brakes, which have been selected for use on the ERJ-170/190 regional jets as well as the Dassault F-7X large business jet. In 2003, we completed the first qualification of a complete electric braking system. We believe that our ability to integrate the design and performance characteristics of wheels, brakes and antiskid systems into a complete braking system provides Aircraft Braking Systems with a competitive advantage.

        Experienced Management Team with a Proven Track Record.    Our highly experienced management team has a proven history of operating performance in the aircraft wheel and brake business. In addition, our management has operated our business under a leveraged capital structure through the various economic cycles of our industry.

Aircraft Program Selection and Lifecycle Stages

        Due to the cost and time commitment associated with the aircraft certification process, competition among aircraft wheel and brake suppliers most often occurs at the time the airframe manufacturer makes its initial installation decision. Generally, competing suppliers submit proposals in response to requests for bids from manufacturers, although in recent years, Aircraft Braking Systems has occasionally teamed with landing gear manufacturers to respond to requests for proposals for a complete or "dressed" landing gear system. Selections are made by the manufacturer on the basis of technological superiority, conformity to design criteria established by the manufacturer and pricing considerations. Typically, general aviation aircraft and military manufacturers will select one supplier of wheels and brakes for a particular aircraft. In the commercial transport market, however, there will often be "dual sourcing" of wheels and brakes. In that case, an airframe manufacturer may approve and receive FAA certification to configure a particular airframe with equipment provided by two or more wheel and brake manufacturers. Generally, where more than one supplier has been certified, the aircraft customer, such as a major airline, will designate the original equipment to be installed on its aircraft. Competition among certified suppliers for that airline's initial installation decision generally focuses on such factors as the system's "cost-per-landing," given certain assumptions concerning the frequency of replacements required and the impact that the weight of the system has on the airline's ability to load the aircraft with passengers, freight or fuel, and the technical operating performance characteristics of the wheel and brake systems. Once selected, airlines rarely replace entire wheel and brake systems.

        In accordance with industry practice in the commercial aviation industry, aircraft wheel and brake suppliers customarily sell original wheel and brake assemblies at or below cost in order to win selection of their products by airframe manufacturers and airlines. These investments are typically recouped through the sale of replacement parts within the first half of the life of an aircraft. The average life for most modern aircraft is over 25 years. Price concessions on original wheel and brake equipment are not customary in the military market. Although manufacturers of military aircraft generally select only one supplier of wheels and brakes for each model, the government has approved at times the purchase of specific component replacement parts from suppliers other than the original supplier of the wheel and brake system.

        The lifecycle of a typical aircraft program consists of four stages: (1) the development stage, (2) the growth stage, (3) the mature stage and (4) the decline stage. During the development stage the aircraft manufacturer will select suppliers for various components and parts, including wheels, brakes, and brake control or anti-skid systems. Airframe manufacturers work with such suppliers to obtain certification of the airframe and its parts. No revenues are generated by the suppliers during this stage, as the program has not yet begun production. Once the program has been certified, the program enters the growth stage and the airframe manufacturer will commence and complete the production of the aircraft fleet. During this stage, aircraft wheel and brake suppliers continue to invest in the original equipment outfitted on new deliveries of commercial and general aviation aircraft by delivering such equipment at less than cost, but also receive cash flows from replacement parts provided to those planes already in service. The mature stage for an aircraft program begins after the entire fleet has been delivered. This is the most profitable stage, as no additional investments are required and the maximum number of program aircraft are then in service. The decline stage begins when individual planes are taken out of service. Although aircraft wheel and brake suppliers still realize cash flows during this stage, replacement part orders decrease as the size of the operating fleet shrinks.

        The following table illustrates the lifecycle of a typical commercial aircraft program.

Program Lifecycle Stages

Stage of Lifecycle	Duration of Stage	Characteristics
Development	2-4 years	—Time period up through certification of aircraft and parts —Design and development of aircraft and parts —No revenues generated by Aircraft Braking Systems —Planes certified
Growth	8-15 years	—Planes delivered —Investment by Aircraft Braking Systems in original equipment (cash outflows) —Cash inflows to Aircraft Braking Systems from replacement parts
Mature	10-20 years	—Most profitable stage for Aircraft Braking Systems
—Full program fleet in flight, but program no longer in production
—No program investments by Aircraft Braking Systems
—Cash inflows to Aircraft Braking Systems from replacement parts
Decline	10-15 years	—Planes in fleet gradually taken out of service —Continued, but decreasing, cash inflows to Aircraft Braking Systems

Products

        The following table shows the distribution of sales of aircraft wheels and brakes, brake control systems and fuel tanks as a percentage of our total sales:

	Year Ended December 31,
	2002	2003	2004
Wheels and brakes	80%	77%	76%
Brake control systems	7	7	7
Fuel tanks	11	12	13
Other	2	4	4

Total	100%	100%	100%

        Aircraft Braking Systems.    Aircraft Braking Systems is one of the world's leading manufacturers of wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft. The braking systems produced by Aircraft Braking Systems are either carbon-based or steel-based. While steel-based systems typically are sold for less than carbon-based systems, these systems generally require more frequent replacement because their steel brake pads tend to wear more quickly.

        Aircraft Braking Systems' products are installed on approximately 27,000 commercial transport, general aviation and military aircraft. Current fleets of commercial transport aircraft include the DC-9, DC-10, Fokker FO-100/70, Fokker F-27/28, Fokker F-50/60, Fairchild Dornier DO-228, Bombardier CRJ-100/200 and CRJ-700, Saab 340 and Saab 2000, for all of which Aircraft Braking Systems is the sole certified supplier. In addition, Aircraft Braking Systems is a supplier of replacement parts for the dual-sourced MD-80 program.

        Aircraft Braking Systems' wheels and brakes have been selected for use on a number of high-cycle airframe designs, including the Airbus A-320 and A-321 and the MD-80 Series. Aircraft Braking Systems is also the sole certified supplier for the Boeing MD-90 and Bombardier's CRJ-100/200, CRJ-440, CRJ-700 and CRJ-900 regional jets. Since its introduction in late 1992, Bombardier has received firm orders for approximately 1,300 Canadair Regional Jets with approximately 1,000 aircraft currently in service. In addition, Aircraft Braking Systems is the sole certified supplier of wheels and carbon brakes for the Embraer 170, 175, 190 and 195 aircraft, a family of regional jets, with the first platform having entered service during 2004.

        In general aviation, we have been selected to supply the wheels and brakes for the new Dassault Falcon 7X long-range business jet, and we supply wheels and brakes for such general aviation aircraft in production as the Raytheon Hawker 400XP, the Dassault Falcon 900EX EASy, the Gulfstream G100, G200 and G450 and the Learjet 60. Some of the military platforms using wheels and brakes supplied by Aircraft Braking Systems are the F-14 and F-16 fighters, the B-1B bomber and the C-130 transport. We also supply the wheels, brakes and brake control systems on the Korean Aerospace T-50 Trainer.

        Aircraft Braking Systems' brake control systems, which are integrated into the total braking system, are designed to minimize the distance required to stop an aircraft by controlling applied brake pressure to maximize brake performance to variations in the braking force while also preventing the wheels from locking and skidding. We believe that our ability to integrate the design and performance characteristics of wheels, brakes and antiskid systems into a complete braking system provides Aircraft Braking Systems with a competitive advantage. Other products manufactured by Aircraft Braking Systems include helicopter rotor brakes and brake temperature monitoring equipment for various types of aircraft.

        The following table is a summary of the principal aircraft platforms equipped with Aircraft Braking Systems products or that are in the "development" stage:

Commercial Transport		General Aviation		Military
Airbus:	A-320	Aerospatiale	SN601	Aermacchi:	M346
	A-321	Augusta/Bell:	AB139	Aerospatiale:	SA-360/365
ATR:	ATR-42	Bell:	206/212/230/412	Augusta:	A-129
Avic 1:	ARJ21	Boeing Vertol:	234		AB139
Boeing:	B707-320 B/C	Bombardier:	CL600/601/604	AIDC:	IDF
	DC 3/4/6/7/8		CL800	Alenia:	C27J
	DC9-10/15		Lear 23/24/25	Boeing:	A-4
	DC9-20/30		Lear 32/35		B-1B
	DC9-40/50		Lear 55/55C		E-3/E-6/E-8
	DC10-10/15		Lear 31A		F-4
	DC10-30/40		Lear 60		F-15
	MD-11	Cessna:	Citation 500/550		CH-46
	MD-81/82/87		310/401/402		CH-47SD
	MD-83/88		414/421/441		T-2
	MD-90	Dassault:	Falcon 10/100		T-2B
Bombadier:	CRJ-100/200/440		Falcon 20/200		T-33
	CRJ-700		Falcon 50	Bombadier:	CT-114
	CRJ-701		Falcon 50EX		DHC-5
	CRJ-705		Falcon 900EX	CASA:	C-101
	CRJ-900		Falcon 900DX		CASA 212
	DHC-4		Falcon 7X	Cessna:	A-37
	DHC-6	Fairchild:	Metro III		AT-37
	DHC-8-400		Metro 23	Fairchild:	A-10
CASA:	C212	Gulfstream:	GS I	IAI:	Arava
Convair:	Convair 340/440		GS II	KAI:	T-50
	Convair 580		GS IIB/III/IV		A-50
			GS100	Kman:	K-2
Embraer:	ERJ-170		GS150	Lockheed:	C-130
	ERJ-175		GS200		C-130J
	ERJ-190		GS350		C-141
	ERJ-195		GS450		F-16
Fairchild:	Do27/28	IAI:	690,1121,1123,1124		F-117A
	Do228	Mitsubishi:	MU-2	Mitsubishi:	F-2
	Do328		MU-300/300A	Northrop
Fokker:	F27	Piper	PA31 P/T	Grumman:	A-6
	FH227	Raytheon:	B 90/1000/200		B-2
	F28		B99		E-2
	F50		B1900		EA-6B
	F60		Beechjet 400/400A		F-5 E/F
	F70		Beech Kingairs		F-14
	F100		Hawker Horizon		OV-1
Lockheed:	L100		Hawker 400XP	Panavia:	Tornado
	L1011	Sabreliner:	Sabreliner 40/60	Pilatus:	PC-6
Mitsubishi:	YS11		Sabreliner 65	Raytheon:	T-1A
Nord:	Nord 262		Sabreliner 70/75/80	Saab:	J-35
Saab:	Saab 340	Sikorsky:	S61		J-37
	Saab 2000		S76		JA-37
		Sino-Swearingen:	SJ30-2		JAS-39
				Sikorsky:	SH-60
CH-53
CH-60
				Westland:	Lynx
Super Lynx

        Engineered Fabrics.    We believe Engineered Fabrics is the leading worldwide manufacturer of flexible bladder fuel tanks for aircraft and helicopters, supplying approximately 60% of the flexible bladder fuel tanks for the worldwide commercial transport and general aviation markets and over 50% of these tanks for the U.S. military market. Engineered Fabrics' programs include fixed-wing aircraft fuel tank programs for the U.S. Navy's F-18 C/D and E/F aircraft and F-14, F-15, F-16, C-130, KC-10 and KC-135 aircraft. Military helicopter fuel tank programs include the UH-60, SH-60, AH-64, SH3A, SH3D, CH/MH-53 and RAH-66 platforms with Sikorsky, the CH-47 with Boeing and the V-22 with Bell/Boeing. Commercial helicopter applications include the MD-500 and MD-600 and the Bell 214-ST. Many of these platforms also utilize Engineered Fabrics' iceguards for deicing and anti-icing of the rotor blades and inlets.

        Flexible bladder fuel tanks, manufactured by combining multiple layers of coated fabrics and adhesives, are sold for use in commercial transport, general aviation and military aircraft. During the year ended December 31, 2004, sales of fuel tanks accounted for approximately 77% of Engineered Fabrics' total revenues. For military helicopter applications, Engineered Fabrics' fuel tanks feature encapsulated layers of rubber which expand in contact with fuel, thereby sealing off holes or gashes caused by bullets or other projectiles penetrating the walls of the fuel tank. With its proprietary technology, Engineered Fabrics is the only FAA-certified supplier of polyurethane manufactured fuel tanks in the United States, which feature "selfsealing" technology that significantly reduces the potential for fires, leaks and spilled fuel following a crash.

        Iceguards manufactured by Engineered Fabrics are heating systems made from layered composite materials that are applied on engine inlets, propellers, rotor blades and tail assemblies. Encapsulated in the material are heating elements which are connected to the electrical system of the aircraft and, when activated by the pilot, the system provides anti-icing protection when in flight.

        Engineered Fabrics also produces a variety of products utilizing coated fabrics such as oil containment booms, towable storage bladders, heavy lift bags and pillow tanks. Oil containment booms are air-inflated cylinders that are used to confine oil spilled on the high seas and along coastal waterways. Towable storage bladders are used for storage and transportation of the recovered oil after removal from the water. Heavy lift bags, often used in emergency situations, are inserted into tight spaces and inflated to lift heavy loads for short distances. Pillow tanks are collapsible rubberized containers used as an alternative to steel drums and stationary storage tanks for the storage of liquids.

Sales and Customers

        We sell our products to more than 175 airlines, aircraft manufacturers, governments and distributors across the commercial transport, general aviation and military sectors. Sales to the U.S. government represented approximately 26%, 26% and 23% of total sales for the years ended December 31, 2002, 2003 and 2004, respectively. No other customer accounted for more than 10% of total sales.

        The following table shows the distribution of our total revenues by respective market, as a percentage of total sales:

	Year Ended December 31,
	2002	2003	2004
Commercial transport	53%	53%	54%
Military (U.S. and foreign)	30	31	28
General aviation	17	16	18

Total	100%	100%	100%

        Commercial Transport.    Customers for our products in the commercial transport market include a wide variety of aircraft manufacturers, commercial airlines and replacement part distributors. Our products are used on a broad range of large commercial transport (120 seats or more), regional jet (between 30 and 120 seats) and other commuter aircraft. Customers include Delta Air Lines, Alitalia, Japan Air Systems, Lufthansa, Swiss Airlines, Northwest Airlines, Continental Airlines, American Airlines, Saudi Arabian Airlines, Aeromexico, TAM Airlines, Asiana Airlines, China Eastern Airlines, Honeywell and Goodrich Corporation. We provide replacement parts to aircraft manufactured by, among others, Boeing, Airbus, Bombardier and Embraer.

        General Aviation.    We believe we are the industry's largest supplier of wheels, brakes and fuel tanks for general aviation aircraft (19 seats or less). This market includes business and personal aircraft. Customers include airframe manufacturers, such as Gulfstream, Raytheon Aircraft, Bombardier, Cessna, Dassault and Israeli Aircraft Industries, and distributors, such as Aviall. We supply brake control systems to Gulfstream, Dassault and other aircraft manufacturers. General aviation aircraft using our wheels and brakes exclusively include the Raytheon Hawker 400XP and Hawker Horizon, the Lear series 20, 30, 50 and 60, the Gulfstream G-I, G-II, G-IIB, G-III and G-IV, the IAI 1123, 1124 and 1125, Astra SPX and Galaxy, the Challenger CL600, CL601 and CL604, and the Dassault Falcon 10, 20, 50, 100, 200 and 50EX.

        Military.    We believe we are the largest supplier of wheels, brakes and flexible bladder fuel tanks to the U.S. military. We also supply the militaries of many foreign governments. Our products are used on a variety of fighters, training aircraft, transports, cargo planes, bombers and helicopters. Some of the U.S. military aircraft using these products are the F-4, F-14, F-15, F-16, F-18, F-117A, A-10, B-1B, C-130, C-130J, E-2E, EA6B, E3, E8, T-1A, and T-2B. Some of the foreign military aircraft using these products include the F-2 (formerly the FS-X) in Japan, AIDC Indigenous Defensive Fighter, or IDF, in Taiwan, Westland Super Lynx in Great Britain, Saab JAS-39 in Sweden, Alenia C-27 and Augusta A129 in Italy, Casa C-212 in Spain, and the T-50 in South Korea. Substantially all of our military products are sold to the U.S. Department of Defense, foreign governments or to aircraft manufacturers including Lockheed Martin, Boeing, Sikorsky, Bell, Saab and AIDC in Taiwan. Some of the brake control systems we manufacture for the military are used on the F-16, F-117A, B-2, Panavia Toronado, British Aerospace Hawk, JAS-39, IDF and T-50 aircraft.

Domestic and Foreign Sales

        We supply products to a number of foreign aircraft manufacturers, airlines and foreign governments. Substantially all sales to foreign customers are in U.S. dollars and, therefore, the impact of currency translations is immaterial to us. The following table shows our sales to both foreign and domestic customers:

	Year Ended December 31,
	2002	2003	2004
Domestic sales	59%	61%	59%
Foreign sales	41	39	41

Total	100%	100%	100%

Independent Research and Development

        We employ scientific, engineering and other personnel to improve our existing product lines and to develop new products and technologies in the same or related fields. At December 31, 2004, we employed approximately 132 engineers (of whom 19 held advanced degrees).

        The costs incurred relating to independent research and development for the years ended December 31, 2002, 2003 and 2004 were $14.6 million, $14.9 million and $13.8 million, respectively.

Patents and Licenses

        We have a large number of patents related to the products of our subsidiaries. While in the aggregate our patents are of material importance to our business, we believe no single patent or group of patents is of material importance to our business as a whole.

Competition

        We face substantial competition from a few suppliers in each of our product areas. Our principal competitors that supply wheels and brakes are Honeywell's Aircraft Landing Systems Division, Goodrich Corporation and Messier-Bugatti. All three competitors are larger and have greater financial resources than us. The principal competitors for brake control systems are the Hydro-Aire Division of Crane Co. and Messier-Bugatti. The principal competitors for flexible bladder fuel tanks are American Fuel Cell & Coated Fabrics Company and Aerazur, both owned by Zodiac S.A. See "Risk Factors—We operate in a very competitive business environment."

Backlog

        Backlog at December 31, 2003 and 2004 amounted to approximately $130.6 million and $153.2 million, respectively. Backlog consists of firm orders for our products which have not been shipped. Approximately 88% of our total backlog at December 31, 2004 is expected to be shipped during the next twelve months, with the balance expected to be shipped over the subsequent two-year period. No significant seasonality exists for sales of our products.

        Of our total backlog at December 31, 2004, approximately 36% was directly or indirectly for end use by the U.S. government, substantially all of which was for use by the Department of Defense. For certain risks associated with U.S. government contracts, see "Government Contracts" discussed below.

Government Contracts

        For the years ended December 31, 2002, 2003 and 2004, approximately 26%, 26% and 23%, respectively, of our total sales were made to agencies of the U.S. government or to prime contractors or subcontractors of the U.S. government.

        The majority of our defense-related sales are from basic ordering agreements. The remainder of our defense business is derived from contracts that are firm, fixed-price contracts under which we agree to perform for a predetermined price. Although our fixed-price contracts generally permit us to keep unexpected profits if costs are less than projected, we do bear the risk that increased or unexpected costs may reduce profit or cause us to sustain losses on the contract. All domestic defense contracts and subcontracts to which we are a party are subject to standard provisions for termination at the convenience of the government. Upon termination, other than for a contractor's default, the contractor will normally be entitled to reimbursement for allowable costs and to an allowance for profit. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the government.

        Companies supplying defense-related equipment to the U.S. government are subject to certain additional business risks peculiar to that industry. Among these risks are the ability of the U.S. government to unilaterally suspend us from new contracts pending resolution of alleged violations of procurement laws or regulations. Other risks include a dependence on appropriations by the U.S. government, changes in the U.S. government's procurement policies (such as greater emphasis on competitive procurements) and the need to bid on programs in advance of design completion. A reduction in expenditures by the government for aircraft using products of the type manufactured by us, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts or subcontracts awarded to us or substantial cost overruns would have an adverse effect on our cash flow and results of operations.

Government Regulation

        The FAA in the United States, and similar agencies in other jurisdictions (for example, the Joint Aviation Authorities or JAA in Europe), issues and enforces regulations and minimum standards covering the manufacturing, operation, and maintenance of aircraft, which provide for the safety of airframes and the assemblies and parts initially installed on new aircraft, as well as the continuing airworthiness of aircraft and the safety of parts as replaced and maintained on aircraft. This regime includes auditing by the FAA of published maintenance procedures that manufacturers generate and which the manufacturers, such as Aircraft Braking Systems and Engineered Fabrics, and repair stations must comply with on a continuous basis, so that the flying public can be assured that safety standards are met. These governmental authorities impose strict certification requirements for new aircraft programs and replacement parts. Aircraft Braking Systems has a long history of compliance with FAA and JAA requirements and both the Akron, Ohio facility and the Slough, UK facility hold production quality system approvals and repair station approvals, and publish copyrighted component maintenance manuals, that satisfy all FAA and JAA requirements. Engineered Fabrics, similarly, meets FAA requirements for its commercial products and military specifications for its military products.

        Additionally, to the extent that we export products, technical data and services outside the United States, we are subject to U.S. laws and regulations governing international trade and exports, including but not limited to the International Traffic in Arms Regulations, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury. A determination that we have failed to comply with one or more of these export controls could result in civil and/or criminal sanctions, including the imposition of fines upon us as well as the denial of export privileges and debarment from participation in U.S. government contracts. Any one or more of such sanctions could have a material adverse effect on our business, financial condition and results of operations. In December 2004, we received an inquiry from the U.S. Department of Commerce regarding our compliance with certain of these regulations in relation to a proposed foreign sale, which was never completed. Consequently, we began a comprehensive internal review of our export practices. As a result of that review we identified and voluntarily disclosed to the Office of Defense Trade Controls Compliance certain inadvertent or possible export violations that were unrelated to the proposed foreign sale. Although we do not currently anticipate that the government inquiry or any consequences of the voluntary disclosure will have a material adverse effect on our business, financial condition or results of operations, we can give no assurance as to whether we will ultimately be subject to sanctions as a result of either the inquiry or the voluntary disclosure, or the extent or effect thereof, if any sanctions are imposed.

Supplies and Materials

        The principal raw materials used by Aircraft Braking Systems in its wheel and brake manufacturing operations are steel, aluminum forgings and carbon compounds. We produce most of our carbon at our carbon manufacturing facility in Akron, Ohio. Steel and aluminum forgings are purchased from multiple sources. The principal raw materials used by Engineered Fabrics to manufacture fuel tanks and related coated fabric products are nylon cloth, forged metal fittings and various adhesives and coatings, whose formulae are internally developed and proprietary. We have not experienced any shortage of raw materials to date.

Personnel

        At December 31, 2004, we had 1,306 full-time employees, of which 727 were employed by Aircraft Braking Systems (347 hourly and 380 salaried employees) and 579 were employed by Engineered Fabrics (441 hourly and 138 salaried employees). All of Aircraft Braking Systems' hourly employees are represented by the United Auto Workers' Union and all of Engineered Fabrics' hourly employees are represented by the United Food and Commercial Workers' Union.

        Aircraft Braking Systems' collective bargaining agreement will expire on June 30, 2006 and the collective bargaining agreement at Engineered Fabrics will expire on February 5, 2007. We believe that our relationships with our employees are good.

Properties

        United States Facilities.    Aircraft Braking Systems and Engineered Fabrics operate two manufacturing facilities in the United States, which are owned except as set forth below under "Akron Facility Arrangements." Aircraft Braking Systems' facility is located in Akron, Ohio and consists of approximately 770,000 square feet of manufacturing, engineering and office space. Engineered Fabrics' facility is located in Rockmart, Georgia and consists of approximately 564,000 square feet of manufacturing, engineering and office space. Our Ohio and Georgia facilities are held subject to encumbrances created by our new credit facility. We believe that our properties and equipment are generally well-maintained, in good operating condition and adequate for our present needs.

        Foreign Facilities.    We occupy approximately 21,000 square feet of leased office and warehouse space in Slough, England, under a lease expiring in 2020. We also maintain a sales and service office in Toulouse, France.

        Akron Facility Arrangements.    The manufacturing facilities owned by Aircraft Braking Systems are part of a larger complex owned by Lockheed Martin. Aircraft Braking Systems and Lockheed Martin have various occupancy and service agreements to provide for shared easements and services (including utility, sewer and steam). In addition to the 770,000 square feet owned by Aircraft Braking Systems, we lease approximately 433,000 square feet of space within the Lockheed Martin complex and are subject to annual occupancy payments to Lockheed Martin. Certain access easements and agreements regarding water, sanitary sewer, storm sewer, gas, electricity and telecommunication are perpetual. In addition, Lockheed Martin and Aircraft Braking Systems equally control Valley Association Corporation, an Ohio corporation, which was formed to establish a single entity to deal with the City of Akron and utility companies concerning governmental and utility services which are furnished to Lockheed Martin's and Aircraft Braking Systems' facilities.

Litigation

        There are various lawsuits and claims pending against us which are incidental to our business. Although the final results in those suits and proceedings cannot be predicted with certainty, in the opinion of our management, the ultimate liability, if any, will not have a material adverse effect on our business, financial condition or results of operations. See "—Government Regulation" and "—Environmental."

Environmental

        Our manufacturing operations are subject to various environmental laws and regulations, including those related to soil and groundwater contamination, air emissions and the protection of human health and the environment, administered by federal, state and local agencies. We regularly assess our obligations and compliance with respect to these requirements. Based upon these assessments and other available information, we believe that our manufacturing facilities are in substantial compliance with all applicable existing federal, state and local environmental laws and regulations and we do not expect environmental costs to have a material adverse effect on our business, financial condition or results of operations. The operation of manufacturing plants entails risk in these areas, and there can be no assurance that we will not incur material costs or liabilities in the future that could adversely affect us. For example, such costs or liabilities could arise due to changes in the existing law or its interpretation.

        The Goodyear Tire and Rubber Company, the parent of a former owner and operator of our Akron, Ohio facility, is and has been conducting remediation of groundwater contamination there that was released during the operations of a former subsidiary of Goodyear. Although we could be held liable as the current operator of this site, no one has alleged that we caused the groundwater contamination or that we should be held responsible for its cleanup, and Goodyear has paid all costs to date pursuant to contractual indemnities. We have purchased an environmental contamination insurance policy intended to cover liability (up to the policy limits) for third party claims seeking damages related to cleanup costs or personal injuries arising from contamination existing at our Ohio and Georgia facilities on or before November 18, 2004. The policy is subject to deductibles and has other limitations. Although we believe that the policy is adequate to cover potential contamination liabilities at these sites, there can be no assurance that we will in fact be able to recover any contamination-related costs under the policy or that the policy will be sufficient to cover any such liabilities that we may incur.

        Previous owners of the aircraft braking system production assets that we now operate in Akron installed brake pads containing asbestos in certain of their products. As a result, from time to time, we have been named, along with other defendants, in a relatively small number of products liability cases and employee exposure lawsuits alleging that we are responsible, as a corporate successor or otherwise, for the asbestos exposure liabilities of the previous owners. To date, there has been no finding adverse to us in any such litigation, and we believe that we have defenses to the allegations of successor liability and other theories of liability, as well as rights to contribution and indemnity from others.

        Products Liability.    Since 1993, we have been named in products liability lawsuits brought by approximately 170 non-employee plaintiffs alleging personal injury from exposure to asbestos. To date in connection with these lawsuits, we have sought and, other than with respect to one recently filed immaterial case, received defense and indemnity from Goodyear, which produced aircraft braking systems equipped with asbestos-containing brake linings between approximately 1940 and 1985 at the Akron, Ohio facility now operated by Aircraft Braking Systems. Goodyear has been named as a defendant in all of these claims. In addition, most of the product liability claims also name Loral Corporation (now part of Lockheed Martin Corporation), from whom we bought the aircraft braking system production assets in 1989. To date, we have incurred only administrative costs in connection with these claims.

        Employee Exposure.    In 2003, we participated with Lockheed Martin Corporation in the resolution of numerous worker-related claims, including 157 claims made against us, for an aggregate cost to us of $120,000. There are currently no further employee asbestos exposure claims pending against us.

        Accordingly, the costs we have expended to date in connection with asbestos exposure claims have not had a material adverse effect on our business, financial condition or results of operations. However, we cannot predict the extent to which we may be involved in any such claims in the future or whether defense and indemnity for such claims will be available. As noted above, Goodyear has defended and resolved the products claims for us to date, but Goodyear has recently reserved its rights to dispute whether such defense and indemnification are required in all cases. We also obtained limited indemnification regarding these and other issues, from our prior stockholders in connection with the Acquisition. There can be no assurance that these defense and indemnity arrangements will be available or sufficient to satisfy any claims or losses we suffer as a result of these or other issues. If the indemnifications are not available or sufficient, and if we are found to be responsible for these exposures, resulting liabilities could have a material adverse impact on our business, financial condition and results of operations.

THE ACQUISITION

        On October 15, 2004, K&F, K&F Parent and all of K&F's stockholders entered into a stock purchase agreement, whereby K&F Parent agreed, subject to the terms and conditions set forth in such agreement, to acquire all of K&F's issued and outstanding shares of capital stock. K&F Parent assigned its rights and obligations under the purchase agreement to K&F Acquisition. The Acquisition was completed on November 18, 2004. Immediately after the consummation of the Acquisition, K&F Acquisition, a wholly owned indirect subsidiary of K&F Parent, was merged with and into K&F, with K&F as the surviving corporation. K&F Parent is and K&F Acquisition was an affiliate of Aurora Capital Group, a Los Angeles-based investment firm formed in 1991 that acquires and builds companies in partnership with operating management.

        Pursuant to the purchase agreement, the cash purchase price paid for K&F's outstanding shares was approximately $1.06 billion. A portion of the cash consideration was used to repay substantially all of our then existing indebtedness and our fees and expenses and those of certain of our stockholders in connection with the Acquisition, with the balance paid to our prior equityholders. In addition, K&F Parent issued a note in the amount of $14.7 million, payable for the benefit of the selling equityholders for the estimated tax benefits to be received by us due to the payments of fees and premiums in connection with the tender offers we made for our prior senior subordinated notes and other transaction expenses. We received the proceeds of a tax refund in the approximate amount of the note, which will mature in May 2005. The Acquisition was financed through the Financing Transactions, including the offering of the original notes, the issuance of $315.0 million in common and preferred equity by K&F Parent and borrowings of $480.0 million under our new credit facility. See "Summary—The Transactions."

        In connection with the Acquisition and the payment of the cash purchase price K&F repaid substantially all of K&F's outstanding indebtedness on the closing date, other than capital leases, including the repurchase of all of K&F's prior senior subordinated notes validly tendered in the tender offers. Approximately 95.8% of the total principal amount outstanding ($138.9 million) of our 9 1/4% senior subordinated notes due 2007 and approximately 99.8% of the total principal amount outstanding ($249.4 million) of our 9 5/8% senior subordinated notes due 2010 were validly tendered in the tender offers. As a result of receiving the requisite consents, we entered into a supplemental indenture with the trustee and the guarantors under the applicable indentures to eliminate certain restrictive covenants contained in such indentures. On December 23, 2004, we redeemed the remaining $6.1 million principal amount outstanding of our 9 1/4% senior subordinated notes due 2007 not tendered in the tender offer. An aggregate principal amount of $577,000 of our 9 5/8% senior subordinated notes due 2010 remains outstanding and is governed by the related amended indenture.

        The purchase agreement provides that the former K&F stockholders will indemnify K&F Parent with respect to breaches of representations, warranties, covenants and certain other matters, in each case, subject to certain time limitations and dollar amounts.

MANAGEMENT

Directors and Executive Officers of K&F

        The following table sets forth certain information regarding the directors and executive officers of K&F or its subsidiaries:

Name	Age	Positions
Bernard L. Schwartz	79	Chairman of the Board
Kenneth M. Schwartz	54	President, Chief Executive Officer and Director
Dirkson R. Charles	41	Executive Vice President and Chief Financial Officer
Ronald H. Kisner	56	Executive Vice President, Secretary and General Counsel
Frank P. Crampton	61	Senior Vice President, Marketing of Aircraft Braking Systems Corporation
Richard W. Johnson	61	Senior Vice President, Finance & Administration of Aircraft Braking Systems Corporation
James J. Williams	49	Senior Vice President, Operations of Aircraft Braking Systems Corporation
John A. Skubina	50	President of Engineered Fabrics Corporation
Lawrence A. Bossidy	69	Director
Dale F. Frey	72	Director
Thomas A. Johnson	64	Director
John T. Mapes	36	Director
Gerald L. Parsky	62	Director

        Bernard L. Schwartz has served as our Chairman since 1989, and served as our Chief Executive Officer from 1989 through November 2004. Mr. Schwartz has been Chairman and Chief Executive Officer of Loral Space & Communications Ltd. since April 1996. Loral Space & Communications Ltd. filed for reorganization under Chapter 11 of the United States Bankruptcy Code on July 15, 2003 and continues to operate as a debtor-in-possession. From 1972 to April 1996, Mr. Schwartz was Chairman and Chief Executive Officer of Loral Corporation. Mr. Schwartz is a director of Loral Cyberstar, Inc., a Director of Satelites Mexicanos, S.A. de C.V., a director of First Data Corporation, a Trustee of Mount Sinai-NYU Medical Center and Health System and a Trustee of Thirteen/WNET Educational Broadcasting Corporation. Mr. Bernard Schwartz is the uncle of Kenneth M. Schwartz and of Ronald H. Kisner's wife.

        Kenneth M. Schwartz served as our President and Chief Operating Officer from March 2000 through November 2004. Upon consummation of the Merger in November 2004, Mr. K. Schwartz ceased to be our Chief Operating Officer and became our Chief Executive Officer and a director. Mr. K. Schwartz was our Executive Vice President from January 1996 to March 2000. From June 1989 to January 1996, Mr. K. Schwartz held the positions of Chief Financial Officer, Treasurer and Secretary. Previously he was the Corporate Director of Internal Audit for Loral Corporation and prior to that held various positions with the accounting firm of Deloitte & Touche LLP. Mr. Kenneth Schwartz is the nephew of Bernard L. Schwartz and the cousin of Mr. Kisner's wife.

        Dirkson Charles has been our Executive Vice President and Chief Financial Officer since November 2004. Mr. Charles was our Chief Financial Officer since May 1996. From May 1993 to May 1996, Mr. Charles was our Controller. Previously, he was the Manager of Accounting and Financial Planning. Prior to employment with us in 1989, Mr. Charles held various other positions with a major accounting firm, which he joined in 1984. Mr. Charles has been a CPA since 1986.

        Ronald H. Kisner served as our director from 1989 through November 2004. Mr. Kisner has been our Secretary since 1997 and employed by us since January 1999. He was a member of the law firm of Chekow & Kisner, P.C. from 1984 until 1999. From 1982 to 1984, Mr. Kisner was a sole practitioner.

From 1973 to 1982, he was Associate General Counsel of APL Corporation, where he held the offices of Secretary, Vice President and Director. Ronald H. Kisner's wife is the niece of Mr. B. Schwartz and the cousin of Mr. K. Schwartz.

        Frank P. Crampton has been Senior Vice President of Marketing at Aircraft Braking Systems since October 1999. He was previously Vice President of Marketing at Aircraft Braking Systems since March 1987. He had been Director of Business Development for Goodyear Aerospace Corporation's Wheel and Brake Division since 1985. Prior to that assignment, he was the divisional manager of Program Operations since 1983. Mr. Crampton joined Goodyear in 1967. He became Section Manager in Commercial Sales in 1977, a product marketing manager in 1978 and Divisional Sales Manager in 1979. In August of 1982, he joined manufacturing as the manager of the manufacturing process organization. He also worked for NASA at the Johnson Space Center, Houston, Texas from 1963 to 1966.

        Richard W. Johnson has been Senior Vice President of Finance & Administration at Aircraft Braking Systems since October 1999. He was previously Vice President of Finance and Controller at Aircraft Braking Systems since April 1989. From 1987 to 1989, he was Vice President of Finance and Controller of Loral Corporation's Aircraft Braking Systems Division. Prior to this assignment, he had spent 22 years with Goodyear Aerospace Corporation, including one year as the Controller of the Wheel and Brake Division. Mr. Johnson joined Goodyear Aerospace Corporation in 1966. He became Manager of Accounting in 1979 for the Centrifuge Equipment Division of Goodyear Aerospace Corporation after holding various positions in the Defense Systems Division.

        James J. Williams has been Senior Vice President of Operations at Aircraft Braking Systems since October 1999. He was previously Vice President of Manufacturing at Aircraft Braking Systems since May 1992. He had been Director of Manufacturing since joining Aircraft Braking Systems in September 1989. Previously, from April 1985 to August 1989, he was Branch Manager of Refurbishment Operations at United Technologies responsible for the refurbishment process of the Solid Rocket Boosters on the Shuttle Program. Mr. Williams started his aviation career in 1975 in the Air Force as a Hydraulic Systems Specialist. He was Superintendent, Manufacturing at Fairchild Republic Company from 1979 to 1983, followed by Manager, B-1B Manufacturing Operations at Rockwell International Corporation from 1983 to 1985.

        John A. Skubina has been President of Engineered Fabrics Corporation since April 2000. Mr. Skubina was Senior Vice President of Engineered Fabrics Corporation from September 1999 to April 2000. He had been Vice President of Finance and Administration since February 1991. Prior to that, he was made Vice President of Finance on April 1, 1990. He joined Engineered Fabrics Corporation in 1988 as Accounting Manager. From 1985 until 1988, Mr. Skubina was the Assistant Controller and Controller of MPD, a division of M/A-Com.

        Lawrence A. Bossidy has served as a director since November 2004. Mr. Bossidy is a member of the Investment Advisory Committee of Aurora Capital Group. Mr. Bossidy previously served as Chairman and Chief Executive Officer of Honeywell International Inc. from 1999 to 2000 and from 2001 to 2002. Prior to that, he was Chairman and Chief Executive Officer of Allied Signal Inc. from 1991 to 1999. Mr. Bossidy is a director of Merck & Co., Inc., of Berkshire Bank and of JPMorgan Chase & Co.

        Dale F. Frey has served as a director since January 2005. Mr. Frey is a member of the Investment Advisory Committee of Aurora Capital Group. Prior to his retirement in 1997, Mr. Frey was Chairman of the Board, President and Chief Executive Officer of General Electric Investment Corporation, a position he had held since 1984, and was a Vice President of General Electric Company since 1980. Mr. Frey is a director and a member of the audit committee of Aftermarket Technology Corp., Community Health Systems, The Yankee Candle Company, Inc. and McLeod USA Incorporated and

he also is a director of Ambassador Group, Inc. Mr. Frey has a masters degree in finance and accounting and has worked in public accounting.

        Thomas A. Johnson has served as a director since January 2005. Prior to his retirement in 2000, Mr. Johnson was Vice President/General Manager of Allied Signal Aerospace's Commercial Auxiliary Power Units business, a position he had held since 1995, President of Allied Signal Aerospace's Aircraft Landing Systems business since 1989, and Director of Material & Business Systems for Aircraft Landing Systems since 1980.

        John T. Mapes has served as a director since November 2004. Mr. Mapes is a partner of Aurora Capital Group, which he joined in 1992. Prior to joining Aurora Capital Group, Mr. Mapes worked with Salomon Brothers in the corporate finance group.

        Gerald L. Parsky has served as a director since November 2004. Mr. Parsky is the Chairman and a founding partner of Aurora Capital Group. Prior to forming Aurora Capital Group in 1991, Mr. Parsky was a senior partner and a member of the Executive and Management Committees of the law firm of Gibson, Dunn & Crutcher LLP. Prior to that, he served as Assistant Secretary of the Treasury for International Affairs. Mr. Parsky is a director of Aftermarket Technology Corp.

Committees of the Board of Directors

        Our board of directors has established an executive and compensation committee, which we refer to as the executive committee, consisting of Messrs. Bossidy, B. Schwartz and Parsky. Mr. Bossidy acts as the chairman of the executive committee. The executive committee is authorized to exercise, during the intervals between regular board of directors meetings and except as specifically reserved for action by the full board of directors, all of the powers and authority of the board of directors in the management of our business and affairs. The executive committee reviews and approves the compensation and benefits for our executive officers, administers our employee benefit plans, authorizes and ratifies stock option grants and other incentive arrangements, and authorizes employment and related agreements for our employees.

        Our board of directors has established an audit committee, consisting of Messrs. Frey, Mapes and Johnson. Mr. Frey acts as the chairman of the audit committee and has been determined by the board of directors to qualify as an audit committee financial expert. Due to his affiliation with Aurora Capital Group, Mr. Frey is not considered "independent," as that term is used in item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The audit committee will recommend the annual appointment of auditors with whom the audit committee will review the scope of audit and non-audit assignments and related fees, accounting principles we will use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures.

Compensation of Directors

        The members of the board of directors serving prior to the Acquisition held four meetings during the year ended December 31, 2004. Four prior members of the board of directors received a director's fee of $12,000 in 2004. Messrs. B. Schwartz and Kisner and two other persons who were directors prior to the consummation of the Acquisition did not receive director's fees during the year ended December 31, 2004. All directors have been reimbursed for reasonable out-of-pocket expenses incurred in that capacity. Our new board of directors will establish reasonable and customary compensation arrangements for the board members serving on an on-going basis.

Employment Agreements

        In connection with the Acquisition, we entered into employment agreements with each of Messrs. B. Schwartz, K. Schwartz, Charles, Kisner and Crampton. The agreement with Mr. B. Schwartz has a term of one year commencing on November 18, 2004 and provides that he will serve as Chairman of the board of directors of K&F with an annual salary of $100,000. In February 2005, we entered into a consulting agreement with Mr. B. Schwartz which terminated his employment agreement and provides that he will serve as a consultant for a monthly salary of $8,333 through November 2005. The agreement with Mr. K. Schwartz has an initial term of 48 months commencing on November 18, 2004, after which it will remain effective for successive one-year periods until we give or are provided by Mr. K. Schwartz with 90 days notice of termination. Each of the other employment agreements have an initial term of 36 months commencing on November 18, 2004, after which they will remain effective for successive one-year periods until we give or are provided by the executive with 90 days notice of termination. The employment agreements provide for base salaries, which were adjusted in 2005, of $625,000 for Mr. K. Schwartz, $264,000 for Mr. Charles, $237,000 for Mr. Kisner, and $235,000 for Mr. Crampton. These salaries are subject to annual increase at the discretion of the compensation committee of our board of directors. Mr. K. Schwartz' agreement also provides that he will be nominated for election to the board of directors of K&F at each stockholders meeting called to elect directors. If we terminate the employment of Messrs. K. Schwartz, Charles or Kisner during the respective initial terms of their employment for any reason, except for cause, or the executive resigns because we fail to perform a material term of the employment agreement (i) the executive shall be allowed to exercise all vested stock options held by him for a period of 12 months after the termination date and (ii) we will be required to (A) pay the executive a severance payment equal to (x) the executive's then-effective base salary for the greater of 18 months or the balance of his initial term and (y) a prorated portion of any bonuses that are earned in the year of termination under any bonus plans in which the executive participates and (B) extend the executive's welfare benefits for the greater of 18 months or the balance of his initial term (or if the applicable welfare plans do not permit extended coverage, pay the executive the value of such extended welfare benefits). In addition, if Messrs. K. Schwartz or Kisner are terminated prior to age 62 other than for cause or by their own resignation (unless such resignation occurs because we fail to perform a material term of their employment agreement), either executive would be entitled to receive unreduced pension benefits as if he had remained employed by K&F through his 62nd birthday. If Mr. K. Schwartz is terminated by us without cause or if he resigns because we fail to perform a material term of his employment agreement, in each case, within 24 months following a change of control of K&F (other than pursuant to the Acquisition), then (i) he shall be allowed to exercise all vested stock options held by him for a period of 12 months after the termination date and (ii) we will be required to (A) pay him a severance payment equal to (x) his then-effective base salary for 36 months and (y) three times the most recent annual bonus earned by him and (B) extend his welfare benefits for the greater of 18 months or the balance of his initial term (or if the applicable welfare plans do not permit extended coverage, pay him the value of such extended welfare benefits). If we terminate Mr. Crampton during the initial 36 month term of his employment for any reason, except for cause, or he resigns because we fail to perform a material term of the employment agreement (i) he shall be allowed to exercise all vested stock options held by him for a period of 12 months after the termination date and (ii) we will be required to (A) pay him a severance payment equal to (x) his then-effective base salary for the greater of 12 months or the balance of his initial term and (y) a prorated portion of his performance bonus and deferred bonus earned in the year of termination and (B) extend his welfare benefits for 12 months (or if the applicable welfare plans do not permit extended coverage, pay him the value of such extended welfare benefits). Each executive officer, other than Mr. B. Schwartz, is also eligible for full accelerated vesting of stock options held by him upon a change of control of K&F (other than pursuant to the Acquisition). Each of the employment agreements contain a non-competition provision that prevents the executive officer from working for or investing in our competitors and a non-solicit provision that prevents the executive officers from soliciting our employees, in each case for at least one year after termination of employment, and a perpetual nondisclosure provision. Each executive officer, other than Mr. B. Schwartz, is also eligible to receive a performance bonus for each bonus period based on a stated percentage of the officer's base pay if certain financial targets are achieved. A further discretionary deferred bonus may be payable to each executive officer, other than Messrs. B. Schwartz and K. Schwartz, each year if certain other financial targets are achieved. The deferred bonuses are payable over a three-year period. Mr. K. Schwartz is eligible to receive a further annual bonus if certain financial targets are achieved. Mr. B. Schwartz was eligible for the performance-based bonus in 2004.

Stock Option Plan

        In 2005, we established a stock option plan for the benefit of, and to incentivize, our officers, directors and certain other employees. The stock option plan is administered by the executive committee of the board of directors, which has broad authority in administering and interpreting the stock option plan. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Options granted to qualified recipients under the stock option plan may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. An award granted under the stock option plan to an employee or independent contractor may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the executive committee, any change of control of K&F.

Summary Compensation Table

        The following table sets forth the compensation for the years ended December 31, 2004, 2003 and 2002, for the chief executive officer and each of the other four most highly compensated executive officers.

Long-Term Compensation
Annual Compensation
Name and Principal Position						Options Granted (#)	LTIP Payouts ($)	All other Compensation(a) ($)
	Year	Salary ($)		Bonus ($)
Bernard L. Schwartz Chairman of the Board of Directors of K&F Industries, Inc.	2004 2003 2002	1,771,944 2,175,372 1,920,000	(b) (b) (b)	1,819,000 2,732,800 4,839,700		— — —	— — —	— — —
Kenneth M. Schwartz President and Chief Executive Officer of K&F Industries, Inc.	2004 2003 2002	569,630 553,746 535,000	(b) (b) (b)	391,000 825,000 1,950,000	(c)	— 1,400 5,000	36,667 54,000 74,000	423,054 153,393 13,918
Dirkson R. Charles Executive Vice President and Chief Financial Officer of K&F Industries, Inc.	2004 2003 2002	244,000 236,946 230,000		146,000 387,000 895,000	(c)	— 650 1,000	22,333 40,667 55,666	10,176 9,996 9,396
Ronald H. Kisner Executive Vice President, Secretary and General Counsel of K&F Industries, Inc.	2004 2003 2002	219,400 213,152 207,000		131,000 310,000 689,000	(c)	— 450 —	20,333 37,000 50,333	13,836 13,656 13,656
Frank P. Crampton Senior Vice President— Marketing of Aircraft Braking Systems	2004 2003 2002	217,000 207,838 200,192		95,000 210,000 483,500	(c)	— 350 —	15,333 28,000 39,000	19,450 19,219 18,483

(a)
Includes the following: (i) Our contributions to individual 401(k) plan accounts for the years ended December 31, 2004, 2003 and 2002, respectively: Mr. K. Schwartz—$7,380, $7,200 and $7,200; Mr. Charles—$7,380, $7,200 and $6,600; Mr. Kisner—$7,380, $7,200 and $7,200; and Mr. Crampton—$7,380, $7,200 and $6,882 (ii) the compensation element of supplemental life insurance programs for the years ended December 31, 2004, 2003 and 2002, respectively: Mr. K. Schwartz—$415,674, $146,193 and $6,718; Mr. Charles—$2,796, $2,796 and $2,796; Mr. Kisner—$6,456, $6,456 and $6,456; and Mr. Crampton—$12,070, $12,019 and $11,601.

(b)
Prior to the Acquisition, we were party to an advisory agreement with Mr. Bernard L. Schwartz, which provided for the payment of an aggregate of $200,000 per month of compensation to Mr. B. Schwartz and persons or expenses designated by him. Mr. B. Schwartz designated that $150,000 of the aggregate annual advisory fee be paid to Kenneth M. Schwartz, which is included in his salary for each of the three years in the period ended December 31, 2004. This agreement was terminated upon the consummation of the Acquisition.

(c)
Includes payments made as a holder of common stock options in connection with the 2002 recapitalization, of: $1,725,000 for Mr. K. Schwartz; $780,000 for Mr. Charles; $585,000 for Mr. Kisner; and $420,000 for Mr. Crampton.

Options Granted in Last Fiscal Year

        There were no stock options granted during the year ended December 31, 2004. Our capital stock has never been publicly traded. All existing options were terminated prior to the consummation of the Acquisition and each optionholder received with respect to each option held by such optionholder an amount equal to the excess of the per share consideration received by the prior K&F stockholders in the Acquisition over the exercise price of such option. As of December 31, 2004, a new stock option plan had not yet been established. See "—Stock Option Plan."

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

        The following sets forth information concerning the exercise of stock options during the year ended December 31, 2004 and the value of unexercised stock options at that year-end. Our capital stock has never been publicly traded. All existing options were terminated prior to the consummation of the Acquisition and each optionholder received with respect to each option held by such optionholder an amount equal to the excess of the per share consideration received by the prior K&F stockholders in the Acquisition over the exercise price of such option. As of December 31, 2004, a new stock option plan had not yet been established. See "—Stock Option Plan."

			Number of Unexercised Securities Underlying Options at FY-End (#)	Value of Unexercised In-the-Money Options at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Bernard L. Schwartz	0	0	0/0	0/0
Kenneth M. Schwartz	0	8,365,043	0/0	0/0
Dirkson R. Charles	0	3,849,380	0/0	0/0
Ronald H. Kisner	0	2,839,026	0/0	0/0
Frank P. Crampton	0	2,018,993	0/0	0/0

(1)
Represents the value (including an amount to be received upon payment of the K&F Parent note due in May 2005) realized for cancellation of all options in connection with the Acquisition.

Long-Term Incentive Plan Awards

        Under our existing long-term incentive plan (designed to provide an incentive to encourage attainment of our objectives and retain and attract key executives), a limited number of persons participate in a Deferred Bonus Plan. Under the terms of the plan, generally no awards are allocated to any participant unless we achieve at least a 5% growth in earnings before interest, taxes and amortization over the prior fiscal year. Awards vest and are paid in three equal annual installments starting on the second January 15th following each fiscal year-end. All amounts not vested are forfeited upon termination of employment for any reason other than death or disability prior to the vesting date. Long-term incentive awards in 2004 were $184,000 for Mr. K. Schwartz; $80,000 for Mr. Charles; $73,000 for Mr. Kisner; and $60,000 for Mr. Crampton.

The Retirement Plan

        We established, effective May 1, 1989, as amended, the K&F Industries Retirement Plan for Salaried Employees, or our Retirement Plan or the Plan, a defined benefit pension plan. We have received favorable determination letters from the Internal Revenue Service that our Retirement Plan, as amended, is a qualified plan under the Internal Revenue Code. Our Retirement Plan provides a non-contributory benefit and a contributory benefit. The cost of the former is borne by us; the cost of the latter is borne partly by us and partly by the participants. Salaried employees who have completed at least six months of service and satisfied a minimum earnings level are eligible to participate in the contributory portion of our Retirement Plan; salaried employees become participants in the non-contributory portion on their date of hire. The Plan provides a benefit of $20.00 per month for each year of credited service. For participants who contribute to the Plan, in addition to the benefit of $20.00 per month for each year of credited service, the Plan provides an annual benefit equal to the greater of: 60% of the participant's aggregate contributions or average compensation earned (while contributing) during the last 10 years of employment in excess of 90% of the Social Security Wage Base amount multiplied by: (1) 2.4% times years of continuous service up to 10, plus (2) 1.8% times additional years of such service up to 20, plus (3) 1.2% times additional years of such service up to 30, plus (4) 0.6% times all additional such service above 30 years.

        Effective January 1, 1990, the Plan was amended for our eligible employees and those of Aircraft Braking Systems to provide an annual benefit equal to (1) the accrued benefit described above as of December 31, 1989, plus (2) a non-contributory benefit for each year of credited service after January 1, 1990 of 0.7% of annual earnings up to the Social Security Wage Base or $288, whichever is greater, plus (3) for each year of contributory service on and after January 1, 1990, a contributory benefit of (i) for 14 years of contributory service or less, 1.05% of annual earnings between $19,800 and the Social Security Wage Base plus 2.25% of annual earnings above the Social Security Wage Base, and (ii) for more than 14 years of contributory service, 1.35% of annual earnings between $19,800 and the Social Security Wage Base plus 2.65% of annual earnings above the Social Security Wage Base. In no event will the amount calculated in (3) above be less than 60% of the participant's aggregate contributions made on and after January 1, 1990. Benefits are payable upon normal retirement age at age 65 in the form of single life or joint and survivor annuity or, at the participant's option with appropriate spouse consent, in the form of an annuity with a term certain. A participant who has (a) completed at least 30 years of continuous service, (b) attained age 55 and completed at least 10 years of continuous service, or (c) attained age 55 and the combination of such participant's age and service equals at least 70 years, is eligible for early retirement benefits. If a participant elects early retirement before reaching age 62, such benefits will be reduced except that the non-contributory benefits of a participant with at least 30 years of credited service will not be reduced. In addition, employees who retire after age 55 but before age 62 with at least 30 years of service are entitled to a supplemental non-contributory benefit until age 62. Annual benefits under our Retirement Plan are subject to a statutory ceiling of $170,000 per participant. Participants are fully vested in their accrued benefits under our Retirement Plan after five years of credited service with us. We have a similar plan at Engineered Fabrics.

        The individuals named in the Summary Compensation Table also participate in a supplemental plan which generally makes up for certain reductions in such benefits caused by Internal Revenue Code limitations. Estimated annual benefits upon retirement for these individuals who are participants in our Retirement Plan and the supplemental plan are: $676,000 for Mr. B. Schwartz; $566,000 for Mr. K. Schwartz; $291,000 for Mr. Charles; $132,000 for Mr. Kisner; and $156,000 for Mr. Crampton. The retirement benefits have been computed on the assumption that (1) employment will be continued until normal retirement at age 65 or current age if greater; (2) current levels of creditable compensation and the Social Security Wage Base will continue without increases or adjustments throughout the remainder of the computation period; and (3) participation in the contributory portion of the plan will continue at current levels.

        For purposes of eligibility, vesting and benefit accrual, participants receive credit for years of service with Loral Corporation and Goodyear. At retirement, retirement benefits calculated according to the benefit formula described above are reduced by any retirement benefits payable from The Goodyear Tire & Rubber Company Retirement Plan for Salaried Employees.

Advisory Agreement

        Prior to the Acquisition, we were party to an advisory agreement with Bernard L. Schwartz which provided for the payment of an aggregate of $200,000 per month of compensation to Mr. B. Schwartz and persons or entities designated by him. This agreement was terminated upon the consummation of the Acquisition.

PRINCIPAL STOCKHOLDERS

        K&F Parent indirectly owns all of the outstanding common stock of K&F. The outstanding shares of capital stock of K&F Parent, consisting of 9,250 shares of Senior Redeemable Preferred Stock (the "senior preferred stock"), 12,250 shares of Junior/Series A Redeemable Exchangeable Preferred Stock (the "junior preferred stock") and 100,000 shares of common stock, are known by us to be beneficially held as set forth below. As discussed above in "Summary—Recent Developments," K&F Parent intends to use all the proceeds from its offering of senior PIK notes to redeem a portion of its outstanding senior preferred stock.

        Other than as set forth in footnotes 2 through 5 below with respect to Messrs. Parsky and Mapes, none of our directors or officers currently own shares of K&F Parent capital stock. K&F Parent may from time to time, issue shares of its capital stock, or options to acquire shares of its capital stock, to management, its directors or other investors. It has not at this time determined the amount of any such issuances.

        The following table sets forth information as of December 31, 2004 with respect to (i) all persons known by us to be the beneficial owner of more than 5% of any of K&F Parent's classes of stock; (ii) all executive officers of K&F; (iii) all directors of K&F; and (iv) all directors and executive officers of K&F as a group. The address for the directors and executive officers is in care of K&F.

	Number of shares of senior preferred stock	Percentage of class	Number of shares of junior preferred stock(1)	Percentage of class(1)	Number of shares of common stock(1)		Percentage of class(1)
Aurora Equity Partners III L.P.(2)(3)	—	—	4,569.7	37.3	37,303		37.3
Aurora Overseas Equity Partners III, L.P.(3)(4)	—	—	110.1	0.9	899		0.9
Aurora Equity Partners II L.P.(3)(5)	—	—	2,716.7	22.2	22,177.6		22.2
Aurora Overseas Equity Partners II, L.P.(3)(6)	—	—	36.1	0.3	294.4		0.3
Caisse de dépôt et placement du Québec Centre CDP Capital, 1000, place Jean-Paul-Riopelle Montreal, Quebec H2Z2B3	—	—	688.2	5.6	5,618		5.6
California Public Employees Retirement System Lincoln Plaza Investment Office 400 P Street Sacramento, CA 95814	—	—	1,376.4	11.2	11,236		11.2
Stephen Feinberg(7) 299 Park Avenue New York, NY 10171	8,250	89.2	—	—	—		—
Co-Investment Partners, L.P. 660 Madison Avenue, 23rd Floor New York, NY 10021	—	—	1,376.4	11.2	11,236		11.2
Employers Reinsurance Corporation(8) 3001 Summer Street P.O. Box 7900 Stamford, CT 06904	1,000	10.8	—	—	—		—
General Electric Pension Trust(8) 3001 Summer Street P.O. Box 7900 Stamford, CT 06904	—	—	1,376.4	11.2	11,236		11.2

Totals	9,250	100.0	12,250	100.0	100,000	(8)	100.0

(1)
As described below under "Certain Relationships and Related Transactions—Securityholders Agreement," each of Aurora Equity Partners III L.P. and Aurora Overseas Equity Partners III, L.P., Aurora Equity Partners II L.P. and Aurora Overseas Equity Partners II, L.P. (collectively, the "Aurora entities"), has been granted a proxy by certain other holders of junior preferred stock and common stock. With certain exceptions, other holders have agreed to vote their shares of junior preferred stock and common stock in the same manner as the Aurora entities vote their shares. As a result of these proxies and voting agreements, the Aurora entities may be deemed to be the beneficial owner of the shares of junior preferred stock and common stock covered by such arrangements (the "Aurora Voting Shares"). The shares and percentages set forth with respect to the Aurora entities reflect only the shares actually owned by each Aurora entity and do not give effect to the beneficial ownership of the Aurora Voting Shares.

(2)
Aurora Equity Partners III L.P. is a Delaware limited partnership the general partner of which is Aurora Capital Partners III L.P, a Delaware limited partnership whose general partner is Aurora Advisors III LLC. Messrs. Parsky and Mapes, each of whom are directors of K&F Parent, own substantially all of the membership interests in and are the sole voting members of Aurora Advisors III LLC and may be deemed to beneficially share ownership of the securities beneficially owned by Aurora Equity Partners III. The address of Aurora Equity Partners III is 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

(3)
The Aurora entities are party to a voting agreement with K&F Parent and Cerberus Partners, L.P. with respect to the shares of common stock beneficially owned by such Aurora entities or over which they exercise voting control. The Aurora entities have agreed to vote such shares in the manner and under the circumstances set forth in "Description of Capital Stock—Capital Stock of K&F Parent—Common Stock of K&F Parent—Voting Agreements."

(4)
Aurora Overseas Equity Partners III, L.P. is a Cayman Islands exempted limited partnership the general partner of which is Aurora Overseas Capital Partners III, L.P., a Cayman Islands exempted limited partnership whose general partner is Aurora Overseas Advisors III, LDC, a Caymans Islands limited duration company, whose stockholders are Aurora Advisors II LLC and Aurora Advisors III LLC. Messrs. Parsky and Mapes, each of whom are directors of K&F Parent, own substantially all of the membership interests in and are the sole voting members of Aurora Advisors II LLC and Aurora Advisors III LLC and may be deemed to beneficially share ownership of the securities beneficially owned by Aurora Overseas Equity Partners III. The address of Aurora Overseas Equity Partners III is West Wind Building, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

(5)
Aurora Equity Partners II L.P. is a Delaware limited partnership the general partner of which is Aurora Capital Partners II L.P., a Delaware limited partnership whose general partner is Aurora Advisors II LLC. Messrs. Parsky and Mapes, each of whom are directors of K&F Parent, own substantially all of the membership interests in and are the sole voting members of Aurora Advisors II LLC and may be deemed to beneficially share ownership of the securities beneficially owned by Aurora Equity Partners II L.P. The address of Aurora Equity Partners II is 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

(6)
Aurora Overseas Equity Partners II, L.P. is a Cayman Islands exempted limited partnership the general partner of which is Aurora Overseas Capital Partners II, L.P., a Cayman Islands exempted limited partnership, whose general partner is Aurora Overseas Advisors II LDC, a Cayman Islands limited duration company, whose stockholders are Aurora Advisors, Inc. and Aurora Advisors II LLC. Messrs. Parsky and Mapes, each of whom are directors of K&F Parent, own substantially all of the membership interests in and are the sole voting members of Aurora Advisors II LLC and Mr. Parsky is a director of Aurora Advisors, Inc. Accordingly, each of Messrs. Parsky and Mapes may be deemed to beneficially own the shares of the common stock beneficially owned by Aurora Overseas Equity Partners II, LP. The address of Aurora Overseas Equity Partners II is West Wind Building, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

(7)
Cerberus Partners, L.P., a Delaware limited partnership ("Cerberus"), is the holder of 8,250 shares of the senior preferred stock. Stephen Feinberg possesses sole power to vote and direct the disposition of all shares of the senior preferred stock held by Cerberus. Thus, Stephen Feinberg is deemed to beneficially own 8,250 shares of the senior preferred stock, or 89.2% of the shares of senior preferred stock issued and outstanding.

(8)
Employers Reinsurance Corporation ("ERC") is a Missouri corporation and wholly-owned subsidiary of General Electric Company, a New York corporation ("GE"). General Electric Pension Trust ("GEPT") is a New York common law pension trust for the benefit of the employees of GE and its subsidiaries. GE Asset Management Incorporated, a Delaware corporation and wholly-owned subsidiary of GE ("GEAM"), is a registered investment adviser and acts as Investment Manager for GEPT and ERC. GEAM may be deemed to beneficially share ownership of the shares owned by GEPT and ERC. GE expressly disclaims beneficial ownership of all shares owned by GEPT and ERC. GEPT expressly disclaims beneficial ownership of all shares owned by ERC. ERC expressly disclaims beneficial ownership of all shares owned by GEPT.

A summary of the terms of each series of outstanding capital stock of K&F Parent is provided under "Description of Capital Stock."

DESCRIPTION OF CAPITAL STOCK

Capital Stock of K&F and Intermediate Holdco

        All of K&F's issued and outstanding common stock is owned by Intermediate Holdco and all of Intermediate Holdco's issued and outstanding common stock is owned by K&F Parent. In addition, Intermediate Holdco and K&F issued, for a nominal purchase price per share of $0.01, shares of their Senior Redeemable Preferred Stock, or the "nominal preferred stock," to the holders of the senior preferred stock of K&F Parent. Each of the holders of the senior preferred stock of K&F Parent were issued a number of shares of the nominal preferred stock of Intermediate Holdco and K&F equal to the number of shares of senior preferred stock of K&F Parent held by each of them. The nominal preferred stock of Intermediate Holdco and K&F has rights, preferences and privileges similar to the rights, preferences and privileges of the senior preferred stock of K&F Parent. The aggregate liquidation preference of the nominal preferred stock issued by Intermediate Holdco and K&F will be $0.01 per share, resulting in an initial aggregate liquidation preference of $92.50 for the nominal preferred stock at each of Intermediate Holdco and K&F.

        No shares of senior preferred stock of K&F Parent may be transferred unless a simultaneous transfer of a like number of shares of the nominal preferred stock of Intermediate Holdco and K&F is made by the same transferor to the same transferee. In addition, K&F Parent will not issue or agree to issue any shares of senior preferred stock of K&F Parent to any person unless a simultaneous issuance of a like number of shares of the nominal preferred stock of Intermediate Holdco and K&F is made by Intermediate Holdco and K&F to the same person.

        For a description of the board of directors of K&F and Intermediate Holdco see below under "Capital Stock of K&F Parent—Senior Redeemable Preferred Stock of K&F Parent—Board of Directors"

Capital Stock of K&F Parent

        A summary of the terms of each series of outstanding capital stock of K&F Parent is provided below.

  Senior Redeemable Preferred Stock of K&F Parent

        Ranking.    The senior preferred stock ranks senior to all other equity securities of K&F Parent as to dividend rights or upon liquidation unless the holders of a majority of the senior preferred stock otherwise consent in respect of any other class of equity security ranking pari passu with or senior to the senior preferred stock.

        Dividends.    Dividends accrue on the senior preferred stock (during each annual period) at a rate per annum equal to fifteen percent (15%) on the liquidation preference of the senior preferred stock as in effect at the beginning of such annual period. The amount of dividends that accrue for any period shorter than a full annual dividend period is computed on the basis of a year of 360 days.

        Mandatory Redemption.    The senior preferred stock is subject to mandatory redemption on the twelfth anniversary of the closing of the Acquisition at a redemption price equal to the liquidation preference of the senior preferred stock in effect on the date of redemption (the "Redemption Price").

        Change of Control Redemption.    The senior preferred stock is subject to mandatory redemption, upon the occurrence of a change of control of K&F Parent at a redemption price equal to the Redemption Price; provided, however, that K&F Parent will not permit a change of control to occur if the proceeds would not be sufficient to pay the Redemption Price.

        Optional Redemption.    The senior preferred stock is subject to redemption at any time, in whole or in part, at the option of K&F Parent at the Redemption Price.

        Liquidation Preference.    In the event of any liquidation, dissolution or winding up of K&F Parent, the holders of the senior preferred stock will be entitled to receive, prior and in preference to the holders of common stock or any junior preferred stock, an amount equal to the stated value plus all accrued but unpaid dividends thereon (whether or not declared) computed to the date payment thereof is made. The "stated value" means the initial purchase price for the senior preferred stock, which is $10,000 per share.

        Voting.    The senior preferred stock is non-voting except as required by Delaware law and as set forth below in "—Board of Directors" and "—Defaults."

        Board of Directors.    Except as provided below, the board of directors of K&F Parent will consist of up to eight members, each of whom will be elected by the holders of the outstanding common stock of K&F Parent. The holders of a majority of the outstanding shares of senior preferred stock have the right to appoint one person reasonably acceptable to a majority of the members of the board of directors elected by the holders of the common stock of K&F Parent as an observer to the board of directors of K&F Parent and any committees thereof, including the audit committee and compensation committee, subject to customary confidentiality restrictions. The holders of a majority of the outstanding shares of senior preferred stock may elect at any time to change the appointed observer to a full director position, provided that the individual elected to a full director position shall be reasonably acceptable to a majority of the members of the board of directors elected by the holders of the common stock of K&F Parent, in which case the board of directors of K&F Parent will be increased from eight to nine members. For a description of the rights of the holders of the senior preferred stock to elect additional members of the board of directors of K&F Parent, Intermediate Holdco and K&F, see below under "Defaults." Finally, the holders of the senior preferred stock have the same rights with respect to the board of directors of Intermediate Holdco and K&F.

        Covenants.    There are customary affirmative and negative covenants in favor of the holders of the senior preferred stock, including the following, in each case, subject to certain stated exceptions:

        (a)   Without the consent of the holders of a majority of the outstanding senior preferred stock, neither K&F Parent nor any of its subsidiaries may:

    •
    make any restricted payments in respect of junior securities;

    •
    transfer all or a material portion of the assets of K&F Parent, or any of its subsidiaries to any other direct or indirect subsidiary of K&F Parent (other than Intermediate Holdco or K&F) outside the ordinary course of business if the transfer could reasonably be expected to materially adversely affect the rights and protections of the holders of the senior preferred stock in bankruptcy proceedings of K&F Parent, Intermediate Holdco, or of K&F prior to any such transfer of assets;

    •
    authorize, designate or issue any securities that are senior to, or pari passu with, the senior preferred stock;

    •
    incur or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness (excluding capitalized leases and sale/leaseback transactions) if after giving effect to the incurrence of such indebtedness the ratio of total indebtedness of K&F Parent and its subsidiaries plus the senior preferred stock (inclusive of accrued and unpaid dividends thereon) to EBITDA would be in excess of 9.5 to 1 on or prior to December 31, 2009 and 8.5 to 1 after December 31, 2009;

    •
    amend the terms of any material debt to increase the outstanding principal balance of any such material debt unless K&F Parent and its subsidiaries are entitled to incur such debt under the debt incurrence test set forth above;

    •
    amend the charter or by-laws of K&F Parent or any of its subsidiaries in any manner that materially adversely affects the senior preferred stock;

    •
    make any payments to or enter into any transactions with affiliates, other than arms-length transactions;

    •
    enter into any agreement that would, or amend any current agreement in a manner that would, prohibit the consummation of the mandatory redemption of the senior preferred stock on the twelfth anniversary of the closing of the Acquisition;

    •
    incur or permit to exist any material debt that has a maturity beyond the twelfth anniversary of the date of the closing of the Acquisition, unless (i) the material debt may be redeemed on and at any time after the twelfth anniversary of the closing of the Acquisition if the terms of the material debt would prohibit the consummation of the mandatory redemption of the senior preferred stock on the twelfth anniversary of the closing of the Acquisition or (ii) the material debt is subject to a covenant defeasance or similar defeasance at and at any time after the twelfth anniversary of the closing of the Acquisition such that the mandatory redemption obligations of K&F Parent with respect to the senior preferred stock on the twelfth anniversary of the closing of the Acquisition is not prohibited by the terms of the material debt;

    •
    during the continuance of a default under the senior preferred stock, make any restricted investments in an amount individually or in the aggregate in excess of $5 million;

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    during the continuance of a default under the senior preferred stock, consolidate or merge with or into any other person or transfer all or substantially all of its properties and assets to any other person;

    •
    effectuate a change of control unless K&F Parent consummates the mandatory change of control redemption of the senior preferred stock in connection therewith;

    •
    consummate any asset sale unless (A) K&F Parent or any of its subsidiaries receives consideration at the time of the asset sale at least equal to the fair market value of the assets issued or sold or otherwise disposed of, (B) at least 75% of the consideration received by K&F Parent or the applicable subsidiary is in the form of cash or cash equivalents, and (C) to the extent that not all of the net cash proceeds from the asset sale are applied by K&F Parent or the applicable subsidiary within 360 days following the receipt of the net cash proceeds (1) to repay indebtedness, (2) to acquire all or substantially all of the assets of, or a majority of the voting stock of, another permitted business, (3) to make capital expenditures relating to an asset or assets used or useful in a permitted business, or (4) to acquire other long-term assets that are used or useful in a permitted business, the amount of net cash proceeds not so applied will be used by K&F Parent to redeem the outstanding shares of the senior preferred stock; or

    •
    enter into any contract, agreement or understanding obligating K&F Parent or any of its subsidiaries to do any of the foregoing.

        (b)   Each holder of senior preferred stock that holds shares with an aggregate stated value in excess of $25.0 million has the right to receive (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if K&F Parent or K&F were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by K&F Parent's certified independent accountants; (ii) all current reports that would be required to be filed with the SEC on Form 8-K if K&F Parent or K&F were required to file such reports, (iii) an annual business plan and (iv) notice of any event of default on any material debt. Each such holder also has the right of access to the facilities, records and personnel (including outside accountants) of K&F Parent and its subsidiaries.

        (c)   Unless the holders of a majority of the outstanding senior preferred stock otherwise consent, K&F Parent, Intermediate Holdco and K&F shall, and shall cause their subsidiaries to, in each case, subject to reasonable and customary exceptions:

    •
    comply in all material respects with all laws applicable to each of them;

    •
    maintain adequate and customary insurance coverage with respect to their properties and business;

    •
    maintain and keep, or cause to be maintained and kept, in all material respects their respective properties in good working order and condition reasonable wear and tear excepted;

    •
    file all material income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all material taxes when due;

    •
    preserve and keep intact its organizational existence;

    •
    to be at all times solvent; and

    •
    maintain its existing line of business and not engage in any other line of business other than a permitted business.

        (d)   The filing by K&F Parent, Intermediate Holdco or K&F of a voluntary petition for reorganization relief, or the consent to the entry of an order for relief against K&F Parent, Intermediate Holdco or K&F requires the vote or written consent of (i) at least a majority of the members of the board of directors of K&F Parent, Intermediate Holdco and K&F, as the case may be, including a majority of the members elected by the senior preferred stock and (ii) the holders of at least a majority of the outstanding shares of the senior preferred stock.

        Defaults.    In the event that (i) any continuing payment default of the new credit facility or the notes or any other indebtedness for money borrowed by K&F Parent or any of its subsidiaries having an outstanding principal balance greater than $25.0 million remains uncured for a period of 90 days and is not waived by the lenders or (ii) any continuing default of the senior preferred stock covenants remains uncured for a period of 90 days after receipt of notice of default and is not waived by the holders of a majority of the outstanding senior preferred stock, the holders of a majority of the outstanding shares of the senior preferred stock will have the right, after such first 90 day period, to designate three additional members to each of the boards of directors of K&F Parent, Intermediate Holdco and K&F (four directors if, at the time such right initially arises, the holders of senior preferred stock have not elected to designate a member to such boards) in which case the size of each of such boards will be correspondingly increased. If any continuing default continues to exist after such initial 90 day period, the holders of a majority of the outstanding shares of the senior preferred stock will be entitled to designate three additional members to each of the boards of directors of K&F Parent, Intermediate Holdco and K&F after the lapse of the second 90 day period following such initial 90 day period and two additional members to each of the boards of directors of K&F Parent, Intermediate Holdco and K&F after the lapse of each additional 90 day period thereafter until such time as the holders of the senior preferred stock have the right to designate a majority of the members of each of such boards. In the event that (i) K&F Parent defaults on its obligations under the terms of the mandatory redemption and/or change of control redemption, (ii) K&F Parent, Intermediate Holdco, K&F or any of their material subsidiaries file a voluntary petition for reorganization or consent to the entry of an order for relief, pursuant to the U.S. Bankruptcy Code, (iii) K&F Parent, Intermediate Holdco, K&F or any of their material subsidiaries make an assignment for the benefit of creditors with respect to all or a substantial portion of the property of K&F Parent, Intermediate Holdco, K&F or any of their material subsidiaries, (iv) a decree or order for relief in respect of K&F Parent, Intermediate Holdco, K&F or any of their material subsidiaries in an involuntary case under the U.S. Bankruptcy Code is entered or a court having jurisdiction enters an order appointing a receiver, liquidator, sequestrator, assignee, trustee, custodian or other officer over all or a substantial part of the property of K&F Parent, Intermediate Holdco, K&F or any of their material subsidiaries and, in each case, the effectiveness of the order has not been stayed pending appeal or review within 30 days of K&F Parent, Intermediate Holdco, K&F or such material subsidiary being advised of the order or decree, the holders of a majority of the outstanding shares of senior preferred stock will have the right to designate a number of members to each of the boards of directors of K&F Parent, Intermediate Holdco and K&F so that such members will constitute a majority of each board (which will be increased by a number equal to such members, but which will not be increased to greater than such members without the consent of the holders of a majority of the outstanding shares of senior preferred stock). Notwithstanding anything to the contrary set forth herein, upon the cure by K&F Parent, Intermediate Holdco or K&F of all of the outstanding default events described above: (i) the holders of the senior preferred stock shall cause the additional members of each of the boards designated by the holders of senior preferred stock pursuant to the default remedies set forth above to resign and (ii) the number of members of each of the boards that the holders of the senior preferred stock shall have the right to designate shall be decreased to one.

        Transfer and Issuance Restrictions.    No shares of senior preferred stock of K&F Parent may be transferred unless a simultaneous transfer of a like number of shares of the nominal preferred stock of Intermediate Holdco and K&F is made by the same transferor to the same transferee. In addition, K&F Parent will not issue or agree to issue any shares of senior preferred stock of K&F Parent to any person unless a simultaneous issuance of a like number of shares of the nominal preferred stock of Intermediate Holdco and K&F is made by Intermediate Holdco and K&F to the same person.

  Junior/Series A Redeemable Exchangeable Preferred Stock of K&F Parent

        Ranking.    The Junior/Series A Redeemable Exchangeable Preferred Stock (the "junior preferred stock") ranks junior to the K&F Parent senior preferred stock and senior to the K&F Parent common stock as to dividend rights or upon liquidation.

        Dividends.    Dividends accrue on the junior preferred stock (during each annual period) at a rate per annum equal to 10% on the liquidation preference of the junior preferred stock as in effect at the beginning of such annual period. The amount of dividends that accrue for any period shorter than a full annual dividend period is computed on the basis of a year of 360 days.

        Optional Redemption.    The junior preferred stock is subject to redemption at any time, in whole or in part, at the option of K&F Parent at a redemption price equal to the liquidation preference of the junior preferred stock in effect on the date of redemption, or the "Junior Preferred Redemption Price".

        Mandatory Redemption.    Provided the redemption of the senior preferred stock obligations arising upon the occurrence of a change of control are satisfied in full, the junior preferred stock will be subject to a mandatory change of control redemption, upon the occurrence of a change of control of K&F Parent at the Junior Preferred Redemption Price.

        Exchange.    Provided that no share of senior preferred stock is then outstanding, and to the extent that funds are legally available for the redemption of the junior preferred stock, the shares of junior preferred stock are exchangeable at the sole option of K&F Parent for K&F Parent Subordinated

Exchange Debentures due on the January 1st immediately following the tenth anniversary of the date of the issuance thereof but in no event prior to January 1, 2016.

        Liquidation Preference.    In the event of any liquidation, dissolution or winding up of K&F Parent, the holders of the junior preferred stock will be entitled to receive, prior and in preference to the holders of common stock, an amount equal to the stated value plus all accrued but unpaid dividends thereon (whether or not declared) computed to the date payment thereof is made. The "stated value" means the initial purchase price for the junior preferred stock, which is $10,000 per share.

        Voting.    The junior preferred stock is non-voting except as required by Delaware law.

  Common Stock of K&F Parent

        Voting.    Except as otherwise required by Delaware law, at every annual or special meeting of stockholders, every holder of common stock is entitled to one vote per share. In addition, except as provided above under the description of the senior preferred stock of K&F Parent, the holders of the outstanding common stock of K&F Parent are entitled to elect up to eight members of the board of directors of K&F Parent.

        Voting Agreements.    Aurora Equity Partners III L.P., Aurora Overseas Equity Partners III, L.P., Aurora Equity Partners II L.P. and Aurora Overseas Equity Partners II, L.P., who we refer to collectively as the "Aurora Capital stockholders," are party to a voting agreement with K&F Parent and Cerberus Partners, L.P. with respect to the shares of common stock of K&F Parent owned of record and/or beneficially by the Aurora Capital stockholders. In the voting agreement, the Aurora Capital stockholders have agreed to vote such shares of common stock (and any shares over which they exercise voting control) (1) to increase the number of members of the board of directors of K&F Parent, but solely to the extent that the vote or consent of such stockholders is necessary to increase the number of members of the board of directors of K&F Parent in order to permit the election of the designees designated by the holders of a majority of the outstanding shares of senior preferred stock of K&F Parent and (2) to elect to the board of directors of K&F Parent the designees of the holders of a majority of the outstanding shares of senior preferred stock of K&F Parent to the extent the holders of a majority of the outstanding shares of senior preferred stock of K&F Parent are entitled to elect their designees to the board of directors of K&F Parent. K&F Parent has entered into a substantially similar voting agreement with respect to the shares of common stock it holds of Intermediate Holdco. Finally, Intermediate Holdco has entered into a substantially similar voting agreement with respect to the shares of common stock it holds of K&F. See "Certain Relationships and Related Transactions—Securityholders Agreement" for a discussion regarding certain agreements between the holders of K&F Parent's junior preferred stock and common stock and K&F Parent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Securityholders Agreement

        The following is a summary description of the principal terms of the securityholders agreement among K&F Parent and certain of its stockholders, optionholders and warrantholders. The securityholders agreement covers the outstanding shares of K&F Parent junior preferred stock, which have an initial liquidation preference of $10,000 per share, and K&F Parent common stock, but not the senior preferred stock. This summary description does not purport to be complete and is subject to and qualified in its entirety by reference to the definitive securityholders agreement.

        The securityholders agreement provides that, with certain limited exceptions, the securityholders party to the agreement may not transfer any of their shares or any interest therein without the prior approval of Aurora Equity Partners III L.P., Aurora Overseas Equity Partners III, L.P., Aurora Equity Partners II L.P., and Aurora Overseas Equity Partners II, L.P. (collectively, the "Aurora entities"). Each of the securityholders party to the agreement (other than the Aurora entities and certain co-investors) have granted an irrevocable proxy to each of the Aurora entities, each of which may act alone to exercise such proxy. With certain limited exceptions, each such co-investor has agreed to vote its shares of K&F Parent common stock and junior preferred stock in the same manner as the Aurora entities vote their respective shares of K&F Parent common stock and junior preferred stock. With certain limited exceptions, shares of K&F Parent common stock and junior preferred stock are to be released from such restrictions on transfer upon the consummation of a qualified initial public offering by K&F Parent. Shares of K&F Parent common stock and junior preferred stock are to be released from the proxy and voting agreement when they are no longer owned by the securityholder party to the agreement or its permitted transferee or any other person that is bound by the terms of the securityholders agreement.

        The securityholders agreement provides for certain rights of first refusal, with the right of over-subscription, in favor of securityholders classified as Qualifying Class B Securityholders, who consist of the Aurora entities and certain co-investors, in the event that any other securityholder desires to transfer his or her securities of K&F Parent to any non-affiliate of such person. To the extent that the Qualifying Class B Securityholders elect to purchase fewer than all of the securities proposed to be sold by such selling securityholder, K&F Parent will then have a right of first refusal with respect to any such unsold securities. The first refusal rights granted to securityholders will terminate upon the consummation of a qualified initial public offering by K&F Parent.

        In the event that the Aurora entities desire to accept a third party offer to purchase all outstanding shares of K&F Parent common stock and junior preferred stock held by all Aurora entities, all or substantially all of the assets of K&F Parent or to effect a business combination of K&F Parent, the other securityholders will be required to sell all of their securities on the terms set forth in such acquisition proposal or to vote all of their shares in favor of such acquisition proposal, as the case may be. In the event that any Class B Securityholder desires to sell any shares of K&F Parent common stock and junior preferred stock held by them (other than to a permitted transferee), the other securityholders, including any Class B Securityholder, will be entitled to require, as a condition of such sale, that the proposed buyer purchase shares of K&F Parent common stock and/or junior preferred stock from each of them on a pro rata basis. The rights described in this paragraph granted to securityholders will terminate upon the consummation of a qualified initial public offering by K&F Parent.

        If any securityholder is an employee or consultant of K&F Parent or any of its direct or indirect subsidiaries, and such employment or consulting relationship is terminated by the employer for cause or voluntarily by the employee or consultant, then the Aurora entities shall have the option to purchase such person's securities for a period of 60 days after the date of such termination. To the extent that the Aurora entities elect to purchase fewer than all of the securities held by such employee or consultant, K&F Parent will then have a right to purchase such unsold securities. K&F Parent securities are to be released from these call provisions for an employee or consultant of a direct or indirect subsidiary of K&F Parent upon the earlier of (a) the consummation of a qualified initial public offering by K&F Parent and (b) the two year anniversary of the later of (i) such employee or consultant's commencement of work for the subsidiary or (ii) the acquisition of such subsidiary by K&F Parent.

        All stockholders who are parties to the securityholders agreement are entitled to certain "piggy-back" registration rights with respect to shares of K&F Parent common stock in connection with the registration of K&F Parent equity securities at any time following a qualified initial public offering by K&F Parent. In addition, at any time after 6 months following a qualified initial public offering by K&F Parent, any holder of more than 10% of the outstanding shares of K&F Parent common stock shall be entitled to demand the registration of its shares, subject to customary restrictions. K&F Parent will bear all expenses incident to any such registrations, including the fees and expenses of a single counsel retained by the selling stockholders; however, each selling stockholder will be responsible for the underwriting discounts and commissions and transfer taxes in connection with shares sold by such stockholder. Each selling stockholder and the underwriters through whom shares are sold on behalf of a selling stockholder will be entitled to customary indemnification from K&F Parent against certain liabilities, including liabilities under the Securities Act.

        Subject to certain exceptions, each Class B Securityholder has the right to purchase its pro rata share of any future issuance of new equity securities by K&F Parent other than any senior preferred stock and subject to certain other customary exceptions.

        So long as K&F is required to file such information with the SEC each Class B Securityholder will have rights to receive (i) all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by K&F Parent's certified independent accountants; (ii) all current reports required to be filed with the SEC on Form 8-K, (iii) an annual business plan and (iv) notice of any event of default on any material debt. If K&F is not required to file such information with the SEC, each Class B Securityholder will have rights to receive (i) audited annual financial statements, (ii) unaudited quarterly financial statements, (iii) an annual business plan and (iv) notice of any event of default on any material debt. In addition, each Class B Securityholder will have access to the facilities, records and personnel (including outside accountants) of K&F Parent and its subsidiaries. Each Qualifying Class B Securityholder will have the right to send one observer to all meetings of the board of directors of K&F Parent, subject to customary confidentiality restrictions.

        The securityholders agreement may be amended only by a written agreement (i) executed by K&F Parent, the Aurora entities, the holders of a majority in interest of the shares of K&F Parent common stock (other than the Aurora entities) and the holders of a majority interest of the shares of K&F Parent junior preferred stock (other than the Aurora entities), (ii) in the case of an amendment adversely affecting the rights of any securityholder or group of securityholders in particular, the written agreement of such securityholder or group of securityholders, (iii) in the case of an amendment to the proxy provisions or liability provisions as applicable to certain co-investors, the written agreement of such co-investors and (iv) in the case of an amendment to the rights of first refusal, drag-along rights, tag-along rights, preemptive rights, information rights, registration rights and the amendment and termination provisions of the securityholders agreement, the holders of 66 2/3% in interest of the shares of K&F Parent common stock (other than the Aurora entities) and the holders of 66 2/3% in interest of the shares of K&F Parent junior preferred stock (other than the Aurora entities) will be required. The securityholders agreement will terminate on the written approval of K&F Parent, the Aurora entities, the holders of 66 2/3% in interest of the shares of K&F Parent common stock (other than the Aurora entities) and the holders of 66 2/3% in interest of the shares of K&F Parent junior preferred stock (other than the Aurora entities), but in the case of a termination that adversely affects the rights of any securityholder in particular, the written agreement of such securityholder is required before such termination will be deemed effective as to such securityholder.

Management Services Agreement

        In connection with the Transactions, we entered into a management services agreement with Aurora Management Partners LLC, an affiliate of Aurora Capital Group, for management and financial advisory services to be provided to us and our subsidiaries. Pursuant to this agreement, subject to certain conditions, we will pay an annual management fee to Aurora Management Partners of $1.0 million and will reimburse its out-of-pocket expenses. If we consummate any significant acquisition or disposition, Aurora Management Partners will be entitled to receive a fee from us for investment banking services in connection with the transaction. The fee is equal to up to 2% of the transaction consideration (including debt assumed and current assets retained). Aurora Management Partners also received a one-time transaction fee of $11.4 million and reimbursement of $1.4 million of expenses at consummation of the Transactions.

Indemnification

        Pursuant to the stock purchase agreement, K&F Parent agreed that after the consummation of the Acquisition, it and K&F will indemnify all current and former directors, officers, employees and agents of K&F and its subsidiaries and will, subject to certain limitations, maintain for six years a directors' and officers' insurance and indemnification policy containing terms and conditions that are no less advantageous than the policy in effect as of the date of the stock purchase agreement.

Bernard L. Schwartz

        Prior to the Acquisition, Bernard L. Schwartz owned or controlled 50% of our capital stock and had the right to designate a majority of our board of directors. Mr. B. Schwartz currently serves as the Chairman of our board of directors. We entered into an agreement with Mr. B. Schwartz in 2004 whereby Mr. B. Schwartz was entitled to the full and exclusive use of our leased 1988 Gulfstream G-IV aircraft. The agreement was terminated in May 2005. Mr. B. Schwartz was responsible for all fees and expenses related to the use of the airplane, including lease payments, salaries and benefits for the flight crew, severance payments due at the termination of the lease, repairs, maintenance and insurance. Mr. B. Schwartz is also obligated to indemnify us and our directors, officers and affiliates for any losses incurred by any of them due to his use of the airplane during the term of the agreement.

        Mr. B. Schwartz is also Chairman of the Board and Chief Executive Officer of Loral Space & Communications Ltd., or Loral Space. We reimburse Loral Space for rent and certain other services. The related charges agreed upon were established to reimburse Loral Space for actual costs incurred without profit or fee. We believe this arrangement is as favorable to us as could have been obtained from unaffiliated parties. Payments to Loral Space were $0.3 million, $0.4 million and $0.3 million for the years ended December 31, 2002, 2003 and 2004, respectively.

        Prior to the Acquisition, we had a bonus plan pursuant to which our Board of Directors awarded bonuses to Bernard L. Schwartz ranging from 5% to 10% of earnings in excess of $50 million before interest, taxes and amortization. Bonuses earned under this plan were $1.8 million, $2.7 million and $4.8 million for the years ended December 31, 2004, 2003 and 2002, respectively. This plan was terminated upon consummation of the Acquisition.

Commitment Fee

        Cerberus Capital Management, L.P. the holder of 89.2% of K&F Parent's senior preferred stock, delivered a commitment letter to K&F Parent, in connection with its proposed purchase of K&F

Parent's senior preferred stock. Approximately $2.8 million was paid to Cerberus Capital on the closing date of the Acquisition, pursuant to the commitment letter.

Purchasers of Notes

        Mr. B. Schwartz, Mr. K. Schwartz, Mr. Kisner and certain of their family members and affiliates, and Mr. Charles acquired an aggregate of $31.1 million in principal amount of the original notes from the initial purchasers of such notes.

DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facility

        Concurrent with the closing of the Acquisition, we entered into a new $530.0 million senior secured credit facility, consisting of a six-year $50.0 million revolving credit facility and an eight-year $480.0 million term loan facility with Lehman Commercial Paper Inc., as administrative agent, and J.P. Morgan Securities Inc., as syndication agent, as well as other lenders. The term loan is repayable in nominal quarterly installments for the first seven years and thereafter in substantial quarterly installments during the eighth year, and was used to finance the Acquisition and to pay related fees and expenses. The revolving credit facility is available, subject to certain conditions, for general corporate purposes of K&F and its subsidiaries in the ordinary course of business and for other transactions permitted under the credit agreement. A portion of the revolving credit facility is available for letters of credit. The obligations under the new credit facility are secured by a lien on substantially all of our assets and the assets of Intermediate Holdco and substantially all of the assets of our direct and indirect subsidiaries and are guaranteed by Intermediate Holdco and our direct and indirect domestic subsidiaries.

        Borrowings under the credit facility bear interest, at the option of the borrowers, at a rate equal to an applicable margin plus (a) the base rate, which will be the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (2) the federal funds effective rate from time to time plus 0.5% or (b) the eurodollar rate, which will be the rate at which eurodollar deposits for one, two, three or six or (if available to all lenders under the relevant facility, as determined by such lenders in their sole discretion) nine or twelve months are offered in the interbank eurodollar market. The applicable margin for the revolving credit facility is currently 1.50% with respect to base rate loans and 2.50% with respect to eurodollar loans. The applicable margin for the term loan facility is currently 1.50% with respect to base rate loans and 2.50% with respect to eurodollar loans. Upon the occurrence of any payment default, all outstanding amounts under our new credit facility will bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2% per annum. The weighted average interest rate on outstanding indebtedness under the new credit facility was 4.9% at December 31, 2004.

        On the closing of the Transactions, we paid the lenders, including Lehman Commercial Paper Inc., an upfront fee. In addition, we are obligated to pay the lenders a quarterly commitment fee initially equal to 1/2 of 1% per annum of the unused portion of the $50.0 million revolving loan commitment. We are also obligated to pay a commission on all outstanding letters of credit in the amount of an applicable margin then in effect with respect to eurodollar loans under the revolving credit facility as well as fronting fees on the aggregate drawable amount of all outstanding letters of credit. On the closing of the Transactions we also paid Madeleine L.L.C., an affiliate of Cerberus Capital Management, L.P., and one of the lenders under the new credit facility, an additional commitment fee in an amount of $1.4 million.

        The credit facility contains customary representations and warranties, covenants and conditions to borrowing. There can be no assurance that the conditions to borrowing under the credit facility will be satisfied.

        The credit facility contains a number of negative covenants that limit our subsidiaries from, among other things, incurring other indebtedness, entering into merger or consolidation transactions, disposing of all or substantially all of their assets, making certain restricted payments, making capital expenditures, creating any liens on ours or our subsidiaries' assets, creating guarantee obligations and material lease obligations and entering into sale and leaseback transactions and transactions with affiliates. In addition, the credit facility limits our ability to redeem the notes offered hereby.

        The credit facility also requires the maintenance of certain quarterly financial and operating ratios, including a consolidated cash interest coverage ratio and a consolidated leverage ratio.

        The credit facility also contains customary events of default, including default upon the nonpayment of principal, interest, fees or other amounts or the occurrence of a change of control.

Prior Senior Subordinated Notes

        Prior to the consummation of the Transactions, we had outstanding two series of senior subordinated notes: (1) $250.0 million of 9 5/8% senior subordinated notes due 2010 and (2) $145.0 million of 9 1/4% senior subordinated notes due 2007. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Financial Condition—Prior Senior Subordinated Notes."

        In connection with the Transactions, on October 20, 2004, we commenced cash tender offers for all of the prior senior subordinated notes. On November 18, 2004, K&F repurchased $138.9 million in principal amount of our 9 1/4% senior subordinated notes due 2007 and $249.4 million of our 9 5/8% senior subordinated notes due 2010 pursuant to the tender offers. Upon the closing of the tender offers concurrently with the closing of the Acquisition, consents were received and notes were tendered with respect to approximately 95.8% of the total principal amount outstanding of the 9 1/4% senior subordinated notes due 2007 and approximately 99.8% of the total principal amount outstanding of the 9 5/8% senior subordinated notes due 2010. As a result of receiving the requisite consents, we entered into a supplemental indenture with the trustee and the guarantors under the applicable indentures to eliminate certain restrictive covenants contained in such indentures. Such supplemental indentures became operative on the payment date for the tendered notes, which occurred concurrently with the Acquisition. On December 23, 2004, K&F redeemed the $6.1 million principal amount outstanding of our 9 1/4% senior subordinated notes due 2007 that were not tendered in the applicable tender offer. The $577,000 principal amount of our 9 5/8% senior subordinated notes due 2010 that were not tendered in the applicable tender offer remain outstanding and is governed by the related amended indenture.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the term "K&F" refers to K&F Industries, Inc. and, not to any of its subsidiaries. Unless otherwise specified, the term "notes" refers to the original notes and the exchange notes being offered hereby.

        The original notes were, and the exchange notes will be, issued pursuant to an indenture between K&F, the Guarantors and U.S. Bank National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The terms of the exchange notes are identical in all material respects to the original notes, except that the exchange notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of liquidated damages to the holders of the original notes under certain circumstances relating to the registration rights agreement, which provisions will terminate as to all of the notes upon the consummation of the exchange offer.

        The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered Holder of a note will be treated as its owner for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of Notes and the Subsidiary Guarantees

        The Notes.    The notes are:

  •
  general unsecured obligations of K&F;

  •
  subordinated in right of payment to all existing and future Senior Debt of K&F;

  •
  pari passu in right of payment with any future senior subordinated Indebtedness of K&F;

  •
  unconditionally guaranteed by the Guarantors on a senior subordinated basis; and

  •
  structurally subordinated to all Indebtedness and other liabilities, including trade payables, of K&F's non-guarantor subsidiaries, if any (other than Indebtedness and other liabilities owed to K&F or a Guarantor).

        The Subsidiary Guarantees.    The notes are guaranteed by all of K&F's Domestic Subsidiaries in existence on the date of the indenture.

        Each Subsidiary Guarantee:

  •
  is a general unsecured obligation of the Guarantor;

  •
  is subordinated in right of payment to all existing and future Senior Debt of such Guarantor; and

  •
  is pari passu in right of payment with any future senior subordinated Indebtedness of such Guarantor.

        As of December 31, 2004 K&F (excluding its subsidiaries) had:

  •
  total Senior Debt of $475.0 million;

  •
  no senior subordinated Indebtedness (other than the notes); and

  •
  no Indebtedness contractually subordinated to the notes.

        As of December 31, 2004, the Guarantors had:

  •
  total Senior Debt of $475.0 million, all of which consists of their guarantees of K&F's obligations under the Credit Agreement;

  •
  no senior subordinated Indebtedness (other than the Subsidiary Guarantees); and

  •
  no Indebtedness contractually subordinated to the Subsidiary Guarantees.

        As indicated above and as discussed in detail below under the caption "—Subordination," payments on the notes and under the Subsidiary Guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

        As of the date of the indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to most of the restrictive covenants set forth in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

        K&F issued notes with an initial maximum aggregate principal amount of $315.0 million. K&F may issue additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes, including any additional notes subsequently issued under the indenture, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. K&F will issue notes in minimum denominations of $2,000 and integral multiples of $1,000. The notes will mature on November 15, 2014.

        Interest on the notes will accrue at the rate of 7 3/4% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2005. K&F will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to K&F, K&F will pay all principal, interest and premium and Additional Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless K&F elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

        We will pay principal, interest and premium and Additional Interest, if any, on each note in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. K&F may change the paying agent or registrar without prior notice to the Holders of the notes, and K&F or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. K&F is not required to transfer or exchange any note selected for redemption. Also, K&F is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

        The notes will be guaranteed by each of K&F's current and future Domestic Subsidiaries, other than Unrestricted Subsidiaries as well as any of K&F's Foreign Subsidiaries that guarantee other Indebtedness of K&F. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be a general unsecured obligation of such Guarantor and will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to the Notes—Federal and state fraudulent transfer laws permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than K&F or another Guarantor, unless:

        (1)   immediately after giving effect to such transaction, no Default or Event of Default exists; and

        (2)   either:

          (a)   the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under the indenture (including its Subsidiary Guarantee) and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee; or

          (b)   the Net Proceeds of such sale or other disposition will be required to be applied in accordance with the applicable provisions of the indenture.

        The Subsidiary Guarantee of a Guarantor will be released:

        (1)   in connection with any sale, disposition or other transfer (including through merger or consolidation) of (x) the Equity Interests of such Guarantor following which such Guarantor is no longer a Subsidiary of K&F or (y) all or substantially all the assets of the applicable Guarantor, in each case, to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of K&F if such sale, disposition or other transfer is made in compliance with the applicable provisions of the indenture;

        (2)   upon the release or discharge of the guarantee by such Guarantor of Indebtedness of K&F which resulted in the obligation to guarantee the notes;

        (3)   in connection with the Legal Defeasance of the notes and the Subsidiary Guarantees; or

        (4)   if K&F designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

Subordination

        The payment of principal, interest and premium and Additional Interest, if any, and interest on the notes will be subordinated in right of payment to the prior payment in full of all Senior Debt of K&F, whether outstanding on the date of the indenture or thereafter incurred.

        Upon any distribution to creditors of K&F in:

        (1)   a liquidation or dissolution of K&F;

        (2)   a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to K&F or its property;

        (3)   an assignment for the benefit of creditors; or

        (4)   any marshaling of K&F's assets and liabilities,

        the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes and until all Obligations with respect to such Senior Debt are paid in full, any distribution to which the Holders of notes would be entitled shall be made to the holders of Senior Debt (except, in each case, that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance").

        K&F also may not redeem or make any payment or distribution with respect to the notes (excluding any payment or distribution of Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

        (1)   a default in the payment of the principal of, premium, if any, or interest on, or fees or any other amount payable with respect to, any Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

        (2)   any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both) and the trustee receives a notice of such default (a "Payment Blockage Notice") from K&F or the holders of such Designated Senior Debt.

        Payments or distributions on the notes or redemption of the notes are required by the indenture to be resumed:

        (1)   in the case of a payment default, upon the date on which such default is cured or waived; and

        (2)   in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

        (1)   360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

        (2)   all scheduled payments of principal of, premium and Additional Interest, if any, and interest on the notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that the trustee or any Holder receives any payment of any Obligations with respect to the notes (excluding any payment or distribution of Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") at a time when the trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by the subordination provisions in the indenture, such payment shall be held by the trustee or such Holder, in trust for the benefit of, and will be paid over and delivered, upon written request, to the holders of Senior Debt or their proper representative.

        The indenture further requires K&F to promptly notify holders of Designated Senior Debt if payment of the notes is accelerated because of an Event of Default. K&F may not pay the notes until five business days after such holders of Designated Senior Debt receive notice of such acceleration and, after that five business day period, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization or similar proceeding of K&F, Holders of notes may recover less ratably than creditors of K&F who are holders of Senior Debt. See "Risk Factors—Risks Relating to the Notes—Your right to receive payments on the notes is junior to borrowings under our new credit facility and possibly our future borrowings."

        The obligations of each Guarantor under its Subsidiary Guarantee are subordinated in right of payment to the obligations of such Guarantor under its Senior Debt in the same manner and to the same extent that the notes are subordinated to Senior Debt of K&F.

Optional Redemption

        At any time prior to November 15, 2007, K&F may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 107.750% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by K&F, provided that:

        (1)   at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by K&F and its Subsidiaries); and

        (2)   the redemption occurs within 90 days after the date of the closing of such Equity Offering.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at K&F's option prior to November 15, 2009.

        On and after November 15, 2009, K&F may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage
2009	103.87%
2010	102.583%
2011	101.292%
2012 and thereafter	100.000%

        If the redemption date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name the note is registered at the close of business on such record date, and no additional interest or Additional Interest, if any, will be payable to Holders whose notes will be subject to redemption by K&F.

  Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

        (1)   if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

        (2)   if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less shall be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

        K&F is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, K&F will be required to make an offer (a "Change of Control Offer") to each Holder of notes, unless K&F has exercised its right to redeem all the notes as described under "—Optional Redemption," to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes on the terms set forth in the indenture. In the Change of Control Offer, K&F will offer a payment in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase (the "Change of Control

Payment Date"). Within 30 days following any Change of Control, K&F will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

        K&F will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, K&F will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, K&F will, to the extent lawful:

        (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

        (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

        (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by K&F.

        The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000. K&F will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name a note is registered at the close of business on such record date, and no other interest or Additional Interest, if any, will be payable to Holders who tender pursuant to the Change of Control Offer.

        Prior to complying with any of the other provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, K&F will either repay all outstanding Senior Debt (or commitments to extend Senior Debt) that prohibits prepayment or repurchase of the notes pursuant to a Change of Control Offer or obtain the requisite consents, if any, under all agreements governing such Senior Debt or commitments to permit the repurchase of notes required by this covenant.

        The provisions described above that require K&F to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that K&F repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        K&F will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by K&F and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that K&F will have available funds sufficient to pay the Change of Control Payment for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event that K&F is required to purchase outstanding notes pursuant to a Change of Control Offer, K&F expects it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that K&F would be able to obtain such financing or that the terms of the indenture would permit the incurrence of such financing.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of K&F and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of K&F and its Restricted Subsidiaries taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require K&F to make a Change of Control Offer.

  Asset Sales

        K&F will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1)   K&F (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined on the date of contractually agreeing to such Asset Sale);

        (2)   the fair market value is determined (a) by an executive officer of K&F if the value is less than $10.0 million or (b) in all other cases, by a resolution of K&F's Board of Directors, in either such case, as set forth in an Officers' Certificate delivered to the trustee; and

        (3)   at least 75% of the consideration received in the Asset Sale by K&F or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (3), each of the following shall be deemed to be cash:

  (a)
  the amount of any liabilities, as shown on K&F's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, of K&F or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets; and

  (b)
  any securities, notes or other obligations received by K&F or any such Restricted Subsidiary from such transferee that are substantially concurrently, subject to normal settlement periods, converted by K&F or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion); and

  (c)
  property received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Proceeds (or other cash in such amount) under clauses (B) or (D) under the next succeeding paragraph below.

        Within 360 days (or, if the Senior Preferred Stock is outstanding, 325 days) after the receipt of any Net Proceeds from an Asset Sale, K&F or any of its Restricted Subsidiaries may apply an amount of cash equal to the amount of those Net Proceeds at its option to:

        (A)  repay Senior Debt and, if such Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

        (B)  acquire (including by way of merger or consolidation) all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

        (C)  make a capital expenditure relating to an asset used or useful in a Permitted Business; or

        (D)  acquire other long-term assets that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, K&F may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        To the extent that K&F and its Restricted Subsidiaries do not apply an amount of cash equal to the amount of such Net Proceeds from Asset Sales during such period as provided in the second preceding paragraph the amount not so applied will constitute "Excess Proceeds." No later than the 365th day (or, if the Senior Preferred Stock is outstanding, the 330th day) after the Asset Sale (or, at K&F's option, an earlier date), if the aggregate amount of Excess Proceeds exceeds $10.0 million, K&F will make an offer (an "Asset Sale Offer") to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, as applicable) of the notes and such other pari passu Indebtedness, plus accrued and unpaid interest and Additional Interest (or its equivalent with respect to any such pari passu Indebtedness), if any, to the date of purchase, and will be payable in cash, in each case, in integral multiples of $1,000. If any Excess Proceeds remain after consummation of an Asset Sale Offer, K&F may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by K&F to the notes and such other pari passu Indebtedness on a pro rata basis (based upon the respective principal amounts (or accreted value, if applicable) of the notes and such other pari passu Indebtedness tendered into such Asset Sale Offer) and the portion of each note to be purchased will thereafter be determined by the trustee on a pro rata basis among the Holders of such notes with appropriate adjustments such that the notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        If the Asset Sale purchase date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name a note is registered at the close of business on such record date, and no interest or Additional Interest, if any, will be payable to Holders who tender notes pursuant to the Asset Sale Offer.

        K&F will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, K&F will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

        Prior to making any Asset Sale Offer, but in any event within 30 days following the date on which such Asset Sale Offer would otherwise be required, K&F will either repay all outstanding Senior Debt (or commitments to extend Senior Debt) that prohibits prepayment or repurchase of the notes pursuant to an Asset Sale Offer or obtain the requisite consents, if any, under all agreements governing such Senior Debt or commitments to permit the repurchase of notes required by this covenant.

        The agreement governing K&F's outstanding Senior Debt prohibits K&F and its Restricted Subsidiaries from purchasing any notes, and also provides that certain change of control or asset sale events with respect to K&F would constitute a default or require repayment of the Senior Debt under such agreement. Any future credit agreements or other agreements relating to Senior Debt to which K&F becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when K&F is prohibited from purchasing notes, K&F could seek the consent of its senior lenders to purchase the notes or could attempt to refinance the borrowings that contain such prohibition. If K&F does not obtain such a consent or repay such borrowings, K&F will remain prohibited from purchasing notes. In such case, K&F's failure to obtain such consent or complete such purchase would constitute an Event of Default under the indenture, which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of the notes.

Certain Covenants

  Restricted Payments

        K&F will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1)   declare or pay any dividend or make any other payment or distribution on account of K&F's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving K&F or any of its Restricted Subsidiaries) or to the direct or indirect holders of K&F's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable to K&F or a Restricted Subsidiary of K&F or payable in Equity Interests (other than Disqualified Stock) of K&F);

        (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving K&F) any Equity Interests of K&F or any direct or indirect parent of K&F;

        (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except payments of interest (or the equivalent of Additional Interest, if any) or payments of principal at the Stated Maturity thereof; or

        (4)   make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted Payment:

        (1)   no Default or Event of Default has occurred and is continuing or would occur immediately after giving effect to such Restricted Payment;

        (2)   K&F would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by K&F and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  an amount equal to the difference (but not less than zero) between (A) Cumulative Operating Cash Flow and (B) the product of 1.3 times Cumulative Total Interest Expense, plus

  (b)
  100% of the fair market value of the Qualified Proceeds received by K&F since the date of the indenture as a contribution to its common equity capital (other than any capital contribution pursuant to clause (7)(e) of the next paragraph or from the issue or sale of Equity Interests of K&F (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of K&F that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of K&F or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by K&F or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), plus

  (c)
  to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the return of capital with respect to such Restricted Investment, whether through interest payments, principal payments, dividends or other distributions or payments or Qualified Proceeds (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

  (d)
  to the extent that any Unrestricted Subsidiary of K&F is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of K&F's Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was most recently designated as an Unrestricted Subsidiary plus the amount of any Investments in such Unrestricted Subsidiary subsequent to the date such Subsidiary was most recently designated as an Unrestricted Subsidiary.

        The preceding provisions will not prohibit:

        (1)   the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

        (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness subordinated to the notes or any Subsidiary Guarantee or of any Equity Interests of K&F in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of K&F) of, Equity Interests of K&F (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by K&F or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

        (3)   the redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness subordinated to the notes or any Subsidiary Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

        (4)   the payment of any dividend or distribution by a Restricted Subsidiary of K&F to the holders of its Equity Interests on a pro rata basis (or on a basis more favorable to K&F and its Restricted Subsidiary);

        (5)   so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of K&F or any Restricted Subsidiary of K&F or any direct or indirect parent of K&F held by any then current or former director, officer or employee of, or consultant to, K&F or any of its Restricted Subsidiaries issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or the declaration and payment of dividends by K&F to, or the making of loans to, any direct or indirect parent in order to effectuate any such repurchase, redemption or other acquisition or retirement for value by such direct or indirect parent; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any fiscal year; provided that the amount available in any given fiscal year shall be increased by the excess, if any, of (i) $5.0 million over (ii) the amount used pursuant to this clause (5) in the immediately preceding two fiscal years;

        (6)   so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, any payments made in connection with the consummation of the Transactions on substantially the terms described in this prospectus;

        (7)   the declaration and payment of dividends by K&F to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay:

  (a)
  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

  (b)
  federal, state and local income taxes, to the extent such income taxes are attributable to the income of K&F and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

  (c)
  reasonable salary, bonus and other benefits payable to directors, officers and employees of any direct or indirect parent company of K&F to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of K&F and its Restricted Subsidiaries,

  (d)
  general corporate overhead expenses of any direct or indirect parent company of K&F to the extent such expenses are attributable to the ownership or operation of K&F and its Restricted Subsidiaries, and

  (e)
  amounts payable by K&F Parent, Inc. under the Tax Benefit Note; provided that the aggregate principal amount of such dividend or loan shall not exceed the lesser of (i) the amount payable thereunder and (ii) $20.0 million; provided further that any tax refund or cash benefit received by any direct or indirect parent company of K&F arising from the Tender Offers shall be contributed to the capital of K&F as a capital contribution; and

        (8)   so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, other Restricted Payments in an aggregate amount since the date of the indenture not to exceed $15.0 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by K&F or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by (a) an executive officer of K&F if the value is less than $10.0 million or (b) in all other cases, by K&F's Board of Directors.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        K&F will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and K&F will not issue, and will not permit any Guarantor to issue, any Disqualified Stock and will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of preferred stock; provided, however, that K&F and any Guarantor may incur Indebtedness (including Acquired Debt) and K&F and any Guarantor may issue Disqualified Stock if the Fixed Charge Coverage Ratio for K&F's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit:

        (1)   the incurrence by K&F or any Restricted Subsidiary of additional Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of K&F and its Restricted Subsidiaries thereunder) not to exceed $530.0 million, less the sum of all principal payments with respect to such Indebtedness pursuant to clause (A) of the covenant described under "—Repurchase at the Option of Holders—Asset Sales;"

        (2)   the incurrence by K&F and its Restricted Subsidiaries of the Existing Indebtedness;

        (3)   the incurrence by K&F and the Guarantors of Indebtedness represented by the notes (other than additional notes) and the related Subsidiary Guarantees and the Exchange Notes and the related Subsidiary Guarantees to be issued in exchange therefor pursuant to the registration rights agreement;

        (4)   (A) Indebtedness incurred to finance the purchase, improvement or construction of property, plant or equipment (including through the purchase of all of the Capital Stock of a Person) so long as such Indebtedness is secured by a Lien on the property, plant or equipment so purchased, improved or constructed and such Indebtedness does not exceed the value of such property, plant or equipment so purchased or constructed or the value of such improvements and such Lien shall not extend to or cover other assets of K&F or any of its Restricted Subsidiaries other than the property, plant or equipment so purchased, improved or constructed or the value of such improvements and the real property, if any, on which the property so constructed, improved or purchased, is situated and the accessions, attachments, replacements and improvements thereto or (B) Indebtedness incurred in connection with any lease financing transaction in conjunction with the acquisition of new property or improvements to existing property; provided that such lease financing transaction is consummated within 90 days of such acquisition and the aggregate of the Indebtedness incurred pursuant to clauses (A) and (B) does not exceed $15.0 million during any fiscal year (such amount is referred to as the "Maximum Amount"); provided that the Maximum Amount for each year shall be increased by the excess, if any, of (a) $30.0 million over (b) the amount of expenditures made in reliance on the provisions of this clause (4) for the immediately preceding two years;

        (5)   the incurrence by K&F or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness (other than intercompany Indebtedness) in exchange for, or the net proceeds of which are used to redeem, repurchase, retire, defease, or otherwise refund, refinance, or replace Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (5) of this paragraph;

        (6)   the incurrence by K&F or any of its Restricted Subsidiaries of intercompany Indebtedness between or among K&F and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if K&F or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of K&F, or the Subsidiary Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than K&F or a Restricted Subsidiary of K&F, (ii) any sale or other transfer of any such Indebtedness to a Person that is neither K&F nor a Restricted Subsidiary of K&F or (iii) the designation of a Restricted Subsidiary that holds such Indebtedness as an Unrestricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by K&F or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

        (7)   the incurrence by K&F or any of its Restricted Subsidiaries of Hedging Obligations;

        (8)   the guarantee by K&F or any of the Guarantors of Indebtedness of K&F or any Guarantor that was permitted to be incurred by another provision of this covenant;

        (9)   obligations incurred in the ordinary course of business under (a) bankers acceptances or trade letters of credit which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by K&F or a Restricted Subsidiary of K&F; (b) standby letters of credit issued for the purpose of supporting (i) workers' compensation liabilities of K&F or any of its Restricted Subsidiaries as required by law, (ii) obligations with respect to leases of K&F or any of its Restricted Subsidiaries, or (iii) performance, payment, deposit or surety obligations of K&F or any of its Restricted Subsidiaries; (c) performance bonds and surety bonds, and refinancings thereof; and (d) guarantees of Indebtedness incurred in the ordinary course of business of suppliers, licensees, franchisees, or customers in an aggregate amount not to exceed $5.0 million at any time outstanding;

        (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of K&F or its applicable Restricted Subsidiary being advised of such incurrence;

        (11) Indebtedness under guarantees in respect of obligations of joint ventures of K&F or any of its Restricted Subsidiaries in aggregate principal amount not to exceed $20.0 million at any one time;

        (12) Indebtedness incurred in connection with any sale and leaseback transaction; provided that the aggregate of the Indebtedness incurred pursuant to this clause (12) shall not exceed $30.0 million at any time outstanding;

        (13) Indebtedness to repurchase shares, or cancel options to purchase shares, of Equity Interests of K&F or any Restricted Subsidiary of K&F or any direct or indirect parent of K&F held by any then current or former director, officer or employee of, or consultant to, K&F or any of its Restricted Subsidiaries; provided that the aggregate of the Indebtedness incurred pursuant to this clause (13) shall not exceed $5.0 million in any fiscal year; provided that the amount available in any given fiscal year shall be increased by the excess, if any, of (i) $5.0 million over (ii) the amount used pursuant to this clause (13) in the immediately preceding two fiscal years;

        (14) Indebtedness arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets;

        (15) the incurrence by K&F or any of its Restricted Subsidiaries of Acquired Debt related to the acquisition of a Permitted Business if the Fixed Charge Coverage Ratio for K&F's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence of Acquired Debt (the "Relevant Fixed Charge Coverage Ratio") determined immediately after giving effect to such incurrence and the related acquisition (including through a merger, consolidation or otherwise) is higher than the Relevant Fixed Charge Coverage Ratio determined immediately before giving effect to such incurrence and the related acquisition;

        (16) the issuance of any preferred stock by a Restricted Subsidiary of K&F to K&F or to any other wholly-owned Restricted Subsidiary of K&F; and

        (17) the incurrence by K&F or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred stock of Restricted Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $25.0 million.

        If any Non-Recourse Debt of an Unrestricted Subsidiary shall at any time cease to constitute Non-Recourse Debt or such Unrestricted Subsidiary shall be redesignated a Restricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant:

        (1)   in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, K&F will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant;

        (2)   the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same, or less onerous, terms, the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock, the accrual of dividends on Disqualified Stock and the accretion of the liquidation preference of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in the Fixed Charges of K&F; and

        (3)   for the purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred or the date that K&F or its applicable Restricted Subsidiary committed to incur such Indebtedness.

  Antilayering Provision

        K&F will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of K&F and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

  Liens

        K&F will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured (i) in the case of Liens securing Indebtedness that is pari passu in right of payment to the notes or any Subsidiary Guarantee, on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien and (ii) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes or any Subsidiary Guarantee, on a senior basis to the obligations so secured with the same relative priority as the notes or such Subsidiary Guarantee, as the case may be, will have to that subordinated or junior Indebtedness until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        K&F will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1)   pay dividends or make any other distributions on its Capital Stock to K&F or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to K&F or any of its Restricted Subsidiaries;

        (2)   make loans or advances to K&F or any of its Restricted Subsidiaries; or

        (3)   transfer any of its properties or assets to K&F or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

        (1)   agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

        (2)   the indenture, the notes and the Subsidiary Guarantees and any other agreement or instrument entered into after the date of indenture; provided that such agreement or instrument is no more restrictive, taken as a whole, than the indenture and the notes;

        (3)   applicable law, rule, regulation or order (including agreements with regulatory authorities);

        (4)   any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by K&F or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or such Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, including any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreements or instruments, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those contained in the agreements governing such original agreement or instrument as in effect on the date of the indenture, provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

        (5)   customary non-assignment provisions in leases, licenses or contracts entered into in the ordinary course of business;

        (6)   Capital Lease Obligations, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

        (7)   any agreement for the sale or other disposition of assets or Capital Stock of a Restricted Subsidiary permitted under the indenture that restricts the sale of assets, distributions or loans by that Restricted Subsidiary pending its sale or other disposition;

        (8)   Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

        (9)   Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

        (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements; provided that such restrictions apply only to the assets or property subject to such joint venture; and

        (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

        K&F may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not K&F is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of K&F and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

        (1)   either: (a) K&F is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than K&F) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

        (2)   the Person formed by or surviving any such consolidation or merger (if other than K&F) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of K&F under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

        (3)   immediately after such transaction no Default or Event of Default exists; and

        (4)   K&F or the Person formed by or surviving any such consolidation or merger (if other than K&F), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock."

        For purposes of this covenant, the sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of K&F, which properties and assets, if held by K&F instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of K&F on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of K&F.

        Notwithstanding the preceding clause (4), (x) any Restricted Subsidiary may consolidate with, merge into, sell, assign, convey, lease or otherwise transfer all or part of its properties and assets to K&F or to any other Restricted Subsidiary that is a Guarantor and (y) K&F may merge with an Affiliate incorporated solely for the purpose of reincorporating K&F in another jurisdiction to realize tax benefits.

  Transactions with Affiliates

        K&F will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of K&F or any of its Restricted

Subsidiaries (each, an "Affiliate Transaction") involving aggregate consideration in excess of $1.0 million, unless:

        (1)   the Affiliate Transaction is on terms that are at least as favorable to K&F or the relevant Restricted Subsidiary as those that would have been obtained in a comparable transaction by K&F or such Restricted Subsidiary with an unrelated Person, provided that any such Affiliated Transaction shall be conclusively deemed to be at least as favorable as the terms which could be obtained on an arm's length basis with an unrelated Person if such transaction is approved by a majority of K&F's directors (including a majority of the disinterested members of the Board of Directors); and

        (2)   K&F delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, or if K&F does not have any disinterested members, an opinion as to the fairness to the holders of the notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing selected by K&F.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

        (1)   transactions between K&F or any of its Restricted Subsidiaries and any employee, officer or director of, or consultant to, any parent company of K&F, or any of its Restricted Subsidiaries that are approved by the disinterested members of the Board of Directors;

        (2)   reasonable and customary directors' fees, indemnification and similar arrangements for officers, directors or employees, consulting fees, officer or employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of any parent company of K&F, or any Restricted Subsidiary and payments under any indemnification arrangements permitted by applicable law;

        (3)   transactions between or among K&F and/or its Restricted Subsidiaries;

        (4)   transactions with a Person that is an Affiliate of K&F or any Restricted Subsidiary solely because K&F or any Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

        (5)   the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof;

        (6)   issuances and sales of Equity Interests (other than Disqualified Stock) to Affiliates of K&F;

        (7)   Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments;"

        (8)   the payment of management fees and related expenses to Aurora Management Partners LLC and its Affiliates; provided that such fees shall not, in the aggregate, exceed $2.0 million (plus out of pocket expenses) in any twelve-month period commencing after the date of the indenture;

        (9)   the payment of transaction, consulting and advisory fees and related expenses to Aurora Management Partners LLC and its Affiliates for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation, in connection with acquisitions or divestitures, in each case, which payments are (a) reasonably related to the services performed and (b) either (i) under $10.0 million in any fiscal year or (ii) approved by a majority of the members of the Board of Directors of K&F; and

        (10) the payment of all fees and expenses related to the Transactions, which are described in this prospectus.

  Designation of Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by K&F and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph (or clause (7) of the second paragraph) of the covenant described above under the caption "—Restricted Payments" or Permitted Investments, as determined by K&F. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

        All Subsidiaries of Unrestricted Subsidiaries shall be automatically deemed to be Unrestricted Subsidiaries. All designations of Subsidiaries as Unrestricted Subsidiaries and revocations thereof must be evidenced by filing with the trustee resolutions of the Board of Directors of K&F and an Officers' Certificate certifying compliance with the foregoing provisions.

  Additional Subsidiary Guarantees

        If K&F or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, the indenture requires that newly acquired or created Domestic Subsidiary become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. In addition, if any of K&F's Foreign Subsidiaries guarantee any Indebtedness of K&F, the indenture requires such Foreign Subsidiary become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it guaranteed such Indebtedness.

        Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Subsidiary Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

  Business Activities

        K&F will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to K&F and its Subsidiaries taken as a whole.

  Payments for Consent

        K&F will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the applicable time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

        Whether or not required by the Commission, so long as any notes are outstanding, K&F will furnish to the trustee and the Holders of notes, within the time periods specified in the Commission's rules and regulations:

        (1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if K&F were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by K&F's certified independent accountants; and

        (2)   all current reports that would be required to be filed with the Commission on Form 8-K if K&F were required to file such reports.

        If K&F has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of K&F and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of K&F.

        In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, K&F will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, K&F and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

        (1)   default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

        (2)   default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

        (3)   failure by K&F to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

        (4)   failure by K&F or any of its Restricted Subsidiaries to purchase notes tendered pursuant to an offer described under the captions "—Repurchase at the Option of Holders—Asset Sales" or "—Repurchase at the Option of Holders—Change of Control;"

        (5)   failure by K&F or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

        (6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed of K&F or any of its Restricted Subsidiaries (or the payment of which is guaranteed by K&F or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay at the final Stated Maturity the principal amount of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its Stated Maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

        (7)   failure by K&F or any of its Subsidiaries to pay final judgments (not subject to appeal) aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed within a period of 60 days after the date on which the right to appeal has expired;

        (8)   except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

        (9)   certain events of bankruptcy or insolvency described in the indenture with respect to K&F or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to K&F or any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes, by notice in writing to the trustee and K&F, may declare all the notes to be due and payable (a) if there shall no longer be any Credit Facility that constitutes Senior Debt, immediately or (b) if there shall be a Credit Facility that constitutes Senior Debt, upon the first to occur of (i) the declaration of an acceleration of Indebtedness outstanding under any such Credit Facility and (ii) the fifth Business Day after receipt by K&F and the agents or trustees acting on behalf of any such Credit Facility of such declaration given under the indenture and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the indenture or the notes to the contrary will become immediately due and payable. Any such declaration with respect to the notes may be annulled by the Holders of a majority in aggregate principal amount of the then outstanding notes upon the conditions provided in the indenture.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the Holders of notes, unless such Holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the Holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the notes.

        K&F is required to deliver to the trustee annually a statement regarding compliance by it with the indenture. Upon becoming aware of any Default or Event of Default, K&F is required to deliver to the trustee a statement specifying such Default or Event of Default unless such default shall have been previously cured or waived.

No Personal Liability of Directors, Officers, Employees, Affiliates and Stockholders

        No director, officer, employee, incorporator, Affiliate or stockholder of K&F or any Guarantor, as such, will have any liability for any obligations of K&F or the Guarantors under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of a note by accepting such note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        K&F may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  K&F's obligations with respect to the notes concerning issuing temporary notes, registration of notes and mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and K&F's and each Guarantor's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, K&F may, at its option and at any time, elect to have the obligations of K&F and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  K&F must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date specified by K&F, as the case may be, and K&F must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, K&F has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

  (a)
  K&F has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, K&F has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which K&F or any of its Subsidiaries is a party or by which K&F or any of its Subsidiaries is bound;

  (6)
  K&F must have delivered to the trustee an opinion of counsel, subject to customary qualifications, to the effect that after the 91st day following the deposit, no trust funds will be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or in connection with Covenant Defeasance, such trust funds will be subject to a first priority lien in favor of the trustee for the benefit of the Holders of notes;

  (7)
  K&F must deliver to the trustee an Officers' Certificate stating that the deposit was not made by K&F with the intent of preferring the Holders of notes over the other creditors of K&F with the intent of defeating, hindering, delaying or defrauding creditors of K&F or others; and

  (8)
  K&F must deliver to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of (or the premium on) or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest or Additional Interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in currency other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

        Notwithstanding the preceding, without the consent of any Holder of notes, K&F, the Guarantors and the trustee may amend or supplement the indenture or the notes to:

  (1)
  cure any ambiguity, defect or inconsistency;

  (2)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  provide for the assumption of K&F's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of K&F's assets;

  (4)
  make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the rights under the indenture of any such Holder;

  (5)
  provide for the issuance of additional notes in accordance with the provisions set forth in the indenture;

  (6)
  evidence and provide for the acceptance of an appointment of a successor trustee;

  (7)
  conform the indenture or the notes to this "Description of Notes;"

  (8)
  add Subsidiary Guarantees with respect to the notes; or

  (9)
  comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to K&F, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and K&F or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which K&F or any Guarantor is a party or by which K&F or any Guarantor is bound;

  (3)
  K&F or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  K&F has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, K&F must deliver an Officers' Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of K&F or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to K&F Industries, Inc., 600 Third Avenue, New York, New York 10016, Attention: Chief Operating Officer.

Book-Entry, Delivery and Form

        The original notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). Notes also may be offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

        Rule 144A Notes initially will be represented by one or more temporary global notes in registered form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes initially will be represented by one or more temporary notes in registered form without interest coupons (collectively, the "Regulation S Global Notes").

        The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of this offering and the closing of this offering (such period through and including such 40th day, the "Distribution Compliance Period"), beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC). Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "—Exchanges between Regulation S Notes and Rule 144A Notes."

        Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend. Regulation S Notes will also bear the legend. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

        Notes purchased by "accredited investors" as defined in Rule 501(a) (3), (4), (5), (6) or (7) under the Securities Act will be issued in registered certificated form ("Certificated Notes"). Such Certificated Notes will be subject to certain restrictions on transfer and will bear a restrictive legend. Upon the transfer by an accredited investor of Certificated Notes to a qualified institutional buyer or to a non-U.S. person, such Certificated Notes will, unless the Global Notes have been exchanged previously in whole for Certificated Notes, be exchanged for an interest in the Global Notes.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Rule 144A Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Distribution Compliance Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, K&F and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither K&F, the trustee nor any agent of K&F or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or K&F. Neither K&F nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and K&F and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to certain transfer restrictions, transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of K&F, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and K&F fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  (2)
  K&F, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Exchanges Between Regulation S Notes and Rule 144A Notes

        Prior to the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if: (1) such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A and (2) the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred to a Person: (A) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A; (B) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and (C) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

        Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Distribution Compliance Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

        Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Distribution Compliance Period.

Same Day Settlement and Payment

        K&F will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. K&F will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. K&F expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Registration Rights; Additional Interest

        The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of the notes. See "—Additional Information."

        K&F, the Guarantors and the Initial Purchasers entered into the registration rights agreement on the closing of the offering of the original notes. Pursuant to the registration rights agreement, K&F and the Guarantors agreed to file with the Commission an Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. We are making this Exchange Offer to satisfy our obligations under the registration rights agreement. Upon the effectiveness of the Exchange Offer Registration Statement, K&F and the Guarantors will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

        If:

  (1)
  K&F and the Guarantors are not

  (a)
  required to file the Exchange Offer Registration Statement; or

  (b)
  permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

  (2)
  any Holder of Transfer Restricted Securities notifies K&F within 20 business days following consummation of the Exchange Offer that:

  (a)
  it is prohibited by law or Commission policy from participating in the Exchange Offer; or

  (b)
  that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

  (c)
  that it is a broker-dealer and owns original notes acquired directly from K&F or an affiliate of K&F,

        K&F and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the original notes by the Holders of the original notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

        For purposes of the preceding, "Transfer Restricted Securities" means each note, and the related Subsidiary Guarantees, until the earliest to occur of:

  (1)
  the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer and entitled to be resold to the public by such Person without complying with the prospectus delivery requirements of the Securities Act;

  (2)
  following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

  (3)
  the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

  (4)
  the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

        The registration rights agreement provides that:

  (1)
  K&F and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the closing of this offering;

  (2)
  K&F and the Guarantors will use their commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing of this offering;

  (3)
  unless the Exchange Offer would not be permitted by applicable law or Commission policy, K&F and the Guarantors will:

  (a)
  use their commercially reasonable efforts to commence the Exchange Offer; and

  (b)
  use their commercially reasonable efforts to issue on or prior to 30 days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer

      Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

  (4)
  if obligated to file the Shelf Registration Statement, K&F and the Guarantors will use their commercially reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after the filing of such Shelf Registration Statement.

        If:

  (1)
  K&F and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

  (2)
  any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

  (3)
  K&F and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

  (4)
  the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement without being succeeded immediately by an additional registration statement which becomes effective (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then K&F and the Guarantors will pay Additional Interest to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder. The amount of the Additional Interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

        All accrued Additional Interest shall be paid by K&F and the Guarantors on each day that interest is payable under the notes or the Exchange Notes.

        Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

        Holders of notes will be required to make certain representations to K&F (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify K&F and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from K&F.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" shall have the meaning specified in this prospectus.

        "Additional Interest" means all additional interest then owing pursuant to the registration rights agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of K&F and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests in any of K&F's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

  (2)
  a transfer of assets between or among K&F and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to K&F or to another Restricted Subsidiary;

  (4)
  the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents; and

  (6)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board of directors or committee of such Person serving a similar function.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

  (3)
  (i) demand deposits, (ii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, (iii) bankers' acceptances with maturities not exceeding one year and (iv) overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having a rating of at least A-3 from Moody's Investors Service, Inc. or P-3 from Standard & Poor's Rating Services and in each case maturing within 270 days after the date of acquisition;

  (6)
  securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by Moody's Investors Service, Inc. or A by Standard & Poor's Rating Services; and

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of K&F and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of K&F;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of K&F, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors of K&F are not Continuing Directors.

        "Commission" means the United States Securities and Exchange Commission.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (2)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received (if any) pursuant to Hedging Obligations), in each such case to the extent that any of the foregoing was deducted in computing such Consolidated Net Income; plus

  (3)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, in each such case to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income; plus

  (4)
  management fees and related expenses to Aurora Management Partners LLC and its Affiliates not to exceed $2.0 million for such fees in any twelve month period, in each case, to the extent deducted in computing such Consolidated Net Income; plus

  (5)
  without duplication, for periods prior to the date of the indenture, all items added back to "EBITDA" for purposes of calculating "Adjusted EBITDA" as presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in this prospectus (other than non-recurring transaction expenses); minus

  (6)
  non-cash items increasing such Consolidated Net Income for such period, other than (i) the accrual of revenue in the ordinary course of business and (ii) any non-cash items reversing an accrual or reserve that was excluded from the determination of Consolidated Cash Flow pursuant to the preceding clause (3)); minus

  (7)
  but solely for the purposes of determining Cumulative Operating Cash Flow, upon and following the election of K&F to capitalize Program Investments on its balance sheet, the amount of Program Investments capitalized for such period.

        in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding sentence, clauses (1) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to (or subtracted from) Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

        "Consolidated Interest Expense" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received (if any) pursuant to Hedging Obligations); plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the cumulative effect of a change in accounting principles shall be excluded;

  (4)
  any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of K&F or any Restricted Subsidiary shall be excluded, provided that such shares, options or other rights can be redeemed at the option of the holder only for Equity Interests of K&F (other than Disqualified Stock);

  (5)
  any step-up in cost of sales for inventory arising out of the application of purchase accounting treatment in connection with the Transactions shall be excluded; and

  (6)
  to the extent deducted in determining Net Income, (a) the fees, expenses and other costs incurred in connection with the consummation of the Transactions and (b) any increase in amortization or write-off of goodwill or other intangible assets or increased depreciation or amortization expense arising solely from such Transactions shall be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of K&F who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, to be entered into in connection with the Acquisition, among K&F, the lenders parties thereto, Lehman Brothers Inc. and J.P.Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, J.P. Morgan Securities Inc., as Syndication Agent, Goldman, Sachs & Co. and Citigroup Global Markets Inc., as Co-Documentation Agents and Lehman Commercial Paper Inc., as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements).

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and any agreement or agreements governing Indebtedness incurred to refinance, replace, restructure or refund such agreements in whole or in part from time to time (whether with the original agent and lenders or other agents and lenders or otherwise).

        "Cumulative Operating Cash Flow" means, for the period beginning October 1, 2004 through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Cash Flow for K&F and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

        "Cumulative Total Interest Expense" means, for the period beginning October 1, 2004 through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Interest Expense for K&F and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means:

  (1)
  any Indebtedness outstanding under the Credit Agreement; and

  (2)
  any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated in the agreement or instrument governing such Senior Debt as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require K&F to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that K&F may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Subsidiary" means any Restricted Subsidiary of K&F that (x) was formed under the laws of the United States or any state of the United States or the District of Columbia or (y) guarantees or otherwise provides direct credit support for any Indebtedness of K&F.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by K&F after the date of the indenture (but excluding in any event any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees).

        "Exchange Notes" means the notes issued in the Exchange Offer pursuant to the indenture.

        "Exchange Offer" has the meaning set forth for such term in the registration rights agreement.

        "Exchange Offer Registration Statement" has the meaning set forth for such term in the registration rights agreement.

        "Existing Indebtedness" means Indebtedness of K&F and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business) and including any related financing transactions (including any repayments of Indebtedness), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow (including interest income reasonably anticipated by such Person to be received from cash or Cash Equivalents held by such Person or any of its Restricted Subsidiaries) and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the twelve month period following the transaction, in the reasonable judgment of the chief financial officer or chief accounting officer of K&F (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto) or any other regulation or policy of the Commission related thereto); provided that such adjustments are set forth in an Officer's Certificate signed by K&F's chief financial officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith belief of K&F at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the indenture;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received (if any) pursuant to Hedging Obligations); plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); plus

  (4)
  the product of (a) all dividends paid (whether or not in cash) on any series of preferred stock, other than dividends on Equity Interests payable solely in Equity Interests of K&F (other than Disqualified Stock) or to K&F or a Restricted Subsidiary of K&F, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Guarantor" means any Person that guarantees the notes; provided that upon the release or discharge of such Person from its Subsidiary Guarantee in accordance with the provisions of the indenture, such Person shall cease to be a Guarantor.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred;

  (3)
  any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

  (4)
  other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

        "Indebtedness" means (without duplication), with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

  (6)
  all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends); or

  (7)
  representing any Hedging Obligations,

  if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

        In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  in the case of any Disqualified Stock or preferred stock, the repurchase price calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the indenture; provided that if such Disqualified Stock or preferred stock is not then permitted to be repurchased, the book value of Disqualified Stock or preferred stock;

  (3)
  In the case Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to the indenture and (B) the amount of the Indebtedness so secured;

  (4)
  In the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation;

  (5)
  in the case of any Hedging Obligations, the net amount payable if such Hedging Obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off); and

  (6)
  the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If K&F or any Restricted Subsidiary of K&F sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of K&F such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of K&F, K&F will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by K&F or any Subsidiary of K&F of a Person that holds an Investment in a third Person will be deemed to be an Investment made by K&F or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give a security interest under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

        "Net Proceeds" means the aggregate cash proceeds received by K&F or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale (as reasonably estimated by K&F), in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither K&F nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of K&F or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of K&F or any of its Restricted Subsidiaries.

        "Obligations" means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

        "Officers' Certificate" means a certificate signed by two Officers or by one Officer and any Assistant Treasurer or Assistant Secretary of K&F and which complies with the provisions of the indenture.

        "Permitted Business" means the lines of business conducted by K&F and its Restricted Subsidiaries on the date of the indenture and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by our Board of Directors.

        "Permitted Holder" means:

  (1)
  each of Aurora Industrial Holdings LLC, Aurora Equity Partners II L.P., Aurora Overseas Equity Partners II, L.P., Aurora Equity Partners III L.P. and Aurora Overseas Equity Partners III, L.P. (the "Limited Partnerships");

  (2)
  Aurora Capital Partners II L.P., Aurora Overseas Capital Partners II, L.P., Aurora Capital Partners III L.P. and Aurora Overseas Capital Partners III, L.P. (the "General Partners");

  (3)
  Aurora Advisors II LLC, Aurora Advisors III LLC, Aurora Overseas Advisors II, LDC and Aurora Overseas Advisors III, LDC (the "Ultimate General Partners");

  (4)
  any limited partners of the Limited Partnerships or any limited partners of the General Partners, provided that such limited partner gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, any of the Limited Partnerships or the General Partners;

  (5)
  any managing director, consultant or employee of Aurora Management Partners LLC, provided that such managing director, consultant or employee gives a proxy to, or otherwise agrees that he or she will vote in a manner consistent with, the Limited Partnerships or the General Partners;

  (6)
  any member of the Advisory Board of Aurora Management Partners LLC, provided that such member gives a proxy to, or otherwise agrees that he or she will vote in a manner consistent with, the Limited Partnerships or the General Partners;

  (7)
  any Affiliate of Aurora Management Partners LLC, provided that such Affiliate gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, the Limited Partnerships or the General Partners; or

  (8)
  any investment fund or other entity controlled by or under common control with, any one or more of the Ultimate General Partners or Aurora Management Partners LLC or the principals that control any one or more of the Ultimate General Partners or Aurora Management Partners LLC.

        "Permitted Investments" means:

  (1)
  any Investment in K&F or in a Restricted Subsidiary of K&F;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by K&F or any Subsidiary of K&F in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of K&F; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, K&F or a Restricted Subsidiary of K&F;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales," or any non-cash consideration received in connection with a disposition of assets excluded from the definition of "Asset Sales;"

  (5)
  workers' compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

  (6)
  loans or advances to employees (or guarantees of third party loans to employees) made in the ordinary course of business of K&F or such Restricted Subsidiary in an aggregate amount not to exceed $2.0 million at any one time outstanding;

  (7)
  any Investments in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of K&F;

  (8)
  any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

  (9)
  Hedging Obligations;

  (10)
  advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business;

  (11)
  Investments existing on the date of the indenture;

  (12)
  guarantees in accordance with the covenant set forth under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (13)
  advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

  (14)
  Investments by K&F or any Restricted Subsidiary in joint ventures operating primarily in a Permitted Business in an aggregate amount at any one time outstanding not to exceed $20.0 million;

  (15)
  reclassification of any Investment initially made in the form of equity as a loan or advance, and reclassification of any Investment initially made in the form of a loan or advance as equity; provided in each case that the amount of such Investment is not increased thereby; and

  (16)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed $10.0 million.

        "Permitted Junior Securities" means:

  (1)
  Equity Interests in K&F; or

  (2)
  debt securities that are subordinated in right of payment to all Senior Debt that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt pursuant to the indenture, and such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the notes on the date of the indenture.

        "Permitted Liens" means:

  (1)
  Liens of K&F and any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

  (2)
  Liens in favor of K&F or any Guarantor;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with K&F or any Restricted Subsidiary of K&F or becomes a Restricted Subsidiary of K&F or renewals or replacement of such Liens in connection with the incurrence of Permitted Refinancing Indebtedness in respect of Indebtedness secured by such Liens; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with K&F or the Restricted Subsidiary;

  (4)
  Liens on property existing at the time of acquisition of the property by K&F or any Restricted Subsidiary of K&F or renewals or replacement of such Liens in connection with the incurrence of Permitted Refinancing Indebtedness in respect of Indebtedness secured by such Liens; provided that such Liens were in existence prior to the contemplation of such acquisition;

  (5)
  Liens existing on the date of the indenture and any extensions or renewals thereof, provided that such Liens do not extend to or cover any other property or assets of K&F or any Restricted Subsidiary;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness or permitted by clause (5) of such paragraph, to the extent such Liens secure Permitted Refinancing Indebtedness initially incurred under clause (4);

  (7)
  statutory Liens or landlords and carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business;

  (8)
  Liens for taxes, assessments, government charges or claims which are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

  (9)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  (10)
  Liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

  (11)
  easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of K&F incurred in the ordinary course of business;

  (12)
  judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been fully terminated or the period within which such proceedings may be initiated has not expired;

  (13)
  any other Liens imposed by operation of law which do not materially affect K&F's ability to perform its obligations under the notes and the indenture;

  (14)
  rights of banks to set off deposits against debts owed to said bank;

  (15)
  Liens upon specific items of inventory or other goods and proceeds of K&F or its Subsidiaries securing K&F's or any Restricted Subsidiary's obligations in respect of bankers' acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (16)
  Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

  (17)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  (18)
  Liens encumbering property or assets under construction arising from progress or partial payments by a customer of K&F or one of its Subsidiaries relating to such property or assets;

  (19)
  Liens pursuant to master netting agreements entered into in the ordinary course of business in connection with Hedging Obligations;

  (20)
  Liens on assets that are the subject of a sale and leaseback transaction permitted hereby;

  (21)
  Liens on the property or assets of K&F or its Restricted Subsidiaries in favor of the PBGC in respect of unfunded pension obligations, which liens are junior to the liens permitted under any Credit Facility;

  (22)
  Liens incurred in the ordinary course of business of K&F or any Restricted Subsidiary of K&F with respect to obligations that do not exceed $5.0 million at any one time outstanding; and

  (23)
  Liens securing the obligations under the escrow agreement.

        "Permitted Refinancing Indebtedness" means any Indebtedness of K&F or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of K&F or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection with the extension, refinancing, renewal, replacement, defeasance or refunding);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to the notes on terms at least as favorable to the Holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by K&F or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Program Investments" means, for any period, the amount of investments made by K&F and its Restricted Subsidiaries during such period consisting of the sale of original wheel and brake assemblies to customers below cost in accordance with industry practice in the commercial, general aviation and military industries.

        "Qualified Proceeds" any of the following or any combination of the following: (i) cash, (ii) Cash Equivalents, (iii) assets that are used or useful in a Permitted Business (excluding Permitted Investments made in Persons other than Restricted Subsidiaries pursuant to clause (7) of the definition of "Permitted Investments") by K&F or any Restricted Subsidiary of K&F and (iv) the Capital Stock of any Person engaged in a Permitted Business that becomes a Restricted Subsidiary of K&F as a result of the acquisition of such Capital Stock by K&F or any Restricted Subsidiary of K&F.

        "Regulation S" means Regulation S promulgated under the Securities Act.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Rule 144A" means Rule 144A promulgated under the Securities Act.

        "Senior Debt" means:

  (1)
  all Indebtedness and other monetary obligations (whether now existing or hereafter incurred) of K&F and any Guarantor on, under or in respect of, the Credit Agreement and including all fees, expenses (including reasonable fees and expenses of counsel), claims, charges, indemnity obligations and interest accruing on or subsequent to the filing of a petition initiating any proceeding in bankruptcy, insolvency or like proceeding whether or not such interest is an allowed claim in such proceeding;

  (2)
  all other Indebtedness of K&F or any Guarantor (other than the notes and the Subsidiary Guarantees), whether presently outstanding or hereafter created, incurred or assumed, unless such Indebtedness, by the terms of the agreement or instrument creating or evidencing such Indebtedness expressly provides that it is subordinate in right of payment to or pari passu in right of payment with the notes or the Subsidiary Guarantees, as applicable; and

  (3)
  any Hedging Obligations.

        Notwithstanding the foregoing, the term "Senior Debt" shall not include:

  (1)
  any Indebtedness of K&F or any Guarantor which when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to K&F or any Guarantor;

  (2)
  any Indebtedness of K&F to any of its Subsidiaries or Affiliates;

  (3)
  any Indebtedness of K&F or any Guarantor not otherwise permitted by the covenants described under the captions "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Certain Covenants—Antilayering Provision";

  (4)
  Indebtedness to any employee of K&F;

  (5)
  any liability for taxes; and

  (6)
  trade payables.

        "Senior Preferred Stock" means the Senior Redeemable Preferred Stock of K&F to be issued in connection with the Acquisition, as described under "Description of Capital Stock—Capital Stock of K&F and Intermediate Holdco" in this prospectus.

        "Shelf Registration Statement" has the meaning set forth for such term in the registration rights agreement.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantee" means any Guarantee by a Guarantor of K&F's payment Obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

        "Tax Benefit Note" means the tax benefit note to be issued by K&F Parent, Inc. to the existing stockholders and optionholders of K&F for estimated tax benefits to be received by K&F due to the payment of fees and premiums in connection with the Tender Offers.

        "Tender Offers" means the tender offers and consent solicitations initiated by K&F on October 20, 2004 for all of K&F's outstanding 9 1/4% senior subordinated notes due 2007 and 9 5/8 senior subordinated notes due 2010.

        "Transactions" shall have the meaning specified in this prospectus.

        "Unrestricted Subsidiary" means any Subsidiary of K&F that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with K&F or any Restricted Subsidiary of K&F unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to K&F or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of K&F;

  (3)
  is a Person with respect to which neither K&F nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of K&F or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of K&F as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of K&F as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," K&F will be in default of such covenant. The Board of Directors of K&F may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of K&F of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following is a summary of the principal United States federal income tax consequences with respect to the purchase, ownership and disposition of the exchange notes, as well as the exchange of the original notes for the exchange notes, but does not purport to be a complete description of all tax considerations. In addition, this summary does not discuss the effect of United States federal estate or gift tax laws or of applicable state, local or foreign tax laws. This summary is intended for general information only and, as such, does not address all of the tax considerations that may be relevant to the personal circumstances of an investor in the exchange notes (including, for example, the potential application of the alternative minimum tax). This summary does not apply to taxpayers subject to special rules including dealers in securities or foreign currency, partnerships or other pass-through entities, banks, insurance companies, regulated investment companies, real estate investment trusts, thrifts, or other financial institutions, tax-exempt organizations, taxpayers who hold the notes as part of a hedge, conversion transaction or straddle, U.S. expatriates, and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code") its legislative history, existing Treasury regulations thereunder, administrative rulings and court decisions in effect as of the date of this registration statement, all of which are subject to change, possibly on a retroactive basis.

        We have not sought and will not seek any ruling from the Internal Revenue Service with respect to the matters discussed below. If a partnership or other entity taxable as a partnership holds the original notes or the exchange notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisor.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES UNDER THE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is, for United States federal income tax purposes,

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or another entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to United States taxation regardless of its source; or

  •
  a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a United States person.

        A "Non-U.S. Holder" is a holder of the notes who is an individual, corporation, estate, or trust and is not a U.S. Holder.

        The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner's particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

        Federal Income Tax Consequences of the Exchange Offer

        The exchange of the original notes for exchange notes pursuant to this exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. As a result, a Holder will not be required to recognize any gain or loss as a result of the exchange offer. In addition, each Holder will have the same adjusted issued price, adjusted basis, and holding period in the exchange notes as it had in the outstanding notes immediately prior to the exchange.

        Federal Income Tax Consequences of the Ownership and Disposition of the Exchange Notes to U.S. Holders

        Interest on the Notes.    For United States federal income tax purposes, interest on the notes will be taxable to a U.S. Holder as ordinary interest income when accrued or received in accordance with such U.S. Holder's regular method of accounting United States federal income for tax purposes.

        Amortizable Bond Premium.    If a U.S. Holder purchases a note for an amount in excess of its principal amount, the note will be considered to have "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect of the note during the taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service. Persons considering making this election should consult their own tax advisors.

        Sale of Notes.    Upon the sale, redemption, retirement or other taxable disposition of an exchange note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, redemption, retirement or other taxable disposition and such U.S. Holder's adjusted tax basis in the notes. The amount realized on a taxable disposition of a note will not include any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described in the preceding paragraph.

        Any such gain or loss will be long term capital gain or loss if the notes have been held for more than one year prior to the sale, redemption, retirement or other taxable disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Market Discount.    If a U.S. Holder purchases a note for an amount that is less than its principal amount by more than a de minimis amount, the excess of the principal amount over the U.S. Holder's purchase price will be treated as "market discount."

        Under the market discount rules, a U.S. Holder will be required to treat any gain realized on the sale, exchange, retirement or other taxable disposition of a note as ordinary income to the extent of the lesser of (i) the amount of such realized gain, or (ii) the market discount which has not previously been included in income and is treated as having accrued through the time of such disposition. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the note unless the U.S. Holder elects to accrue market discount on a constant yield basis. A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions.

        A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and regarding the deferral of interest deductions will not apply. Any election to include market discount in income currently as it accrues applies to all market discount bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service. Persons considering making this election should consult their tax advisors.

        Back Up Withholding and Information Reporting.    In general, information reporting requirements will apply to payments of principal and interest, and the payment of proceeds of the sale of the notes prior to maturity, to a U.S. Holder that is not an exempt recipient. Generally, corporations and tax-exempt organizations are exempt recipients. Backup withholding of United States federal income tax may apply to payments made to a U.S. Holder that is not an exempt recipient, unless such holder makes certain written certifications and provides certain identifying information in accordance with applicable requirements. Any amounts withheld under the backup withholding rules from payments to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax liability, and may entitle such U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

        Federal Income Tax Consequences of the Ownership and Disposition of Exchange Notes to Non-U.S. Holders

        This section summarizes the principal U.S. federal income tax consequences to a Non-U.S. Holder of a note.

        Interest on the Notes.    Under present United States federal income tax law, and subject to the discussion below concerning backup withholding, the payment by us or our paying agent of interest on a note owned by a Non-U.S. Holder will not be subject to United States federal withholding tax under the "portfolio interest" exception, provided that:

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership;

  •
  the Non-U.S. Holder is not a bank holding the notes as loans made in the ordinary course of business; and

  •
  the Non-U.S. Holder satisfies certain certification requirements (summarized immediately below).

        In order to claim that the "portfolio interest" exception applies, and that a Non-U.S. Holder thereby is exempt from withholding tax on payments of interest on the notes, current Treasury Regulations generally require that:

  •
  the Non-U.S. Holder (or its agent) must certify to the withholding agent (generally, we, or a financial institution acting as our agent, will be the withholding agent) on an IRS Form W-8BEN (or other applicable form), signed by the Non-U.S. Holder or its agent, on its behalf, that the Non-U.S. Holder is not a United States person as defined under the Code; or

  •
  if the Non-U.S. Holder holds its notes through a securities clearing organization or certain other financial institutions, the organization or institution that holds the notes must provide a signed statement to the withholding agent that is accompanied by an IRS Form W-8BEN (or other applicable form) provided by the Non-U.S. Holder (or its agent) to that same organization or institution (or intermediary organization or institution).

        Special rules may apply to the certifications that must be provided by entities such as partnerships, estates, trusts and intermediaries. Non-U.S. Holders should consult their tax advisors regarding the application of the United States withholding tax rules to their particular circumstances.

        If the requirements of the portfolio interest exception described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. Holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. Holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. Holder's conduct of a trade or business in the United States and the non-U.S. Holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

        In addition, interest on the Non-U.S. Holder's notes will not be subject to United States federal withholding tax, but will be subject to United States federal income tax, if:

  •
  the Non-U.S. Holder is engaged in the conduct of a trade or business in the United States;

  •
  interest income on the Non-U.S. Holder's notes is "effectively connected" with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if a "permanent establishment" clause in a tax treaty applies, is attributable to the Non-U.S. Holder's permanent establishment in the United States); and

  •
  the Non-U.S. Holder has certified to the withholding agent on an IRS Form W-8ECI that it is exempt from withholding tax because the interest income on its notes is "effectively connected" with its conduct of a trade or business in the United States (and, if a "permanent establishment" clause in a tax treaty applies, it has not claimed the benefit of such treaty to avoid having the interest be subject to United States federal income tax).

        Such "effectively connected" interest income will be taxed to a Non-U.S. Holder in the same manner as if it were a U.S. Holder. In addition, if you a Non-U.S. Holder is a foreign corporation, such "effectively connected" interest income also may be subject to a 30% branch profits tax (or a lower applicable income tax treaty rate).

        Sale of Notes.    Subject to the backup withholding rules discussed below, if a Non-U.S. Holder sells or otherwise disposes of its notes in a transaction that is treated as a sale or exchange for United States federal income tax purposes, such Non-U.S. Holder generally will not be subject to United States federal income tax on any gain recognized on this transaction, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, subject to an applicable treaty providing otherwise; or

  •
  the Non-U.S. Holder is an individual who holds its notes as capital assets and is present in the United States for 183 days or more in the year in which it disposed of its notes and certain other conditions are met.

        If the first exception applies, the non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other disposition of the notes in the same manner as a U.S. person. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. In addition, corporate non-U.S. Holders may be subject to a 30% branch profits tax on any such effectively connected gain. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

        Special rules may apply to a Non-U.S. Holder subject to special treatment under the Code, including "controlled foreign corporations" or a "passive foreign investment companies." Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to their unique situations in connection with the purchase, beneficial ownership, and disposition of the notes.

        Backup Withholding and Information Reporting.    United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on the notes to a Non-U.S. Holder if the Non-U.S. Holder satisfies the certification requirements described above in the discussion of the portfolio interest exception or an exemption otherwise has been established, provided that we do not or our agent does not know or have reason to know that the payee is a United States person. If the notes are held by a Non-U.S. Holder through a non-United States related broker or financial institution, backup withholding and information reporting generally would not be required. Information reporting may apply if the notes are held by a Non-U.S. Holder through a United Sates or United States related broker or financial institution and, in such case, if the Non-U.S. Holder fails to satisfy the certification requirements described above in the discussion of the portfolio interest exception or to provide other appropriate evidence of non-United States status, backup withholding may apply.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a Non-U.S. Holder under the backup withholding rules is allowable as a refund or credit against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information timely is furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the notes (and exchange notes) by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes (or exchange notes) of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA and the Code.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of notes (or exchange notes) by an ERISA Plan with respect to which the issuer, the initial purchasers, or a subsidiary guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes (or exchange notes). These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemption will be satisfied.

        Because of the foregoing, the notes (and exchange notes) should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a note (and an exchange note), each purchaser and subsequent transferee of a note (or exchange note) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the note (and exchange note) constitutes assets of any Plan or (ii) the purchase and holding of the note (and exchange note) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable Similar Law.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such investment and whether an exemption would be applicable to the purchase and holding of the notes (or notes exchanged for the notes pursuant to the exchange offer or otherwise).

PLAN OF DISTRIBUTION

        Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired original notes directly from us or (iii) broker-dealers who acquired original notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes; provided that broker-dealers, referred to herein as Participating Broker-Dealers, receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer (other than a resale of an unsold allotment from the sale of the original notes to the initial purchasers) with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period not to exceed one year after the exchange date, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

        Each holder of the original notes who wishes to exchange its original notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in "The Exchange Offer—Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives exchange notes for its own account in exchange for original notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such exchange notes.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

LEGAL MATTERS

        The validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California. A private investment fund comprised of selected partners of Gibson, Dunn & Crutcher LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with the equity sponsor.

EXPERTS

        The consolidated financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. Under the terms of the indenture, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Conditions and Results of Operations" that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The public may read and copy any materials we file with the SEC at their Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may access these materials at the SEC website at http://www.sec.gov. For further information regarding the Public Reference Room call the SEC at 1-800-SEC-0330. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

K & F INDUSTRIES, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-3
Consolidated Statements of Operations for the period from November 18, 2004 through December 31, 2004, the period from January 1, 2004 through November 17, 2004 (Predecessor) and for the Years Ended December 31, 2003 and 2002 (Predecessor)	F-4
Consolidated Statements of Stockholders' Equity (Deficiency) for the period from November 18, 2004 through December 31, 2004, the period from January 1, 2004 through November 17, 2004 (Predecessor) and for the Years Ended December 31, 2003 and 2002 (Predecessor)	F-5
Consolidated Statements of Cash Flows for the period from November 18, 2004 through December 31, 2004, the period from January 1, 2004 through November 17, 2004 (Predecessor) and for the Years Ended December 31, 2003 and 2002 (Predecessor)	F-6
Notes to Consolidated Financial Statements	F-7

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
K&F Industries, Inc.:

        We have audited the accompanying consolidated balance sheet of K&F Industries, Inc. and subsidiaries (the "Company") as of December 31, 2004, and the related consolidated statement of operations, stockholders' equity, and cash flows for the period from November 18, 2004 through December 31, 2004. We have also audited the accompanying consolidated balance sheet of K&F Industries, Inc. and subsidiaries (Predecessor) as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002 and for the period from January 1, 2004 through November 17, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of K&F Industries, Inc. and subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for the period from November 18, 2004 through December 31, 2004, the consolidated financial position of K&F Industries, Inc. and subsidiaries (Predecessor) as of December 31, 2003, and the consolidated results of their operations and their cash flows for the years ended December 31, 2003 and 2002 and for the period from January 1, 2004 through November 17, 2004 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

New York, NY
March 28, 2005

K & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
		(Predecessor)
ASSETS
Current Assets:
Cash and cash equivalents	$9,636,000	$24,464,000
Accounts receivable—net	42,333,000	41,595,000
Inventory	61,247,000	50,087,000
Other current assets	4,336,000	1,527,000
Income taxes receivable	—	851,000

Total current assets	117,552,000	118,524,000

Property, Plant and Equipment—Net	99,592,000	63,580,000
Other Long-Term Assets	351,000	—
Debt Issuance Costs—Net	28,768,000	8,168,000
Program participation costs—Net	51,778,000	46,064,000
Intangible Assets—Net	195,196,000	16,238,000
Goodwill	856,668,000	167,011,000

Total Assets	$1,349,905,000	$419,585,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$15,030,000	$15,029,000
Interest payable	3,505,000	3,797,000
Note payable	14,682,000	—
Income taxes payable	3,714,000	—
Other current liabilities	46,420,000	49,621,000

Total current liabilities	83,351,000	68,447,000

Pension Liabilities	48,248,000	26,885,000
Deferred Income Taxes	19,541,000	19,373,000
Postretirement Benefit Obligations Other Than Pensions	92,269,000	84,468,000
Other Long-Term Liabilities	5,180,000	12,383,000
Long-Term Debt	790,577,000	395,000,000
Commitments and Contingencies (Notes 12 and 13)
Stockholders' Equity (Deficiency):
Preferred Stock, $.01 par value—authorized, 9,250 and 0 shares; issued and outstanding 9,250 and 0 shares	—	—
Common stock, $.01 par value—authorized, 1,000 and 1,000,000 shares; issued and outstanding, 1,000 and 740,398 shares	—	7,000
Additional paid-in capital	309,790,000	(263,259,000)
Retained earnings	880,000	104,039,000
Accumulated other comprehensive income (loss)	69,000	(27,758,000)

Total stockholders' equity (deficiency)	310,739,000	(186,971,000)

Total Liabilities and Stockholders' Equity (Deficiency)	$1,349,905,000	$419,585,000

See notes to consolidated financial statements.

 K&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

			Year Ended December 31,
	November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004
			2003	2002
		(Predecessor)	(Predecessor)	(Predecessor)
Net sales	$53,448,000	$299,868,000	$342,818,000	$348,649,000
Cost of sales (including inventory purchase accounting charges of $6,748,000 for the period November 18, 2004 through December 31, 2004	33,315,000	174,223,000	197,812,000	204,819,000

Gross margin	20,133,000	125,645,000	145,006,000	143,830,000
Independent research and development	1,770,000	12,048,000	14,936,000	14,600,000
Selling, general and administrative expenses	4,519,000	27,650,000	30,499,000	40,238,000
Amortization	1,440,000	4,196,000	4,264,000	3,935,000
Transaction expenses	5,350,000	101,533,000	—	—

Operating income (loss)	7,054,000	(19,782,000)	95,307,000	85,057,000
Interest expense, net of interest income of $41,000, $517,000, $427,000 and $87,000	6,410,000	34,287,000	44,186,000	26,194,000

Income (loss) before income taxes	644,000	(54,069,000)	51,121,000	58,863,000
Income tax benefit (provision)	236,000	25,082,000	(10,488,000)	(16,730,000)

Net income (loss)	$880,000	$(28,987,000)	$40,633,000	$42,133,000

See notes to consolidated financial statements.

 K&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

	Preferred Stock		Common Stock
							Accumulated Other Comprehensive Income (Loss)
	Shares Issued	Amount	Shares Issued	Amount	Additional Paid-in Capital	Retained Earnings (Deficit)		Comprehensive Income (Loss)
Balance, January 31, 2002 (Predecessor)	—	$—	740,398	$7,000	$(63,259,000)	$21,273,000	$(16,274,000)
Net income						42,133,000		$42,133,000
Cumulative translation adjustments							224,000	224,000
Amortization of transition adjustment included in interest expense (net of tax of $125,000)							184,000	184,000
Additional minimum pension liability (net of tax benefit of $6,595,000)							(11,944,000)	(11,944,000)
Dividends					(200,000,000)

Balance, December 31, 2002 (Predecessor)	—	—	740,398	7,000	(263,259,000)	63,406,000	(27,810,000)	$30,597,000

Net income						40,633,000		$40,633,000
Cumulative translation adjustments							199,000	199,000
Amortization of transition adjustment included in interest expense (net of tax of $126,000)							182,000	182,000
Additional minimum pension liability (net of tax of $1,157,000)							(329,000)	(329,000)

Balance, December 31, 2003 (Predecessor)	—	—	740,398	7,000	(263,259,000)	104,039,000	(27,758,000)	$40,685,000

Net loss						(28,404,000)		$(28,404,000)
Cumulative Translation adjustments							121,000	121,000
Additional minimum pension liability (net of tax of $3,057,000)							(4,881,000)	(4,881,000)

Balance, November 18, 2004 (Predecessor)	—	—	740,398	7,000	(263,259,000)	75,635,000	(32,518,000)	$(33,164,000)

Elimination of historical stockholders' deficiency upon consummation of the Acquisition			(740,398)	(7,000)	263,259,000	(75,635,000)	32,518,000
Equity contributions from K&F Intermediate Holdco, Inc.	9,250	—	1,000	—	309,790,000
Net income						880,000		$880,000
Cumulative Translation adjustments							69,000	69,000

Balance, December 31, 2004	9,250	$—	1,000	$—	$309,790,000	$880,000	$69,000	$949,000

See notes to consolidated financial statements.

 K&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

			Year Ended December 31,
	November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004
			2003	2002
		(Predecessor)	(Predecessor)	(Predecessor)
Cash Flows From Operating Activities:
Net income (loss)	$880,000	$(28,987,000)	$40,633,000	$42,133,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,223,000	6,271,000	7,936,000	8,077,000
Amortization of program participation costs	247,000	—	—	—
Amortization of intangible assets	1,440,000	4,196,000	4,264,000	3,935,000
Non-cash inventory purchase accounting	6,748,000	—	—	—
Non-cash interest expense-amortization/write-off of debt issuance costs	512,000	8,168,000	2,477,000	2,048,000
Non-cash interest expense (income)—change in fair market value of interest rate swap	5,000	—	(3,533,000)	(402,000)
Provision for losses on accounts receivable	—	20,000	170,000	419,000
Cancellation of stock options	—	46,156,000	—	—
Defeasance costs of senior subordinated notes	—	44,084,000	—	—
Deferred income taxes	(631,000)	(16,316,000)	1,449,000	12,818,000
Changes in assets and liabilities:
Accounts receivable	(1,707,000)	1,059,000	(3,412,000)	5,037,000
Inventory	4,932,000	(3,928,000)	1,993,000	8,639,000
Other current assets	(2,667,000)	(14,716,000)	1,584,000	(687,000)
Prepaid pension costs	619,000	6,856,000	8,286,000	(7,554,000)
Other long-term assets	(351,000)	(1,186,000)	—	—
Program participation costs	(2,787,000)	(6,283,000)	(5,548,000)	(9,610,000)
Accounts payable	(1,794,000)	1,795,000	(52,000)	900,000
Notes payable	—	—	—	—
Interest payable	(7,930,000)	7,638,000	(570,000)	655,000
Other current liabilities	(2,296,000)	1,239,000	(8,600,000)	10,081,000
Postretirement benefit obligation other than pensions	411,000	(1,184,000)	3,161,000	1,651,000
Other long-term liabilities	(504,000)	741,000	(3,041,000)	2,676,000

Net cash (used) provided by operating activities	(3,650,000)	55,623,000	47,197,000	80,816,000

Cash Flows From Investing Activities:
Capital expenditures	(1,810,000)	(2,902,000)	(5,468,000)	(4,084,000)
Acquisition	(640,935,000)	—	—	—
Cancellation of stock options	(42,047,000)	—	—	—
Other acquisition and transaction costs	(11,110,000)	—	—	—

Net cash used in investing activities	(695,902,000)	(2,902,000)	(5,468,000)	(4,084,000)

Cash Flows From Financing Activities:
Proceeds from issuance of senior term loan	480,000,000	—	—	—
Proceeds from issuance of senior subordinated notes	315,000,000	—	—	250,000,000
Equity contributions	309,790,000	—	—	—
Payments of long-term debt including defeasance costs of senior subordinated notes	(443,507,000)	—	(40,000,000)	(100,625,000)
Debt issuance costs	(29,280,000)	—	—	(8,508,000)
Dividend on common stock	—	—	—	(200,000,000)

Net cash provided (used) in financing activities	632,003,000	—	(40,000,000)	(59,133,000)

Net (decrease) increase in cash and cash equivalents	(67,549,000)	52,721,000	1,729,000	17,599,000
Cash and cash equivalents, beginning of period	77,185,000	24,464,000	22,735,000	5,136,000

Cash and cash equivalents, end of period	$9,636,000	$77,185,000	$24,464,000	$22,735,000

Supplemental Information:
Interest paid during the period	$13,772,000	$25,549,000	$46,239,000	$23,980,000

Income taxes paid during the period	$—	$6,419,000	$6,552,000	$3,461,000

See notes to consolidated financial statements.

 K&F INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of Business

        K&F Industries, Inc. and subsidiaries ("K&F" or the "Company") is primarily engaged in the design, development, manufacture and distribution of wheels, brakes and brake control systems for commercial, military and general aviation aircraft, and the manufacture of materials for fuel tanks, iceguards, inflatable oil booms and various other products made from coated fabrics for military and commercial uses. The Company serves the aerospace industry and sells its products to airframe manufacturers and commercial airlines throughout the world and to the United States and certain foreign governments. The Company's activities are conducted through its two wholly owned subsidiaries, Aircraft Braking Systems Corporation ("Aircraft Braking Systems"), which generated approximately 86% and 83% of the Company's total revenues during the periods November 18, 2004 through December 31, 2004 and January 1, 2004 through November 17, 2004, respectively, and Engineered Fabrics Corporation ("Engineered Fabrics," and together with Aircraft Braking Systems, the "Subsidiaries"), which generated approximately 14% and 17% of the Company's total revenues during the periods November 18, 2004 through December 31, 2004 and January 1, 2004 through November 17, 2004, respectively.

The Acquisition

        On November 18, 2004, K&F Parent, Inc. ("K&F Parent"), an affiliate of Aurora Capital Group, acquired K&F in exchange for cash consideration of approximately $1.06 billion (excluding capitalized transaction costs of $40.4 million). In addition, the former K&F equityholders retained $77.2 million of cash on hand at the Acquisition date. The cash consideration was used to repay substantially all of K&F's then existing indebtedness and the related fees and expenses of K&F and certain of its stockholders, with the balance paid to prior equityholders of K&F (the "Acquisition").

        The Acquisition was financed with an offering by K&F of $315.0 million of 7 3/4% Senior Subordinated Notes due 2014 (the "7 3/4% Notes"), the borrowing by K&F of $480.0 million under a new $530 million Senior Secured Credit Facility (the "New Credit Facility") and $309.8 million in equity investments from K&F Parent. K&F Parent contributed the $309.8 million of equity to K&F Intermediate Holdco, Inc. ("Intermediate Holdco"), which then contributed such proceeds as equity to K&F Acquisition, Inc. prior to the merger of K&F Acquisition, Inc. with and into K&F.

        The Acquisition was accounted for using the purchase method of accounting, pursuant to which the total purchase price, including related fees and expenses, was allocated to the acquired net assets based upon estimates of fair value. These adjustments were made by obtaining third-party valuations of certain tangible and intangible assets and liabilities.

        The following table summarizes the fair values assigned to K&F's assets acquired and liabilities assumed in connection with the Acquisition on November 18, 2004:

Assets Acquired:
Current assets	$183,467,000
Property, plant and equipment	99,005,000
Debt issuance costs	29,280,000
Program participation costs	49,238,000
Other intangible assets	196,636,000
Goodwill	856,668,000

Total assets acquired	1,414,294,000

Liabilities Assumed:
Current liabilities	142,242,000
Pension liabilities	47,629,000
Postretirement benefit obligations	91,858,000
Deferred income taxes	20,169,000
Other long-term liabilities	5,684,000
Long-term debt	796,922,000

Total liabilities assumed	1,104,504,000

Net assets acquired	$309,790,000

Transaction Expenses

        The Company's results of operations for the period from November 18, 2004 through December 31, 2004 and from January 1, 2004 through November 17, 2004 include one-time charges of $5.4 million and $101.5 million, respectively. These charges were a result of the Acquisition and related financing transactions, and are as follows:

	November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004
		(Predecessor)
Compensation costs recognized for the cancellation of stock options	$—	$46,156,000
Premiums paid to redeem the 9 5/8% notes and the 9 1/4% notes	—	45,282,000
Write-off of debt issuance costs associated with the redemption of the 9 5/8% notes and the 9 1/4% notes	—	6,551,000
Investment banker fees	—	1,525,000
Other fees and expenses	—	2,019,000
Write-off of interim loan facility commitment fee and other fees and expenses	5,350,000	—

	$5,350,000	$101,533,000

The 2002 Recapitalization

        On December 20, 2002, K&F consummated a recapitalization which included: (i) the payment of a $200 million dividend to the holders of our common stock; (ii) payment of $9.4 million to the holders of our common stock options; and (iii) borrowing of $250 million of 9 5/8% senior subordinated due 2010 (the "9 5/8% Notes").

        All references in the Notes to the Consolidated Financial Statements to events or activities which occurred prior to the completion of the Acquisition relate to K&F "Predecessor".

2.    Summary of Significant Accounting Policies

        Principles of Consolidation—The consolidated financial statements include the accounts of K&F Industries, Inc. and the Subsidiaries. All material intercompany accounts and transactions between these entities have been eliminated.

        Cash and Cash Equivalents—Cash and cash equivalents consist of cash, commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less.

        Revenue and Expense Recognition—Revenue from the sale of products is generally recognized upon shipment to customers, provided that there are no uncertainties regarding customer acceptance, there is persuasive evidence of an arrangement, the sales price is fixed and determinable, and collection of the related receivable is probable.

        Inventory—Inventory is stated at average cost, not in excess of net realizable value. In accordance with industry practice, inventoried costs may contain amounts relating to contracts with long production cycles, a portion of which will not be realized within one year. Reserves for slow moving and obsolete inventories are provided based on current assessments about future product demand and production requirements for the next twelve months. The Company evaluates the adequacy of these reserves quarterly.

        Property, Plant and Equipment—Property, plant and equipment are stated at cost. Maintenance and repairs are expensed when incurred; renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets as follows: buildings and improvements—8 to 40 years; machinery, equipment, furniture and fixtures—3 to 30 years; and leasehold improvements—over the life of the applicable lease or 10 years, whichever is shorter.

        Goodwill and Other Intangible Assets—In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," we do not amortize goodwill and other intangible assets that are deemed to have indefinite lives. We test these assets for impairment at least annually or more frequently if any event occurs or circumstances change that indicate possible impairment.

        Goodwill represents the excess cost of the businesses acquired over the fair market value of the identifiable net assets.

        Upon completion of the Acquisition, we determined that Aircraft Braking Systems and Engineered Fabrics qualified as reporting units because discrete financial information exists for each operation and the management of each operation directly reviewed the operation's performance. In the future, if we determine that our current structure no longer meets the requirements of a reporting unit, we will reevaluate the reporting units with respect to the changes in our reporting structure.

        The first step of the impairment test identifies potential impairments by comparing the estimated fair value using a market multiple analysis and a discounted cash flow analysis of each reporting unit with its corresponding net book value, including goodwill. If the net book value of the reporting unit exceeds its fair value, the second step of the impairment test determines the potential impairment loss by applying the estimated fair value first to the tangible assets, then to the identifiable intangible assets. Any remaining value would then be applied to the goodwill. The excess carrying value of goodwill over the remaining fair value would indicate the amount of the impairment charge. See Note 14.

        Debt Issuance Costs—Debt issuance costs consist of financing costs of $28.8 million and $8.2 million, which are net of amortization (non-cash interest expense) of $0.5 million and $5.5 million at December 31, 2004 and 2003, respectively.

        Intangible Assets—Intangible assets consist of customer relationships, engineering drawings, contract backlog, in-house libraries, technology licenses, patents and Program Participation Costs which are stated at cost and are being amortized on a straight-line method over periods of 3 to 25 years.

        Program Participation Costs—Program participation costs consist of incentives given to original equipment aircraft manufacturers in connection with their sole source selection of our products for installation on aircraft. These incentives include cash payments, discounts and free product. The costs of these incentives is recognized in the period incurred unless the incentive is subject to recovery through a long-term product maintenance requirement mandated by the Federal Aviation Administration, or its equivalent, for certified replacement equipment and service. Capitalized amounts are being amortized on a straight-line basis over the shorter of the economic service life of the aircraft or 25 years, as a charge to cost of sales. Prior to the Acquisition, costs related to discounts and free product were recognized in cost of sales in the period incurred and amounted to approximately $31.2 million, $27.4 million and $23.0 million for the period January 1, 2004 through November 17, 2004 and for the years ended December 31, 2003 and 2002, respectively.

        Evaluation of Long-Lived Assets—Long-lived assets are assessed for recoverability on an ongoing basis in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144. In evaluating the value and future benefits of long-lived assets, their carrying value is compared to management's estimate of the anticipated undiscounted future net cash flows of the related long-lived asset. There were no adjustments to the carrying amount of long-lived assets, except for the purchase price adjustments made in connection with the Acquisition, during the years ended December 31, 2004, 2003 and 2002, resulting from the Company's evaluations.

        Warranty—Estimated costs of warranty are accrued when individual claims arise with respect to a product or performance. When the Company becomes aware of such defects, the estimated costs of all potential warranty claims arising from such defects are fully accrued. Such costs are included in cost of sales. See Note 12.

        Business and Credit Concentrations—The Company's customers are concentrated in the airline industry but are not concentrated in any specific region. The U.S. government accounted for approximately 23%, 26% and 26% of total sales for the years ended December 31, 2004, 2003 and 2002, respectively. No other single customer accounted for 10% or more of consolidated revenues for the years then ended, and there were no significant accounts receivable from a single customer, except the U.S. government, at December 31, 2004 and 2003.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Stock-Based Compensation Plans—As permitted by SFAS No. 123, the Company accounted for its stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 requires the disclosure of pro forma net income had the Company adopted the fair value method. At December 31, 2004, the Company does not have a stock option plan. Disclosure related to the stock option plan of K&F (Predecessor) has been omitted because the pro forma effect on net income required to be disclosed under SFAS No. 123 is not material to the Company's results of operations.

        Accounting Changes and Pronouncements—In December 2004 the Financial Accounting Standards Board issued SFAS No. 123-R. SFAS No. 123-R is a revision of SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123-R eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS No. 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS No. 123-R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123-R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees.

        The Company plans to adopt SFAS No. 123-R using a modified prospective application. Under this application, companies are required to record compensation expense for all awards granted after the required effective date and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. The provisions of SFAS 123-R are effective for the Company beginning on January 1, 2006, but early adoption is encouraged. The Company does not have a stock option plan at December 31, 2004.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was enacted. The Act introduced a plan sponsor subsidy based on a percentage of a beneficiary's annual prescription drug benefits, within defined limits, and the opportunity for a retiree to obtain prescription drug benefits under Medicare.

        In May 2004, the Financial Accounting Standards Board (the "FASB") issued Staff Position No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act," which supersedes Staff Position No. 106-1 of the same title. The Staff Position clarifies the accounting for the benefits attributable to new government subsidies for companies that provide prescription drug benefits to retirees.

        As of December 31, 2003, the Company had elected to defer any accounting for the effects of the Act pursuant to Staff Position No. 106-1. We adopted Staff Position No. 106-2 as of July 1, 2004, the beginning of our third quarter, retroactive to January 1, 2004. The Company determined that benefits provided by the plan were at least actuarially equivalent to Medicare Part D. The Company remeasured the effects of the Act on the recorded Accumulated Plan Benefit Obligation ("APBO") as of January 1, 2004. See Note 11.

        In December 2003, the FASB issued SFAS No. 132 (Revised) ("SFAS No. 132-R"), "Employer's Disclosure about Pensions and Other Postretirement Benefits." SFAS 132-R retains disclosure requirements of the original SFAS No. 132 and requires additional disclosures relating to assets, obligations, cash flows, and net periodic benefit cost. SFAS No. 132-R is effective for fiscal years ending after December 15, 2003, except that certain disclosures are effective for fiscal years ending after June 15, 2004. Interim period disclosures are effective for interim periods beginning after December 15, 2003. The adoption of the disclosure provisions of this standard did not have a material effect on the Company's consolidated financial position, results of operations or cash flows. See Note 11.

        In January 2003, the FASB issued Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities," expanding the guidance in Accounting Research Bulletin No. 51, "Consolidated Financial Statements," relating to transactions involving variable interest entities. In December 2003, the FASB issued FIN No. 46 (Revised) to address certain FIN No. 46 implementation issues. The Company adopted FIN No. 46 (Revised) as of December 31, 2003. As the Company does not have any variable interest entities, the adoption of this standard did not have an impact on the Company's consolidated financial statements.

3.    Accounts Receivable

	December 31,
	2004	2003
		(Predecessor)
Accounts receivable, principally from commercial customers	$35,885,000	$35,306,000
Accounts receivable on U.S. government and other long-term contracts	7,684,000	7,505,000
Allowances	(1,236,000)	(1,216,000)

Total	$42,333,000	$41,595,000

        An analysis of changes in the allowance for doubtful accounts is as follows:

	November 18, 2004 through December 31, 2004	January 1, 2004 through November 17, 2004
			Year ended December 31,
			2003	2002
		(Predecessor)	(Predecessor)	(Predecessor)
Balance at beginning of period	$1,236,000	$1,216,000	$1,056,000	$647,000
Current period provisions	—	20,000	170,000	419,000
Write-offs	—	—	(10,000)	(10,000)

Balance at end of period	$1,236,000	$1,236,000	$$1,216,000	$1,056,000

4.    Inventory

	December 31,
	2004	2003
		(Predecessor)
Raw materials and work-in-process	$35,356,000	$22,324,000
Finished goods	16,017,000	15,839,000
Inventoried costs related to U.S. government and other long-term contracts	9,874,000	11,924,000

Total	$61,247,000	$50,087,000

5.    Property, Plant and Equipment

	December 31,
	2004	2003
		(Predecessor)
Land	$4,493,000	$661,000
Buildings and improvements	30,554,000	38,234,000
Machinery, equipment, furniture and fixtures	66,036,000	134,433,000

Total	101,083,000	173,328,00
Less accumulated depreciation and amortization	1,491,000	109,748,000

Total	$99,592,000	$63,580,000

6.    Other Current Liabilities

	December 31,
	2004	2003
		(Predecessor)
Accrued payroll costs	$15,919,000	$14,451,000
Accrued property and other taxes	2,197,000	2,711,000
Accrued costs on long-term contracts	2,639,000	5,061,000
Accrued warranty costs	12,261,000	13,261,000
Customer credits	5,402,000	5,918,000
Postretirement benefit obligation other than pensions	4,000,000	3,000,000
Other	4,002,000	5,219,000

Total	$46,420,000	$49,621,000

7.    Long-Term Debt

	December 31,
	2004	2003
		(Predecessor)
Senior term loan	$475,000,000	$—
7 3/4% Senior Subordinated Notes due 2014	315,000,000	—
9 1/4% Senior Subordinated Notes due 2007	—	145,000,000
9 5/8% Senior Subordinated Notes due 2010	577,000	250,000,000

Total	$790,577,000	$395,000,000

        New Credit Facility—Concurrent with the closing of the Acquisition, K&F entered into a new $530.0 million senior secured credit facility, consisting of a six-year $50.0 million revolving credit facility and an eight-year $480.0 million term loan facility and terminated its prior $30 million revolving credit facility. The term loan is repayable in quarterly installments of $1.2 million for the first seven years and thereafter in quarterly installments of $111.6 during the eighth year. The revolving credit facility is available, subject to certain conditions, for general corporate purposes of K&F and its subsidiaries in the ordinary course of business and for other transactions permitted under the New Credit Facility. A portion of the revolving credit facility is available for letters of credit. The obligations under the New Credit Facility are secured by a lien on substantially all of K&F's assets and substantially all of the assets of the K&F's direct and indirect subsidiaries and are guaranteed by K&F's direct and indirect domestic subsidiaries.

        Borrowings under the New Credit Facility bear interest, at the option of K&F, at a rate equal to an applicable margin plus (a) the base rate, which will be the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (2) the federal funds effective rate from time to time plus 0.5% or (b) the eurodollar rate, which will be the rate at which eurodollar deposits for one, two, three or six or (if available to all lenders under the relevant facility, as determined by such lenders in their sole discretion) nine or twelve months are offered in the interbank eurodollar market. The applicable margin for the revolving credit facility is currently 1.50% with respect to the base rate loans and 2.50% with respect to eurodollar loans. The applicable margin for the term loan facility is currently 1.50% with respect to base rate loans and 2.50% with respect to eurodollar loans. Upon the occurrence of any payment default, all outstanding amounts under the New Credit Facility will bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2% per annum. K&F is also obligated to pay a commission on all outstanding letters of credit in the amount of an applicable margin then in effect with respect to eurodollar loans under the revolving credit facility as well as fronting fees on the aggregate drawable amount of all outstanding letters of credit. The weighted average interest rate on outstanding indebtedness under the New Credit Facility was 4.9% at December 31, 2004.

        The New Credit Facility contains customary representations and warranties, covenants and conditions to borrowing.

        The New Credit Facility contains a number of negative covenants that limit K&F and its subsidiaries from, among other things, incurring other indebtedness, entering into merger or consolidation transactions, disposing of all or substantially all of their assets, making certain restricted payments, making capital expenditures, creating any liens on ours or our subsidiaries' assets, creating guarantee obligations and material lease obligations and entering into sale and leaseback transactions and transactions with affiliates.

        The New Credit Facility also requires the maintenance of certain quarterly financial and operating ratios, including a consolidated cash interest coverage ratio and consolidated leverage ratio. K&F was in compliance with all covenants at December 31, 2004.

        The New Credit Facility also contains customary events of default, including default upon the nonpayment of principal, interest, fees or other amounts or the occurrence of a change of control.

        Scheduled debt maturities for the five years subsequent to December 31, 2004 are as follows:

Year Ending December 31,	Amount
2005	$—
2006	4,600,000
2007	4,800,000
2008	4,800,000
2009	4,800,000
Thereafter	456,000,000

        The New Credit Facility provides for revolving loans not to exceed $50.0 million, with up to $10 million available for letters of credit. The revolving loan commitment terminates on November 18, 2010. At December 31, 2004, K&F had $48.0 million available to borrow under the revolving credit facility and $2.0 million of letters of credit outstanding.

        Senior Subordinated Notes—In connection with the Acquisition, on November 18, 2004, K&F repurchased $138.9 million in principal amount of our 9 1/4% senior subordinated notes due 2007 (the "9 1/4% Notes") and $249.4 million of our 9 5/8% Notes. On December 23, 2004, K&F redeemed the remaining $6.1 million principal amount outstanding of our 9 1/4% Notes. The $577,000 principal amount of our 9 5/8% Notes remain outstanding and will be governed by the related amended indenture.

        On November 18, 2004, in connection with the Acquisition, K&F issued $315.0 million of 7 3/4% Notes which mature on November 15, 2014. The 7 3/4% Notes are unsecured obligations of K&F ranking subordinate to K&F's senior debt, as defined in the indenture governing the 7 3/4% Notes. Interest on the 7 3/4% Notes is payable semi-annually.

        The 7 3/4% Notes are redeemable by K&F at any time after November 15, 2009, at descending redemption prices ranging from 103.875% in November 2009 to 100% after November 2012. At any time prior to November 15, 2007, K&F may on any one or more occasions redeem up to 35% of the aggregate principal of the 7 3/4% Notes from the proceeds of equity offerings at a redemption price of 107.75% of the principal amount thereof.

        On October 15, 2003, the Company redeemed $40 million aggregate principal amount of the 9 1/4% Notes at a redemption price of 103.083% of the principal amount thereof. In connection therewith, the Company recorded a charge to interest expense of $1.6 million, for redemption premiums and the write-off of a portion of related unamortized financing costs.

8.    Fair Value of Financial Instruments

        The carrying amounts of all financial instruments reported on the balance sheet at December 31, 2004 and 2003 approximate their fair value, except as discussed below.

        The estimated fair value of the Company's 7 3/4% Notes, based on quoted market prices or on current rates for similar debt with the same maturities was approximately $323.0 million at December 31, 2004. The estimated fair value of the Company's outstanding indebtedness on the New Credit Facility approximates its fair value because the interest rates on the debt are reset on a frequent basis to reflect current market rates.

        As a requirement of our New Credit Facility, K&F entered into the following: (i) a 3 month LIBOR interest rate cap at 4.5% from December 2004 to December 2005 on $240 million of the term loans; and (ii) a 3 month interest rate cap at 6% from December 2005 to December 2007 for an increasing notional amount starting at $144.6 million, increasing to $161.2 million. The carrying amounts of these interest rate caps ($351,000 in long-term assets and $14,000 in current assets) approximate their fair values as reflected in the December 31, 2004 balance sheet.

        As a requirement of a previous credit facility, we entered into an interest rate swap agreement to reduce the impact of potential increases in interest rates. This agreement expired on December 17, 2003. The payments made under the swap agreement were $4.0 million and $3.8 million in 2003 and 2002, respectively, which is included in interest expense.

9.    Capital Stock and Stock Options

        Common Stock—Authorized common stock at December 31, 2004 of K&F consists of 1,000 shares of voting common stock, par value $.01 per share. The total number of shares of voting common stock of K&F issued and outstanding at December 31, 2004 was 1,000 shares. Prior to the Acquisition, there were 1,000,000 authorized shares of voting common stock, par value $.01 per share. The total number of shares of voting common stock prior to the Acquisition issued and outstanding was 740,398 shares. All of K&F's issued and outstanding common stock at December 31, 2004 is owned by Intermediate Holdco and all of Intermediate Holdco's issued and outstanding common stock is owned by K&F Parent.

        Senior Redeemable Preferred Stock—Authorized senior redeemable preferred stock at December 31, 2004 of K&F consists of 9,250 shares, par value $.01 per share. The total number of shares of senior redeemable preferred stock of K&F issued and outstanding at December 31, 2004 was 9,250 shares. K&F issued, for a nominal purchase price per share of $.01, shares of senior redeemable preferred stock to the holders of the senior preferred stock of K&F Parent. Each of the holders of the senior preferred stock of K&F Parent were issued a number of shares of the nominal preferred stock of K&F equal to the number of shares of senior preferred stock of K&F Parent held by each of them. The aggregate liquidation preference of the nominal preferred stock issued by K&F is $.01 per share, resulting in an initial aggregate liquidation preference of $92.50 for the nominal preferred stock.

        Stock Options—There was no stock option plan at December 31, 2004.

        Prior to the Acquisition the Company had two stock option plans which provided for the grant of non-qualified or incentive stock options to acquire an aggregate of 100,000 authorized but unissued shares of common stock. Such options generally vested upon the passage of time or a change of control. In connection with the Acquisition, all unvested stock options became vested and were canceled for cash consideration in connection with the Acquisition. Option exercise prices were issued above the fair market value of the Company's common stock at the date of grant, as determined by an independent appraisal of the Company.

10.    Accumulated Other Comprehensive Income (Loss)

        Components of accumulated other comprehensive income (loss), net of taxes, consist of the following:

	Cumulative Translation Adjustments	Cumulative Effect of Change in Accounting Principle	Amortization of Transition Adjustment Included in Interest Expense	Additional Minimum Pension Liability	Accumulated Other Comprehensive Income (Loss)
January 1, 2002 (Predecessor)	$(130,000)	$(550,000)	$184,000	$(15,778,000)	$(16,274,000)
2002 change	224,000	—	184,000	(11,944,000)	(11,536,000)

December 31, 2002 (Predecessor)	94,000	(550,000)	368,000	(27,722,000)	(27,810,000)
2003 change	199,000	—	182,000	(329,000)	52,000

December 31, 2003 (Predecessor)	293,000	(550,000)	550,000	(28,051,000)	(27,758,000)
January 1, 2004 through November 17, 2004 change	121,000	—	—	(4,881,000)	(4,760,000)

November 17, 2004 (Predecessor)	414,000	(550,000)	550,000	(32,932,000)	(32,518,000)
November 18, 2004 through December 31, 2004 change	(345,000)	550,000	(550,000)	32,932,000	32,587,000

December 31, 2004	$69,000	$—	$—	$—	$69,000

11.    Employee Benefit Plans

        The Company provides pension benefits to substantially all employees through hourly and salaried pension plans. The plans provide benefits based primarily on the participant's years of service. The salaried plan also includes voluntary employee contributions. The Company's funding policy is to contribute the minimum required under the Employee Retirement Income Security Act of 1974 ("ERISA").

        The Company provides postretirement health care and life insurance benefits for all eligible employees and their dependents active at April 27, 1989 and thereafter, and postretirement life insurance benefits for retirees prior to April 27, 1989. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements of the Company's pension plans. The health care plans are generally contributory and the life insurance plans are generally non-contributory.

        The following represents a reconciliation of the benefit obligation, fair value of plan assets and funded status of the Company's defined benefit and other postretirement benefit plans:

	Pension Benefits December 31,		Postretirement Benefits December 31,
	2004	2003	2004	2003
		(Predecessor)		(Predecessor)
Change in benefit obligation
Benefit obligation at beginning of year	$136,075,000	$121,797,000	$109,837,000	$101,020,000
Service cost	4,951,000	4,412,000	1,681,000	2,215,000
Interest cost	8,441,000	8,029,000	5,537,000	6,953,000
Plan participants' contributions	410,000	436,000	1,067,000	919,000
Amendments	927,000	—	(8,580,000)	(12,638,000)
Actuarial loss (gain)	6,241,000	7,623,000	(8,158,000)	15,842,000
Benefits paid	(6,936,000)	(6,222,000)	(5,308,000)	(4,474,000)

Benefit obligation at end of year	150,109,000	136,075,000	96,076,000	109,837,000

Change in plan assets
Fair value of plan assets at beginning of year	102,657,000	97,161,000	—	—
Actual return on plan assets	6,056,000	11,268,000	—	—
Employer contributions	81,000	32,000	4,241,000	3,555,000
Plan participants' contributions	410,000	436,000	1,067,000	919,000
Benefits paid	(6,936,000)	(6,222,000)	(5,308,000)	(4,474,000)

Fair value of plan assets at end of year	102,286,000	102,675,000	—	—

Funded status	(47,823,000)	(33,400,000)	(96,076,000)	(109,837,000)
Unrecognized actuarial (gain) loss	(425,000)	52,038,000	(194,000)	36,401,000
Unrecognized prior service cost	—	3,373,000	—	(14,032,000)

Net amount recognized	$(48,248,000)	$22,011,000	$(96,270,000)	$(87,468,000)

Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$—	$—	$—	$—
Accrued benefit liability	(48,248,000)	(26,885,000)	(96,270,000)	(87,468,000)
Intangible asset	—	3,373,000	—	—
Accumulated other comprehensive income	—	45,523,000	—	—

Net amount recognized	$(48,248,000)	$22,011,000	$(96,270,000)	$(87,468,000)

Weighted-average assumptions:
Discount rate	6.00%	6.25%	6.00%	6.25%
Expected return on plan assets	9.00	9.00	—	—
Rate of compensation increase	4.00	4.00	4.00	4.00

        The following represents the net periodic benefit cost for the defined benefit and postretirement benefit plans:

	Pension Benefits				Postretirement Benefits
	November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004			November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004
			Year Ended December 31,				Year Ended December 31,
			2003	2002			2003	2002
		(Predecessor)	(Predecessor)	(Predecessor)		(Predecessor)	(Predecessor)	(Predecessor)
Service cost	$651,000	$4,300,000	$4,412,000	$3,797,000	$225,000	$1,456,000	$2,215,000	$1,883,000
Interest cost	1,118,000	7,323,000	8,029,000	7,663,000	717,000	4,820,000	6,953,000	6,452,000
Expected return on plan assets	(1,142,000)	(7,994,000)	(8,272,000)	(9,064,000)	—	—	—	—
Amortization of prior service cost	—	413,000	393,000	217,000	—	(5,066,000)	(3,932,000)	(3,932,000)
Recognized actuarial loss (gain)	—	2,886,000	3,757,000	2,002,000	—	1,317,000	1,480,000	608,000

Net periodic benefit cost	$627,000	$6,928,000	$8,319,000	$4,615,000	$942,000	$2,527,000	$6,716,000	$5,011,000

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $150.1 million, $144.7 million and $102.3 million, respectively, as of December 31, 2004 and $136.1 million, $129.6 million and $102.7 million, respectively, as of December 31, 2003.

        In the fourth quarter of 2003 the Company announced to all active salaried and the majority of its retired salaried employees that effective January 1, 2012 it would freeze its share of the retiree health care costs at the 2011 employer cost level. This announcement was also made to all Aircraft Braking Systems' retired bargaining employees or their continuing beneficiary.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"), was enacted. The Act introduced a plan sponsor subsidy based on a percentage of a beneficiary's annual prescription drug benefits, within defined limits, and the opportunity for a retiree to obtain prescription drug benefits under Medicare.

        In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act," which supersedes Staff Position No. 106-1 of the same title. The Staff Position clarifies the accounting for the benefits attributable to new government subsidies for companies that provide prescription drug benefits to retirees.

        As of December 31, 2003, the Company had elected to defer any accounting for the effects of the Act pursuant to Staff Position No. 106-1. The Company adopted Staff Position No. 106-2 as of July 1, 2004, the beginning of our third quarter, retroactive to January 1, 2004. The Company determined that benefits provided by the plan were at least actuarially equivalent to Medicare Part D. The Company remeasured the effects of the Act on the recorded APBO as of January 1, 2004. The effect of the federal subsidy to which we are entitled has been estimated to decrease the APBO by approximately $10.5 million.

        The decrease in the APBO was treated as a gain, which was amortized from January 1, 2004. The table below details the reduction in net periodic postretirement cost by component, which is included in the results of operations for the year ended December 31, 2004, as a result of the Act and the adoption of Staff Position No. 106-2.

	November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004
		(Predecessor)
Service cost	$30,000	$175,000
Interest cost	90,000	570,000
Recognized actuarial gain	—	715,000

Net periodic postretirement benefit	$120,000	$1,460,000

        For measurement purposes, a 11.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease to 5.0% for 2010 and remain at that level thereafter.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the retiree medical plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects for the year ended December 31, 2004:

	One- Percentage- Point Increase	One- Percentage- Point Decrease
Effect on total of service cost and interest cost components	$841,000	$(501,000)
Effect on postretirement benefit obligation	10,219,000	(6,273,000)

        The Company hired an investment manager to oversee the selection of investment managers and their performance. Our current asset allocation is 50% of assets invested primarily in U.S. equities with the balance primarily in investment grade fixed income securities.

        Eligible employees also participate in the Company's Savings Plan. The Company matches 60% of a participating employee's contributions, up to 6% of compensation. The employer contributions generally vest to participating employees after three years of service. The matching contributions were $193,000, $1,460,000, $1,690,000 and $1,689,000 for the periods November 18, 2004 through December 31, 2004 and January 1, 2004 through November 17, 2004 and for the years ended December 31, 2003 and 2002, respectively.

12.    Commitments and Product Warranties

Commitments

        The Company is party to various non-cancelable operating leases which are longer than a one-year term for certain data processing, and other equipment and facilities with minimum rental commitments payable as follows:

Year Ending December 31,	Amount
2005	$3,982,000
2006	2,973,000
2007	2,653,000
2008	1,527,000
2009	397,000
Thereafter	4,054,000

        Rental expense was $464,000, $4,601,000, $4,155,000 and $4,076,000 for the periods November 18, 2004 through December 31, 2004 and January 1, 2004 through November 17, 2004 and for the years ended December 31, 2003 and 2002, respectively.

Product Warranties

        Estimated costs of product warranty are accrued when individual claims arise with respect to a product. When the Company becomes aware of those types of defects, the estimated costs of all potential warranty claims arising from those types of defects are fully accrued. An analysis of changes in the liability for product warranty is as follows:

	November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004	Year Ended December 31,
			2003	2002
		(Predecessor)	(Predecessor)	(Predecessor)
Balance at beginning of period	$14,877,000	$13,924,000	$15,166,000	$13,736,000
Current (credits) provisions	(76,000)	6,422,000	6,925,000	9,935,000
Expenditures	(1,943,000)	(5,469,000)	(8,167,000)	(8,505,000)

Balance at end of period	$12,858,000	$14,877,000	$13,924,000	$15,166,000

13.    Contingencies

        There are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits and proceedings cannot be predicted with certainty, in the opinion of management, the ultimate liability, if any, will not have a material adverse effect on the Company's consolidated financial statements.

14.    Goodwill and Intangible Assets

        Intangible assets subject to amortization consist of the following:

	December 31, 2004
				Estimated Weighted Average Useful Life
	Gross Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets:
Debt issuance costs	$29,280,000	$(512,000)	$28,768,000	9 years

Program participation costs	$52,025,000	$(247,000)	$51,778,000	25 years

Customer relationships	$138,647,000	$(666,000)	$137,981,000	25 years
Engineering drawings	20,881,000	(139,000)	20,742,000	18 years
Contract backlog	12,203,000	(450,000)	11,753,000	3 years
In-house libraries	8,297,000	(55,000)	8,242,000	18 years
Technology licenses	7,003,000	(84,000)	6,919,000	10 years
Patents	4,017,000	(46,000)	3,971,000	11 years

Total amortizable intangible assets	$191,048,000	$(1,440,000)	$189,608,000

	December 31, 2003 (Predecessor)
				Estimated Weighted Average Useful Life
	Gross Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets:
Debt issuance costs	$13,665,000	$(5,497,000)	$8,168,000	9 years

Program participation costs	$61,537,000	$(15,473,000)	$46,064,000	20 years

Tradenames	$16,000,000	$(7,823,000)	$8,177,000	30 years
Intellectual property	5,670,000	(1,134,000)	4,536,000	10 years
Other (includes pension intangible asset)	3,910,000	(385,000)	3,525,000	3 years

Total amortizable intangible assets	$25,580,000	$(9,342,000)	$16,238,000

        Goodwill and intangible assets not subject to amortization consist of the following:

	December 31,
	2004	2003
		(Predecessor)
Goodwill	$856,668,000	$167,011,000
Trademarks	5,588,000	—

Total unamortizable intangible assets	$862,256,000	$167,011,000

        Goodwill allocated to the Company's reporting units, Aircraft Braking Systems and Engineered Fabrics, was $779.3 million and $77.4 million, respectively, at December 31, 2004 and $135.7 million and $31.3 million, respectively, at December 31, 2003.

        The aggregate amortization expense during the periods November 18, 2004 through December 31, 2004 and January 1, 2004 through November 17, 2004 and for the years ended December 31, 2003 and 2002 was $1.7 million, $4.2 million, $4.3 million and $3.9 million, respectively.

        The estimated annual amortization expense for intangible assets, debt issuance costs (non-cash interest) and program participation costs subject to amortization in each of the five succeeding years from December 31, 2004 is as follows:

Year Ending December 31,	Intangible Asset— Amortization	Debt Issuance Costs— Amortization	Program Participation Costs— Amortization
2005	$11,900,000	$4,200,000	$2,100,000
2006	11,900,000	3,900,000	2,100,000
2007	11,900,000	3,700,000	2,100,000
2008	10,100,000	3,500,000	2,100,000
2009	8,100,000	3,300,000	2,100,000

15.    Income Taxes

        The Company's provision for income taxes consists of:

	November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004
			Year Ended December 31,
			2003	2002
		(Predecessor)	(Predecessor)	(Predecessor)
Current domestic (provision) benefit	$(299,000)	$8,355,000	$(8,288,000)	$(1,815,000)
Foreign (provision)	(95,000)	(443,000)	(739,000)	(451,000)
Deferred tax benefit (provision)	630,000	17,170,000	(1,461,000)	(14,464,000)

Income tax benefit (provision)	$236,000	$25,082,000	$(10,488,000)	$(16,730,000)

        The effective income tax rate differs from the statutory federal income tax rate for the following reasons:

	November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004
			Year Ended December 31,
			2003	2002
		(Predecessor)	(Predecessor)	(Predecessor)
Statutory federal income tax rate	35.0%	(35.0)%	35.0%	35.0%
State tax	2.8	(1.2)	2.0	1.7
Tax reserves no longer needed	—	(6.3)	(5.3)	—
Extraterritorial income exclusion benefit	(48.9)	(4.9)	(5.3)	—
Tax credits	—	—	(3.9)	—
Foreign taxes and other	(25.6)	1.0	(2.0)	(8.3)

Effective income tax rate	(36.7)%	(46.4)%	20.5%	28.4%

        The components of the net deferred tax liability are as follows:

	December 31,
	2004	2003
		(Predecessor)
Tax net operating loss carryforwards	$9,019,000	$1,076,000
Temporary differences:
Postretirement and other employee benefits	63,623,000	50,473,000
Intangibles	(70,036,000)	(49,342,000)
Program participation costs	(19,861,000)	(16,729,000)
Other	(2,286,000)	(4,851,000)

Net deferred tax liability	$(19,541,000)	$(19,373,000)

16.    Related Party Transactions

Indemnification

        Pursuant to the stock purchase agreement for the Acquisition, K&F Parent agreed that after the consummation of the Acquisition, it and K&F will indemnify all current and former directors, officers, employees and agents of K&F and its subsidiaries and will, subject to certain limitations, maintain for six years a directors' and officers' insurance and indemnification policy containing terms and conditions that are no less advantageous than the policy in effect as of the date of the stock purchase agreement.

Bernard L. Schwartz

        Prior to the Acquisition, Bernard L. Schwartz ("BLS") owned or controlled 50% of K&F's capital stock and had the right to designate a majority of K&F's board of directors. Mr. B. Schwartz currently serves as the Chairman of K&F's board of directors. We entered into an agreement with Mr. B. Schwartz whereby Mr. B. Schwartz was entitled to the full and exclusive use of K&F's leased 1988 Gulfstream G-IV aircraft from the date of the closing of the Acquisition to November 3, 2005, provided that either K&F or Mr. B. Schwartz may terminate the agreement as of an earlier date under certain circumstances. Mr. B. Schwartz was responsible for all fees and expenses related to the use of the airplane, including lease payments, salaries and benefits for the flight crew, severance payments due at the termination of the lease, repairs, maintenance and insurance. Mr. B. Schwartz is also obligated to indemnify K&F and its directors, officers and affiliates for any losses incurred by any of them due to his use of the airplane during the term of the agreement. The agreement was terminated in May 2005.

        Mr. B. Schwartz is also Chairman of the Board and Chief Executive Officer of Loral Space & Communications Ltd., or Loral Space. K&F reimburses Loral Space for rent and certain other services. The related charges agreed upon were established to reimburse Loral Space for actual costs incurred without profit or fee. K&F believes this arrangement is as favorable to the Company as could have been obtained from unaffiliated parties. Payments to Loral Space were $0.3 million, $0.4 million and $0.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        The Company had an Advisory Agreement with BLS which provided for the payment of an aggregate of $200,000 per month of compensation to BLS and persons or expenses designated by him. Such agreement was terminated upon consummation of the Acquisition.

        The Company had a bonus plan pursuant to which the Company's Board of Directors awarded bonuses to BLS ranging from 5% to 10% of earnings in excess of $50 million before interest, taxes and amortization. The bonus payable to Bernard L. Schwartz for the year ended December 31, 2004 has not been determined and is not calculable as of the latest practicable date prior to the filing of this Annual Report on Form 10-K. The Company shall disclose the bonus paid for this period in its next Annual Report on Form 10-K. Bonuses earned under this plan were $2.7 million and $4.8 million for the years ended December 31, 2003 and 2002, respectively. This plan was terminated upon consummation of the Acquisition.

Commitment Fee

        Cerberus Capital Management, L.P. the holder of 89.2% of K&F Parent's senior preferred stock, delivered a commitment letter to K&F Parent, in connection with its proposed purchase of K&F Parent's senior preferred stock. Approximately $2.8 million was paid to Cerberus Capital on the closing date of the Acquisition, pursuant to the commitment letter.

Purchasers of 7 3/4% Notes

        Mr. B. Schwartz, Mr. K. Schwartz, Mr. Kisner and certain of their family members and affiliates, and Mr. Charles acquired an aggregate of $31.1 million in principal amount of the 7 3/4% Notes from the initial purchasers of such notes.

Management Services Agreement

        In connection with the Acquisition, the Company entered into a management services agreement with Aurora Management Partners LLC, an affiliate of Aurora Capital Group, for management and financial advisory services to be provided to us and our subsidiaries. Pursuant to this agreement, subject to certain conditions, we will pay an annual management fee to Aurora Management Partners of $1.0 million and will reimburse its out-of-pocket expenses. If we consummate any significant acquisition or disposition, Aurora Management Partners will be entitled to receive a fee from us for investment banking services in connection with the transaction. The fee is equal to up to 2% of the transaction consideration (including debt assumed and current assets retained). Aurora Management Partners also received a one-time transaction fee of $11.4 million in addition to reimbursement of $1.4 million in expenses at consummation of the Transactions.

Lehman Brothers

        Pursuant to a financial advisory agreement between Lehman Brothers Inc. ("Lehman Brothers") and the Company, Lehman Brothers acted as exclusive financial adviser to the Company and the Company agreed to pay Lehman Brothers customary fees for services when rendered. This financial advisory agreement was terminated upon consummation of the Acquisition. During the period November 18, 2004 through December 31, 2004 and for the year ended December 31, 2002, the Company paid Lehman Brothers $3.5 million and $6.3 million for underwriting discounts and commissions in connection with the issuance of the 7 3/4 Notes and the 9 5/8% Notes, respectively. During the period November 18, 2004 through December 31, 2004, the Company also paid Lehman Brothers $5.2 million in connection with the New Credit Facility and an interim credit facility. During the period January 1, 2004 through November 17, 2004 and for the year ended December 31, 2003, no amounts were paid under this agreement. Affiliates of Lehman Brothers owned 50% of the outstanding capital stock of the Company prior to the Acquisition.

17.    Segments

        The Company's activities are conducted through its two wholly owned subsidiaries, Aircraft Braking Systems and Engineered Fabrics, each considered an operating segment. Aircraft Braking Systems manufactures aircraft wheels, brakes and brake control systems. Engineered Fabrics manufactures aircraft fuel tanks and iceguards and various other products from coated fabrics. The accounting policies of the subsidiaries are the same as those described in the summary of significant accounting policies. Both subsidiaries are managed separately due to different products, technology and marketing strategies. The Company evaluates performance of the subsidiaries based on profits from operations before interest, income taxes and extraordinary charges ("Operating Profits").

        K&F has no independent assets or operations, and its obligations under the 7 3/4% Notes are fully and unconditionally guaranteed by all of K&F's domestic subsidiaries, on a joint and several basis. As almost all of the Company's revenues and profits are derived from the subsidiaries which guarantee the

7 3/4% Notes, the other subsidiaries of K&F, which are foreign subsidiaries, are not material to the Company.

        The following represents financial information about the Company's segments:

			Year Ended December 31,
	November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004
			2003	2002
		(Predecessor)	(Predecessor)	(Predecessor)
Sales:
Aircraft Braking Systems	$46,005,000	$247,843,000	$287,522,000	$301,408,000
Engineered Fabrics	7,443,000	52,025,000	55,296,000	47,241,000

	53,448,000	$299,868,000	$342,818,000	$348,649,000

Operating Profits:
Aircraft Braking Systems	$11,582,000	$73,861,000	$87,824,000	$80,871,000
Engineered Fabrics	822,000	7,890,000	7,483,000	4,186,000
Transaction expenses	5,350,000	101,533,000	—	—

Operating income (loss)	7,054,000	(19,782,000)	95,307,000	85,057,000
Interest expense, net	6,410,000	34,287,000	44,186,000	26,194,000

Income (loss) before income taxes	$644,000	$(54,069,000)	$51,121,000	$58,863,000

Depreciation and Amortization:
Aircraft Braking Systems	$2,522,000	$9,557,000	$11,189,000	$11,077,000
Engineered Fabrics	388,000	910,000	1,011,000	935,000

	$2,910,000	$10,467,000	$12,200,000	$12,012,000

Capital Expenditures:
Aircraft Braking Systems	$1,464,000	$2,539,000	$4,734,000	$3,487,000
Engineered Fabrics	346,000	353,000	729,000	591,000

Total segments	1,810,000	2,892,000	5,463,000	4,078,000
Corporate	—	10,000	5,000	6,000

	$1,810,000	$2,902,000	$5,468,000	$4,084,000

	December 31,
	2004	2003	2002
		(Predecessor)	(Predecessor)
Total Assets:
Aircraft Braking Systems	$1,183,123,000	$348,609,000	$346,956,000
Engineered Fabrics	133,750,000	60,593,000	60,034,000

	$1,316,873,000	$409,202,000	$406,990,000

        The following reconciles the total assets for the reportable segments to the Company's consolidated assets:

	December 31,
	2004	2003	2002
		(Predecessor)	(Predecessor)
Total Assets:
Total assets for reportable segments	$1,316,873,000	$409,202,000	$406,990,000
Debt issuance costs not allocated to segments	28,768,000	8,168,000	10,645,000
Corporate assets	4,264,000	1,364,000	1,801,000
Income taxes receivable not allocated to segments	—	851,000	2,609,000

Consolidated Total	$1,349,905,000	$419,585,000	$422,045,000

        The following represents the Company's total sales by products:

			Year Ended December 31,
	November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004
			2003	2002
		(Predecessor)	(Predecessor)	(Predecessor)
Braking systems	$46,005,000	$247,843,000	$287,522,000	$301,408,000
Fuel tanks	5,054,000	40,720,000	39,881,000	37,845,000
Other	2,389,000	11,305,000	15,415,000	9,396,000

	$53,448,000	$299,868,000	$342,818,000	$348,649,000

        The following represents sales by geographic location:

			Year Ended December 31,
	November 18, 2004 Through December 31, 2004	January 1, 2004 Through November 17, 2004
			2003	2002
		(Predecessor)	(Predecessor)	(Predecessor)
Sales:
United States	$31,681,000	$176,107,000	$208,408,000	$207,107,000
Europe	11,988,000	60,191,000	67,859,000	69,210,000
Asia	3,658,000	33,008,000	37,519,000	40,018,000
North America	2,197,000	22,690,000	21,081,000	20,287,000
South America	3,510,000	6,119,000	5,815,000	9,658,000
Australia	414,000	1,753,000	2,136,000	2,369,000

	$53,448,000	$299,868,000	$342,818,000	$348,649,000

        Sales are attributed to geographic location based on the location of the customer. Long-lived assets held outside of the United States were $284,000 and $323,000 as of December 31, 2004 and 2003, respectively.

        The U.S. government accounted for approximately 23%, 26% and 26% of the Company's total sales for the years ended December 31, 2004, 2003 and 2002, respectively. No other customer accounted for more than 10% of total sales.

18.    Subsequent Event (Unaudited)

        On May 4, 2005, the board of directors approved the 2004 bonus of $1.8 million to Bernard L. Schwartz. See Note 16.

Offer To Exchange
All Our Outstanding 7 3/4% Senior Subordinated Notes Due 2014
For Our New 7 3/4% Senior Subordinated Notes Due 2014
Which Have Been Registered Under the Securities Act

PROSPECTUS
May 6, 2005

DEALER PROSPECTUS DELIVERY REQUIREMENTS

        Until August 4, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        All tendered original notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

        The exchange agent for the exchange offer is

        U.S. BANK NATIONAL ASSOCIATION

        By Facsimile:

        (651) 495-8158

For confirmation of receipt of fax, please include a telephone number where you can be reached with your transmittal. If there is no telephone number indicated on the transmittal, the assumption will be that no return call is requested.

        By Overnight Courier, Registered/Certified Mail or Hand Delivery:

        U.S. Bank National Association
U.S. Bank West Side Flats Operation Center
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Specialized Finance

        Telephone: (800) 934-6802

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to Section 102(b)(7) of the DGCL, the Certificate of Incorporation of the Registrant provides that the directors of the Registrant, individually or collectively, shall not be held personally liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as directors. The by-laws of the Registrant provide for indemnification of its officers and directors to the full extent authorized by law.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit Number	Description of Exhibit
2.1	Stock Purchase Agreement dated as of October 15, 2004, entered into by and among K&F Parent, Inc. (formerly AAKF Acquisition, Inc.) K&F Industries, Inc. and the stockholders of K&F Industries(1).
3.1*	Amended and Restated Certificate of Incorporation of the Registrant.
3.2	Amended and Restated By-Laws of the Registrant(2).
3.3**	Certificate of Incorporation of Aircraft Braking Systems Corporation.
3.4**	Certificate of Amendment of Certificate of Incorporation of Aircraft Braking Systems Corporation.
3.5**	By-Laws of Aircraft Braking Systems Corporation.
3.6**	Certificate of Incorporation of Aircraft Braking Services, Inc.
3.7**	Certificate of Amendment of Certificate of Incorporation of Aircraft Braking Services, Inc.
3.8**	Certificate of Amendment of Amended Certificate of Incorporation of Aircraft Braking Services, Inc.
3.9**	By-Laws of Aircraft Braking Services, Inc.
3.10**	Certificate of Incorporation of Engineered Fabrics Corporation.
3.11**	By-Laws of Engineered Fabrics Corporation.
4.1	Indenture dated as of October 15, 1997 for the 9 1/4% Senior Subordinated Notes between the Registrant and U.S. Bank National Association (successor to State Street Bank and Trust Company), as Trustee(3).
4.2*	Supplemental Indenture dated as of November 8, 2004 for the 9 1/4% Senior Subordinated Notes between the Registrant and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as Trustee.
4.3	Indenture dated as of December 20, 2002 for the 9 5/8% Senior Subordinated Notes between the Registrant and U.S. Bank National Association (successor to State Street Bank and Trust Company), as Trustee(4).
4.4*	Supplemental Indenture dated as of November 8, 2004 for the 9 5/8% Senior Subordinated Notes between the Registrant and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as Trustee.
4.5	Indenture dated as of November 18, 2004 between K&F Acquisition, Inc., and U.S. Bank National Association, as Trustee(1).

4.6*	First Supplemental Indenture dated as of November 18, 2004 between the Registrant and U.S. Bank National Association, as Trustee
4.7*	Second Supplemental Indenture dated as of November 18, 2004 among Aircraft Braking Systems Corporation, Engineered Fabrics Corporation, Aircraft Braking Services, Inc. and U.S. Bank National Association, as Trustee.
5.1*	Opinion of Gibson Dunn & Crutcher
10.1*	Employment Agreement dated as of November 15, 2004 between the Registrant and Bernard L. Schwartz.
10.2*	Employment Agreement dated as of November 15, 2004 between the Registrant and Kenneth Schwartz.
10.3*	Employment Agreement dated as of November 9, 2004 between the Registrant and Dirkson R. Charles.
10.4*	Employment Agreement dated as of November 18, 2004 between the Registrant and Ronald Kisner.
10.5*	Employment Agreement dated as of November 18, 2004 between the Registrant and Frank P. Crampton.
10.6*	Management Services Agreement dated as of November 18, 2004 by and among K&F Parent, Registrant and Aurora Management Partners LLC
10.7*	Airplane Use and Reimbursement Agreement dated as of November 18, 2004 by and between the Registrant and Bernard L. Schwartz.
10.8	Credit Agreement, dated as of November 18, 2004, among K&F Intermediate Holdco, Inc., a Delaware corporation, K&F Acquisition, Inc., a Delaware corporation as Borrower, the several banks and other financial institutions or entities from time to time parties to this Agreement as the Lenders, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as Advisors, J.P. Morgan Securities Inc., as Syndication Agent, Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc., as Co-Documentation Agents and Lehman Commercial Paper Inc., as Administrative Agent(1).
10.9	K&F Industries, Inc. Retirement Plan for Salaried Employees(5).
10.10	K&F Industries, Inc. Savings Plan for Salaried Employees(5)
10.11	K&F Industries, Inc. Executive Deferred Bonus Plan(4).
10.12	K&F Industries, Inc. Supplemental Executive Retirement Plan(4).
10.13	Registration Rights Agreement, dated as of November 18, 2004 by and among K&F Acquisition, Lehman Brothers Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc., and J.P. Morgan Securities Inc(1).
10.14	K&F Industries, Inc. Supplemental Executive Retirement Plan, as amended(4)
10.15**	K&F Parent, Inc. 2004 Stock Incentive Plan.
10.16**	Form of Management Non-Qualified Option Agreement pursuant to the K&F Parent, Inc. 2004 Stock Incentive Plan.
10.17**	Form of Management Incentive Option Agreement pursuant to the K&F Parent, Inc. 2004 Stock Incentive Plan.
10.18**	Form of Management Non-Qualified Aurora Advisor Option Agreement pursuant to the K&F Parent, Inc. 2004 Stock Incentive Plan.
10.19**	Form of Management Non-Qualified Director Option Agreement pursuant to the K&F Parent, Inc. 2004 Stock Incentive Plan.
10.20**	Consulting Agreement dated as of February 14, 2005 by and between Bernard L. Schwartz and the Registrant.
12.1	Statement regarding computation of ratio of earnings to fixed charges(7).
21.1	Subsidiaries of the Registrant(6).
23.1**	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1**	Powers of Attorney (included as part of the signature pages to this registration statement).
25.1*	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as Trustee under the Indenture
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*
Previously filed

**
Filed herewith

(1)
Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated November 23, 2004 and incorporated herein by reference.

(2)
Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, No. 333-40977 and incorporated herein by reference.

(3)
Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

(4)
Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, No. 333-102658 and incorporated herein by reference.

(5)
Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1, No. 33-47028 and incorporated herein by reference.

(6)
Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.

(7)
Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

(b)
Financial Statements and Schedules.

          None.

  (c)
  Reports, Opinions or Appraisals.

          None.

Item 22. Undertakings

        The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 6, 2005.

K&F INDUSTRIES, INC.
By:	/s/ KENNETH M. SCHWARTZ Kenneth M. Schwartz, Chief Executive Officer, President and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ KENNETH M. SCHWARTZ Kenneth M. Schwartz	Chief Executive Officer, President and Director (Principal Executive Officer)	May 6, 2005
/s/ DIRKSON R. CHARLES Dirkson R. Charles	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 6, 2005
* Bernard L. Schwartz	Chairman of the Board	May 6, 2005
* Lawrence A. Bossidy	Director	May 6, 2005
* Gerald L. Parsky	Director	May 6, 2005
* John T. Mapes	Director	May 6, 2005
* Dale F. Frey	Director	May 6, 2005
* Thomas A. Johnson	Director	May 6, 2005
*By:	/s/ KENNETH M. SCHWARTZ Kenneth M. Schwartz	Attorney-in-Fact	May 6, 2005

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 6, 2005.

AIRCRAFT BRAKING SYSTEMS CORPORATION
By:	/s/ KENNETH M. SCHWARTZ Kenneth M. Schwartz, Vice President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kenneth M. Schwartz and Ronald H. Kisner, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional shares of common stock, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ KENNETH M. SCHWARTZ Kenneth M. Schwartz	Director and Vice President (Principal Executive Officer)	May 6, 2005
/s/ RICHARD W. JOHNSON Richard W. Johnson	Director and Senior Vice President, Finance and Administration (Principal Financial and Accounting Officer)	May 6, 2005
/s/ BERNARD L. SCHWARTZ Bernard L. Schwartz	Director	May 6, 2005
/s/ RONALD H. KISNER Ronald H. Kisner	Director	May 6, 2005

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 6, 2005.

ENGINEERED FABRICS CORPORATION
By:	/s/ JOHN A. SKUBINA John A. Skubina, President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kenneth M. Schwartz and Ronald H. Kisner, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional shares of common stock, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ JOHN A. SKUBINA John A. Skubina	Director and President (Principal Executive Officer)	May 6, 2005
/s/ DIRKSON R. CHARLES Dirkson R. Charles	Director and Treasurer (Principal Financial and Accounting Officer)	May 6, 2005
/s/ BERNARD L. SCHWARTZ Bernard L. Schwartz	Director	May 6, 2005
/s/ RONALD H. KISNER Ronald H. Kisner	Director and Secretary	May 6, 2005

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 6, 2005.

AIRCRAFT BRAKING SERVICES, INC.
By:	/s/ KENNETH M. SCHWARTZ Kenneth M. Schwartz, President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kenneth M. Schwartz and Ronald H. Kisner, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional shares of common stock, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ KENNETH M. SCHWARTZ Kenneth M. Schwartz	President and Director (Principal Executive Officer)	May 6, 2005
/s/ DIRKSON R. CHARLES Dirkson R. Charles	Director and Treasurer (Principal Financial and Accounting Officer)	May 6, 2005
/s/ BERNARD L. SCHWARTZ Bernard L. Schwartz	Director	May 6, 2005
/s/ RONALD H. KISNER Ronald H. Kisner	Director and Secretary	May 6, 2005

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OTHER REGISTRANTS
TABLE OF CONTENTS
Cautionary Statement Regarding Forward-Looking Statements
Industry Data
SUMMARY
K&F Industries, Inc.
Aircraft Braking Systems
Engineered Fabrics
Our Strategy
Competitive Strengths
The Transactions
Recent Developments
Aurora Capital Group
Additional Information
The Exchange Offer
The Exchange Notes
Summary Historical Consolidated Financial Information
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Year Ended December 31, 2004
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
THE EXCHANGE OFFER
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Program Lifecycle Stages
THE ACQUISITION
MANAGEMENT
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
K & F INDUSTRIES, INC. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
K & F INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
K&F INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
K&F INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
K&F INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
K&F INDUSTRIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY